      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996

                                                       REGISTRATION NO. 333-3890
                                                    REGISTRATION NO. 333-3890-01

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

HIGHWOODS PROPERTIES, INC.     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

     (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE GOVERNING
                                   DOCUMENTS)

             MARYLAND                              NORTH CAROLINA

     (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION OF EACH
                                  REGISTRANT)

            56-1871668                               56-1869557
(I.R.S. EMPLOYER IDENTIFICATION NO.)    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              3100 SMOKETREE COURT
                                   SUITE 600
                         RALEIGH, NORTH CAROLINA 27604
                                 (919) 872-4924
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          RONALD P. GIBSON, PRESIDENT
                           HIGHWOODS PROPERTIES, INC.
                        3100 SMOKETREE COURT, SUITE 600
                         RALEIGH, NORTH CAROLINA 27604
                                 (919) 872-4924
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              COPIES TO:
       BRAD S. MARKOFF, ESQ.             CATHERINE S. GALLAGHER, ESQ.
SMITH HELMS MULLISS & MOORE, L.L.P.         ANDREWS & KURTH L.L.P.
       316 W. EDENTON STREET            1701 PENNSYLVANIA AVENUE, N.W.
   RALEIGH, NORTH CAROLINA 27603            WASHINGTON, D.C. 20006
           (919) 755-8700                       (202) 662-2700


      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                                                      PROPOSED MAXIMUM
                   TITLE OF EACH CLASS BEING REGISTERED(1)                      AGGREGATE OFFERING PRICE(2)
Highwoods Properties, Inc.
  Common Stock, $.01 par value(4)..........................................
  Preferred Stock, $.01 par value..........................................
                                                                                        $650,000,000
  Depositary Shares(5).....................................................

  Guarantees(7)............................................................
Highwoods/Forsyth Limited Partnership
  Non-convertible Debt Securities..........................................             $350,000,000
                                                                                         AMOUNT OF
                   TITLE OF EACH CLASS BEING REGISTERED(1)                          REGISTRATION FEE(3)
Highwoods Properties, Inc.
  Common Stock, $.01 par value(4)..........................................
  Preferred Stock, $.01 par value..........................................
                                                                                        $224,138(6)
  Depositary Shares(5).....................................................

  Guarantees(7)............................................................
Highwoods/Forsyth Limited Partnership
  Non-convertible Debt Securities..........................................             $120,690(8)

(1) This Registration Statement also covers contracts that may be issued by the registrants under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock covered hereby.
(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(4) Highwoods Properties, Inc. (the "Company") also registers hereunder an indeterminate number of shares of Common Stock that may be issued upon conversion of Preferred Stock or Depositary Shares registered hereunder. No separate consideration will be received for Common Stock as may from time to time be issued upon conversion of Preferred Stock on Depositary Shares.
(5) To be represented by Depositary Receipts representing an interest in all or a specified portion of a share of Preferred Stock.
(6) $103,449 of this fee was previously paid.

(7) Debt Securities issued by Highwoods/Forsyth Limited Partnership may be accompanied by a Guarantee to be issued by the Company. No separate consideration will be received for any Guarantee.

(8) $103,449 of this fee was previously paid.
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text is as follows:)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR
QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                             SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 3, 1996 PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE    , 1996)

                               10,000,000 SHARES        (Highwoods Logo)
                                  COMMON STOCK

     Highwoods Properties, Inc. ("Highwoods" or the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that owns and operates a portfolio of 102 suburban office properties and 98 industrial (including 62 service center) properties located in Raleigh-Durham, Winston-Salem, Greensboro and Charlotte, North Carolina; Nashville, Tennessee; and Richmond, Virginia. The Company is the largest full service public real estate company in North Carolina. The Company has entered into a merger agreement with Crocker Realty Trust, Inc. ("Crocker") pursuant to which Highwoods will acquire Crocker's 58 suburban office properties and 12 service center properties located in the Southeastern United States (the "Merger"). Assuming consummation of the Merger, which is expected to occur in the third quarter of 1996, Highwoods will become one of the largest full service real estate operating companies in the Southeast, specializing in the ownership, management, acquisition and development of suburban office and industrial properties.

     All of the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HIW." On May 31, 1996, the last reported sale price of the Common Stock on the NYSE was $29 3/8. See "Price Range of Common Stock and Distribution History."

     SEE "RISK FACTORS" BEGINNING ON PAGE S-12 HEREIN AND ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

[CAPTION]

                                                                PRICE TO                UNDERWRITING              PROCEEDS TO
                                                                 PUBLIC                 DISCOUNT(1)                COMPANY(2)
Per Share...........................................
Total (3)...........................................

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses payable by the Company of $        .

(3) The Company has granted the Underwriters an option to purchase up to an additional 1,500,000 shares of Common Stock to cover over-allotments. If all of such shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $      , $       and $        ,
    respectively. See "Underwriting."

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common
Stock offered hereby will be made in New York, New York on or about       ,
1996.

MERRILL LYNCH & CO.

        DEAN WITTER REYNOLDS INC.

               MORGAN STANLEY & CO.
                      INCORPORATED

                         PAINEWEBBER INCORPORATED

                             PRUDENTAL SECURTES INCORPORATED

                                  THE ROBINSON-HUMPHREY COMPANY, INC.

                                                      SCOTT & STRINGFELLOW, INC.

            The date of this Prospectus Supplement is       , 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             (Photos appear here)

                             (Photos appear here)

                         PROSPECTUS SUPPLEMENT SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND THE FINANCIAL INFORMATION AND STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM
(I) "COMPANY" OR "HIGHWOODS" SHALL MEAN HIGHWOODS PROPERTIES, INC., PREDECESSORS OF HIGHWOODS PROPERTIES, INC. AND THOSE ENTITIES OWNED OR CONTROLLED BY HIGHWOODS PROPERTIES, INC., INCLUDING HIGHWOODS/FORSYTH LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), (II) "CROCKER" SHALL MEAN CROCKER REALTY TRUST, INC., ITS PREDECESSORS AND THOSE ENTITIES OWNED OR CONTROLLED BY CROCKER, (III) "HIGHWOODS PROPERTIES" SHALL MEAN THE 102 SUBURBAN OFFICE AND 98 INDUSTRIAL (INCLUDING 62 SERVICE CENTER) PROPERTIES OWNED BY THE COMPANY, (IV) "CROCKER PROPERTIES" SHALL MEAN THE 58 SUBURBAN OFFICE AND 12 SERVICE CENTER PROPERTIES OWNED BY CROCKER AND (V) "PROPERTIES" SHALL MEAN THE HIGHWOODS PROPERTIES AND THE CROCKER PROPERTIES COMBINED. ALL INFORMATION ABOUT THE PROPERTIES AS OF MARCH 31, 1996 INCLUDES THE SEVEN PROPERTIES ACQUIRED BY THE COMPANY ON APRIL 1, 1996 FROM EAKIN & SMITH, INC. AND THEIR AFFILIATES ("EAKIN & SMITH") AND EXCLUDES INFORMATION ABOUT TWO PROPERTIES PLACED IN SERVICE BY THE COMPANY AFTER MARCH 31, 1996.

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed REIT that owns and operates a portfolio of 200 properties (the "Highwoods Properties") located in Raleigh-Durham (the "Research Triangle"), Winston-Salem/Greensboro (the "Piedmont Triad") and Charlotte, North Carolina; Nashville, Tennessee; and Richmond, Virginia. The Highwoods Properties consist of 102 suburban office properties and 98 industrial (including 62 service center) properties, contain an aggregate of approximately 10.3 million rentable square feet and are leased to approximately 1,100 tenants. At March 31, 1996, the Highwoods Properties were 94% leased. The Company also owns approximately 215 acres of land for future development. All of the development land is zoned and available for office and industrial development, 178 acres of which have utility infrastructure already in place. The Company conducts substantially all of its activities through, and all of its properties are held directly or indirectly by, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"), of which the Company is the sole general partner.

     The Company has entered into a merger agreement with Crocker Realty Trust, Inc. ("Crocker") pursuant to which Highwoods will acquire Crocker's 58 suburban office properties and 12 service center properties (the "Crocker Properties"), which are located in 15 markets throughout the Southeastern United States (the "Merger"). Assuming consummation of the Merger, which is expected to occur in the third quarter of 1996, Highwoods will own an aggregate of 270 suburban office and industrial properties, containing 15.9 million rentable square feet, thereby becoming one of the largest full service real estate operating companies in the Southeast, specializing in the ownership, management, acquisition and development of suburban office and industrial properties. The Company believes that the Merger provides Highwoods a unique investment opportunity for future growth by allowing the Company to expand and diversify its operations to growth-oriented markets throughout the Southeast.

BUSINESS STRATEGY

     Since becoming a public company in June 1994, it has been Highwoods' strategy to:

     (Bullet) Diversify its initial suburban office portfolio to include industrial and service center properties;

     (Bullet) Expand its geographical presence to selected Southeastern markets with growth and demographic characteristics similar to its existing markets;

     (Bullet) Effectively manage growth through the acquisition of management expertise along with additional properties;

     (Bullet) Maintain a flexible and conservative capital structure; and

     (Bullet) Build an efficient, customer service-oriented regional organization.

     DIVERSIFY PRODUCT TYPE. The Company's strategy has been to assemble a portfolio of properties that enable it to offer buildings with a variety of cost, tenant finish and amenity choices that satisfy the facility needs of a wide range of tenants seeking commercial space. This strategy led, in part, to the Company's initial combination with Forsyth Properties, Inc. in February 1995 (the "Forsyth Transaction"), which added a diverse mix of industrial and service center properties (as well as additional office properties) to its existing suburban office portfolio. The Company seeks to acquire suburban office and industrial properties at prices below replacement cost that offer attractive returns, including acquisitions of underperforming, high quality assets in situations offering opportunities for the Company to improve such assets' operating performance. The Company will also continue to engage in the selective development of suburban office and industrial projects, primarily in suburban business parks, and intends to focus on build-to-suit projects and projects where the Company has identified sufficient demand. The Company also believes that its 215 acres of development land should provide it with a competitive advantage in its future development activities.

     EXPANSION OF GEOGRAPHIC FOCUS. The Company has sought to increase the size of its portfolio by investing in markets that, like the Research Triangle, have strong demographic and economic characteristics. This strategy was also a major reason for the Forsyth Transaction, which broadened the Company's focus from beyond the Research Triangle to the Piedmont Triad and Charlotte areas of North Carolina, and led to the Company acquiring substantial portfolios in Richmond, Virginia and Nashville, Tennessee. The Company believes that the properties located in these markets have the potential over the long term to provide investment returns that exceed national averages. Each of the Company's existing markets has experienced strong employment, population and household formation growth over the past five years and is expected to continue to demonstrate strong growth over the next five years.

     The Merger is a logical extension of the Company's expansion strategy. The Crocker Properties are located in four of the Company's existing markets and 11 other Southeastern markets with similar characteristics, including favorable employment, population and household formation growth and favorable suburban office and industrial supply and demand conditions when compared to national averages. The Merger would allow the Company to build upon its positions in its current markets and to establish an immediate presence in 11 additional markets located throughout the Southeast.

     MANAGED GROWTH STRATEGY. The Company's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators with less local experience, particularly with regard to site selection, market information and clients. Through the Forsyth Transaction and its subsequent business combinations with Ross-Kreckman in July 1995 and with Eakin & Smith in April 1996 (the "Eakin & Smith Transaction"), the Company was able to diversify its portfolio and to expand its geographic focus to include the three major North Carolina markets, as well Richmond, Virginia and Nashville, Tennessee. In each of these transactions, the Company was able to maintain its localized approach to real estate by combining with local real estate operators with many years of development and management experience in their respective markets. In each of these new markets, the Company has established local offices containing separate operating divisions staffed by experienced local operators. Upon consummation of the Merger the Company will add an additional 11 markets with property-level management in place. The Company would also continue to employ substantially all of Crocker's senior property level managers who are experienced with the real estate operations of the properties and the local real estate market. The Company would also employ four of Crocker's regional managers who will continue to serve the Company in that capacity. With the addition of these key Crocker employees, the Company believes that upon consummation of the Merger, approximately 85% of its portfolio will be managed and leased on a day-to-day basis by personnel that have previously managed, leased or developed the properties for which they are or will be responsible. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Company is committed to maintaining a flexible and conservative capital structure that: (i) will allow it to grow through development and acquisition opportunities, (ii) provides access to the capital markets on favorable terms and (iii) promotes future earnings growth.

     Over the past year, the Company has concentrated on enhancing its financial flexibility by improving its capital structure. The Company completed an equity offering in August 1995 of 4,774,989 shares of Common Stock at a public offering price of $24.50 per share, which raised net proceeds of approximately $110 million. Proceeds from the equity offering were used to pay down existing indebtedness and repay interim debt. In March 1996, the Company expanded and converted its $80 million secured line of credit to a $140 million unsecured line of credit with NationsBank, First Union National Bank of North Carolina and Wachovia Bank of North Carolina. In connection with the Merger, the Company has obtained a commitment from NationsBank and First Union National Bank of North Carolina to replace the current line of credit with a new $250 million unsecured facility. See "Recent Developments -- Financing Activities and Liquidity." The Company believes that these efforts as well as this Offering demonstrate the Company's intention to maintain a flexible and conservative capital structure.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED REGIONAL ORGANIZATION. The Company provides a complete line of real estate services to its tenants and third parties. The Company believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Company's capabilities and resources, particularly its in-house leasing and third-party brokerage services, provides it with market information not generally available and gives the Company increased access to development, acquisition and management opportunities. The Company believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

                              RECENT DEVELOPMENTS

PENDING ACQUISITION OF CROCKER REALTY TRUST, INC.

     GENERAL. On April 29, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crocker Realty Trust, Inc. As a result of the Merger, Highwoods will acquire 58 suburban office properties and 12 service center properties located in 15 Southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at March 31, 1996, were 95% leased. For a description of the properties to be acquired in the Merger, see "Business and Properties -- The Crocker Properties."

     Through the Merger, the Company will establish itself as one of the largest real estate operating companies in the Southeastern United States, specializing in the ownership, management, acquisition and development of suburban office and industrial properties. Upon consummation of the Merger, the Company will have offices in North Carolina's three major markets, the Research Triangle, the Piedmont Triad and Charlotte; as well as in Richmond, Virginia; Nashville and Memphis, Tennessee; and Boca Raton, Florida. Following the Merger, the Company will own 160 suburban office properties and 110 industrial (including 74 service center) properties (the "Properties"), totaling 15.9 million rentable square feet. At March 31, 1996, the Properties were 94% leased.

     Under the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Crocker in exchange for a cash payment of $11.02 per share, subject to certain adjustments. Based on Crocker's 26,981,087 shares of outstanding capital stock at May 31, 1996, the purchase price will total approximately $297 million. In addition, the Company will cash out certain existing options and warrants to purchase Crocker common stock for an estimated $4.2 million and assume approximately $240 million of Crocker's currently outstanding indebtedness, having a weighted average interest rate of 8.6%. In connection with the Merger, the Company has also entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with AP CRTI Holdings, L. P. (an affiliate of Apollo Real Estate Advisors), AEW Partners, L.P. (an investment partnership advised by Aldrich Eastman Waltch), and Crocker's three senior executives (Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko), who together own approximately 83% of Crocker's outstanding common stock (collectively, the "Crocker Selling Stockholders"), which obligates such stockholders to sell their shares to the Company at a cash price of $11.02, subject to the same adjustments as required under the Merger Agreement. The approximately $247 million purchase price of such shares is part of the total approximately $297 million purchase price for all of Crocker's outstanding shares. The Merger Agreement and the Stock Purchase Agreement may be terminated by the respective parties only in certain limited circumstances. In addition, under the terms of the Merger Agreement, certain specified assets and liabilities of Crocker will not be acquired by the Company. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

     MANAGEMENT OF CROCKER PROPERTIES. Upon completion of the Merger
(or if earlier, June 30, 1996), Crocker's three senior officers, Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko, will resign as officers and directors of Crocker. See "Risks Factors -- Risks
Associated with Rapid Growth." Following the consummation of the Merger, Highwoods will retain the services of several key Crocker employees who will be responsible for managing a significant portion of the Crocker Properties, including Thomas F. Cochran who will manage the Company's business in Charlotte, North Carolina, Greenville, South Carolina, and Atlanta, Georgia; Michael E. Harris, who will be responsible for the management of the properties in the Memphis, Tennessee area; Scott I. Peek, Jr., who will manage the Company's business in the Tampa, Orlando and Jacksonville, Florida areas and Timothy F. Vallace, who will manage the Boca Raton area properties. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc." and
" -- Organizational Changes."

EAKIN & SMITH TRANSACTION

     On April 1, 1996, the Company completed a merger with Eakin & Smith and its affiliates ("Eakin & Smith") combining their property portfolios, management teams and business operations. Through the combination, the Company succeeded to the ownership of seven suburban office buildings totaling 848,000 square feet, a 103,000-square foot suburban office development project, 18 acres of development land and Eakin & Smith's brokerage and property management operations. All the properties and development land are located in Nashville, Tennessee. At March 31, 1996, the properties acquired in the Eakin & Smith Transaction were 97% leased.

     The aggregate cost to the Company of the Eakin & Smith Transaction, assuming the completion of the in-process development project, was approximately $98.5 million payable through the issuance of 537,138 limited partnership units ("Units") of the Operating Partnership and 489,421 shares of the Common Stock, the assumption of $37 million of indebtedness (with a weighted average fixed rate of 8.0%), and cash payments of approximately $33 million. The aggregate cost excludes deferred payments totaling 54,056 shares of Common Stock, which are attributable to Eakin & Smith's brokerage and property management operation; the payments will be made over a four-year period provided certain annual operating measurements are achieved.

     As part of the Eakin & Smith Transaction, the three principals of Eakin & Smith, Inc. received options to purchase 105,000 shares of Common Stock at $27.50 per share. Such options vest in four equal annual installments beginning with the second anniversary of the date of grant. Such principals also received warrants to purchase 150,000 shares of Common Stock for $28.00 per share. In addition, John W. Eakin and Thomas S. Smith were added to the Company's Board of Directors.

DEVELOPMENT ACTIVITY

     The following table summarizes the three development projects placed in service by the Company during 1996:

                                                             RENTABLE         INITIAL
PROPERTY            PROPERTY TYPE     LOCATION              SQUARE FEET        COST
Hewlett Packard     Office            Piedmont Triad           15,000       $ 1,000,000
Global Software     Office            Research Triangle        92,700         7,500,000
Regency One         Industrial        Piedmont Triad          127,600         3,500,000
  Total                                                       235,300       $12,000,000

     The Company has eight suburban office properties and one industrial property under development totaling 791,000 square feet of space. The following table summarizes these projects:

                                                                                                  ESTIMATED
                                                     RENTABLE        ESTIMATED       PERCENT      COMPLETION
OFFICE PROPERTIES             LOCATION              SQUARE FEET        COST         PRELEASED        DATE
MSA                           Research Triangle        57,000       $ 6,200,000        100%          4Q96
Healthsource                  Research Triangle       180,000        14,400,000        100           4Q96
One Shockoe Plaza             Richmond                118,000        15,000,000        100           4Q96
Highwoods One                 Richmond                126,000        12,500,000          0           4Q96
Situs One                     Research Triangle        58,000         5,100,000         58           4Q96
Maryland Way                  Nashville               103,000        11,500,000         50           4Q96
Inacom                        Piedmont Triad           13,000           900,000        100           4Q96
North Park                    Research Triangle        40,000         4,000,000         40           1Q97
Total or Weighted Average                             695,000       $69,600,000         67%


INDUSTRIAL PROPERTY
Regency Two                   Piedmont Triad           96,000       $ 2,800,000         39%          4Q96
Total or Weighted Average                             791,000       $72,400,000         66%

     Following the Merger, the Company will continue Crocker's development of an approximately 81,000-square foot office building in Center Point Office Park in Columbia, South Carolina. Crocker owns the other office building in the park, which building was 100% leased at March 31, 1996. The total cost of the project is expected to be approximately $7.6 million, including the purchase of the land. Pursuant to a contract entered into with the contractor, the construction costs are fixed. The building is expected to be completed in the fourth quarter of 1996 and is approximately 50% pre-leased.

OTHER PENDING ACQUISITIONS

     The Company has entered into agreements to acquire two suburban office properties: one in Richmond, Virginia and the other in Nashville, Tennessee. The properties encompass 155,000 square feet in the aggregate and will be acquired at a total cost of $15.3 million. The purchase price will be funded through a $10.4 million cash payment and the assumption of a $4.9 million, 8.75% non-recourse mortgage loan. Additionally, the Company has entered into a letter of intent to acquire two suburban office properties totaling 224,000 square feet and three acres of land in Nashville and Charlotte in exchange for 305,438 Units and $5.7 million in cash.

FINANCING ACTIVITIES AND LIQUIDITY

     Set forth below is a summary description of the Company's recent financing activities:

     CREDIT FACILITY. In March 1996, the Company closed on a $140 million unsecured credit facility (the "Credit Facility"), which replaced an $80 million secured facility. The Credit Facility is with NationsBank, First Union National Bank of North Carolina and Wachovia Bank of North Carolina and requires monthly payment of interest and matures on September 30, 1999. The initial interest rate on the Credit Facility is LIBOR plus 150 basis points. The interest rate will adjust based on the Company's senior unsecured credit rating within a range of LIBOR plus 100 basis points to LIBOR plus 175 basis points. The replacement of the secured facility with the Credit Facility enhanced the Company's financial flexibility by releasing the liens on 24 properties with a book value of approximately $226 million.

     FINANCING OF THE EAKIN & SMITH TRANSACTION. The Company financed the Eakin & Smith Transaction through the issuance of 537,138 Units and 489,421 shares of Common Stock, the assumption of $37.0 million of mortgage indebtedness and a $26.6 million draw on the Credit Facility. The mortgage indebtedness assumed has an average fixed rate of approximately 8% and an average remaining life of approximately six years. Approximately $5.5 million of the mortgage indebtedness is fixed at a rate of 7.7% to the maturity date of the underlying debt through the use of an interest rate swap. Further, the Company entered into a five-year, $7.0 million interest rate swap agreement that commences in January 1997 and effectively fixes $7.0 million of the Company's variable rate debt at 8.0%.

     FINANCING OF THE PENDING MERGER. In connection with the Merger, the Company obtained a commitment from NationsBank and First Union National Bank of North Carolina for a $250 million revolving line of credit (the "Revolving Loan"). The Revolving Loan will replace the Credit Facility and will be used together with the proceeds from the Offering to fund the Merger.

     The Revolving Loan will be unsecured for the first nine months and will bear interest at a rate of LIBOR plus 150 basis points. After the initial nine-month period, the Revolving Loan will either convert to a secured loan with a maturity date two years from its closing date or to an unsecured loan maturing on July 31, 1999. The Revolving Loan will remain unsecured if the Company generates at least $300 million of net proceeds from equity offerings (including the proceeds from this Offering) during the initial nine-month period and meets certain covenants, including covenants relating to debt ratios, tangible net worth and interest coverage.

     If the Revolving Loan remains unsecured after the initial nine-month period, it would have an interest rate that ranged from LIBOR plus 100 basis points to LIBOR plus 175 basis points based on the Company's senior unsecured credit rating. If the loan converts to a secured facility, the Company will be required to pledge assets at least equal in value to 60% of the outstanding amount of the Revolving Loan and the interest rate will equal LIBOR plus 175 basis points.

     Also in connection with the Merger, the Company will assume approximately $239.5 million of indebtedness at an average rate of 8.57%. This indebtedness includes: (i) a $140 million mortgage note (the "Mortgage Note") with a fixed rate of 7.9% (ii) variable rate mortgage loans in the aggregate amount of $69.4 million with a weighted average interest rate of 9.4% at March 31, 1996 and
(iii) fixed rate mortgage loans in the amount of $30.1 million with a weighted average interest rate of 9.8%.

     The Company is currently considering various alternatives related to the $99.5 million of indebtedness to be assumed in the Merger other than the Mortgage Note. The Company may repay this indebtedness with the proceeds from the issuance of either senior unsecured debt or conventional mortgage debt. To limit its exposure to increasing interest rates, the Company has entered into a forward-starting $75 million interest rate swap agreement that commences on September 15, 1996. The interest rate swap matures on September 15, 2003 and will limit the Company's exposure to increases in interest rates on either $75 million of LIBOR based floating rate borrowings or $75 million of fixed rate debt issued in the future. Upon commencement of the interest rate swap, the Company will pay the counterparty a fixed rate of 7.02% while the counterparty will pay the Company an amount equal to 30-day LIBOR.

     PRO FORMA CAPITALIZATION. Assuming completion of the Offering and the Merger, the Company's pro forma debt as of March 31, 1996 would have totaled $531.3 million and would have represented 35% of total market capitalization (based on a stock price of $29 3/8). The Company's pro forma interest coverage ratio (defined as income before minority interest plus depreciation and amortization and interest expense divided by contractual interest expense) for the quarter ended March 31, 1996 would have equaled 2.95x.

ORGANIZATIONAL CHANGES

     On May 20, 1996, the Company announced certain changes to its organizational structure, which will allow the Company to utilize its existing senior management for overall leadership while taking advantage of certain members of Crocker's management to integrate Crocker into the Highwoods organization. These changes will provide property and market specific experience to the combined portfolio. The Company believes that upon the completion of the Merger, approximately 85% of its portfolio will be managed and leased on a day-to-day basis by personnel that have previously managed, leased or developed the properties for which they are responsible.

     In connection with the organizational changes, William T. Wilson, III was appointed to the newly created position of executive vice president and chief operating officer. Mr. Wilson will assume responsibility for all aspects of the Company's divisional operations and the Company's acquisition group. Prior to this appointment, he served as executive vice president and was responsible for the operations of the Forsyth division, which included the operations of the Piedmont Triad and Charlotte area properties. John E. Reece II will assume Mr. Wilson's responsibilities with respect to the Piedmont Triad area properties and will serve the Company as a vice president. Mr. Reece was previously responsible for the leasing, marketing and development activities of the Forsyth division. In addition, John W. Eakin has been appointed as senior vice president and will be responsible for operations in Tennessee (Nashville and Memphis), Alabama and Florida (Tampa, Boca Raton, Orlando and Jacksonville). Since joining the Company in April 1996 in connection with the Eakin & Smith Transaction, Mr. Eakin has been responsible for the Company's Nashville operations.

     Upon completion of the Merger, Messrs. Cochran, Harris, Peek and Vallace will join the Company from Crocker as vice presidents with specific regional responsibility. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

                                 THE PROPERTIES

     The following table sets forth certain information about the Properties as of March 31, 1996:

                                                                                       ANNUALIZED RENTAL REVENUE (1)
                                                                                  OFFICE         INDUSTRIAL
                                                                                PROPERTIES     PROPERTIES (2)       TOTAL
Highwoods Properties........................................................   $ 86,585,628     $  16,053,429    $102,639,057
Crocker Properties..........................................................     58,467,277         8,919,366      67,386,643
  Total.....................................................................   $145,052,905     $  24,972,795    $170,025,700


                                                                                            RENTABLE SQUARE FEET
                                                                                  OFFICE         INDUSTRIAL
                                                                                PROPERTIES     PROPERTIES (2)       TOTAL
Highwoods Properties........................................................      6,389,737         3,674,951      10,064,688
Crocker Properties..........................................................      4,449,739         1,212,084       5,661,823
  Total.....................................................................     10,839,476         4,887,035      15,726,511

                                                                                             PERCENT LEASED
                                                                                               INDUSTRIAL
                                                                                  OFFICE       PROPERTIES       WEIGHTED
                                                                                PROPERTIES         (2)          AVERAGE
Highwoods Properties........................................................        95%(3)          91%(4)         94%
Crocker Properties..........................................................        95(5)           93(6)          95
  Weighted average..........................................................        95%             92%            94%

                                                                                     WEIGHTED AVERAGE AGE (YEARS)(7)
                                                                                               INDUSTRIAL
                                                                                  OFFICE       PROPERTIES       WEIGHTED
                                                                                PROPERTIES         (2)          AVERAGE
Highwoods Properties........................................................       10.4             9.2(8)        10.2
Crocker Properties..........................................................        8.9            11.2            9.2
  Weighted Average (5)......................................................        9.8             9.7            9.8

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

(2) Includes 74 service center properties, 12 of which are Crocker Properties.

(3) Includes 23 single-tenant properties comprising 1.5 million rentable square feet and 61,000 rentable square feet leased but not occupied.

(4) Includes 17 single-tenant properties comprising 1.0 million rentable square feet and 27,000 rentable square feet leased but not occupied.

(5) Includes 13 single-tenant properties comprising 861,000 rentable square feet and 68,000 rentable square feet leased but not occupied.

(6) Includes three single-tenant properties comprising 258,000 rentable square feet and 14,000 square feet leased but not occupied.

(7) Weighted according to Annualized Rental Revenue.

(8) Excludes Ivy Distribution Center. Ivy is a 400,000-rentable square foot warehouse, which was constructed in stages. A portion of the building was built in 1930; major expansions took place in the mid-1940s, mid-1950s and 1981. In 1989, the entire property was renovated to convert it from a manufacturing facility to a warehouse.

     The following table sets forth certain information about the Properties in each of the 16 markets as of March 31, 1996:

                                                                                                                       ANNUALIZED
                                                           OFFICE        INDUSTRIAL        TOTAL        RENTABLE         RENTAL
                                                         PROPERTIES    PROPERTIES (1)    PROPERTIES    SQUARE FEET      REVENUE
Research Triangle, NC.................................        61               4              65         4,078,229    $ 53,994,987
Piedmont Triad, NC....................................        23              78             101         4,296,563      27,684,440
Nashville, TN.........................................         7               3              10         1,192,511      15,095,578
Tampa, FL.............................................        20              --              20         1,155,483      14,170,231
Charlotte, NC.........................................        12              16              28         1,253,847      13,088,036
Boca Raton, FL........................................         3              --               3           506,834       9,682,756
Greenville, SC........................................         5               2               7           687,150       7,501,621
Memphis, TN...........................................         5              --               5           382,131       7,232,995
Richmond, VA..........................................        10               1              11           481,908       5,284,603
Atlanta, GA...........................................         2               3               5           706,745       4,948,214
Columbia, SC..........................................         5              --               5           318,713       4,011,072
Orlando, FL...........................................         2              --               2           200,796       2,011,534
Birmingham, AL........................................         1              --               1           111,905       1,632,892
Norfolk, VA...........................................         1               1               2           179,006       1,481,603
Jacksonville, FL......................................         1              --               1            50,513       1,104,854
Asheville, NC.........................................         1               1               2           124,177       1,100,284
  Total...............................................       159             109             268        15,726,511    $170,025,700

(1) Includes 74 service center properties.

                                  THE OFFERING

Shares Offered........................................  10,000,000 (1)
Shares to be Outstanding After the Offering...........  34,168,560 (2)
Use of Proceeds.......................................  To purchase the shares of Crocker Realty Trust, Inc.
NYSE Symbol...........................................  "HIW"

(1) Assumes the Underwriters' over-allotment option to purchase up to 1,500,000 shares of Common Stock is not exercised. See "Underwriting."

(2) Includes (a) 29,898,970 shares of Common Stock to be outstanding after the Offering and (b) 4,269,590 shares of Common Stock that may be issued upon redemption of outstanding Units, which are redeemable by the holder for cash or, at the option of the Company, shares of Common Stock on a one-for-one basis. Excludes (i) 890,500 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Amended and Restated 1994 Stock Option Plan, (ii) 250,000 shares of Common Stock that may be issued upon the exercise of warrants granted to certain officers in connection with certain property acquisitions and (iii) 54,056 shares of Common Stock that may be issued in connection with the Eakin & Smith Transaction and 40,000 shares of Common Stock that may be issued upon redemption of Units that may be issued in connection with certain property acquisitions.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for the Company on a pro forma basis for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996. The following table also sets forth selected financial and operating information on an historical basis for the Company for the period from June 14, 1994 (commencement of operations) to December 31, 1994, for the year ended December 31, 1995 and for the three months ended March 31, 1996 and 1995. The following information should be read in conjunction with the financial statements and notes thereto incorporated by reference herein and the pro forma financial statements and notes thereto included and incorporated by reference herein.

     The pro forma operating data for the year ended December 31, 1995 assumes that the Forsyth Transaction, the Research Commons Acquisition, the Other Acquisitions, the Second Offering, the Third Offering, the Eakin & Smith Transaction, the Merger and this Offering all occurred as of January 1, 1995. The pro forma balance sheet as of March 31, 1996 assumes that this Offering, the Eakin & Smith Transaction and the Merger all occurred on March 31, 1996. The pro forma operating data for the three months ended March 31, 1996 assumes that this Offering, the Eakin & Smith Transaction and the Merger occurred as of January 1, 1996.

     The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements incorporated by reference herein and the pro forma financial statements included elsewhere in this Prospectus Supplement. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

                                                              HISTORICAL
                                       PRO FORMA                                   PRO FORMA                        JUNE 14,
                                   THREE MONTHS ENDED     THREE MONTHS ENDED       YEAR ENDED      YEAR ENDED       1994 TO
                                       MARCH 31,               MARCH 31,          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                          1996             1996         1995          1995            1995            1994
OPERATING DATA:
  Total revenue.................       $   45,850        $ 23,757     $ 12,846      $172,142        $ 73,522        $ 19,442
  Rental property operating
    expenses....................           13,437(1)        6,154(2)     3,053(2)     46,225(1)       17,049(2)        5,110(2)
  General and administrative....            1,284             934          523         4,218           2,737             810
  Interest expense..............           11,251           3,951        2,470        46,160          13,720           3,220
  Depreciation and
    amortization................            6,755           3,716        1,921        26,587          11,082           2,607
  Income (loss) before minority
    interest....................           13,123           9,002        4,879        48,952          28,934           7,695
  Minority interest.............           (1,603)         (1,571)        (800)       (6,119)         (4,937)           (808)
  Income before extraordinary
    item........................           11,520           7,431        4,079        42,833          23,997           6,887
  Extraordinary item-loss on
    early extinguishment of
    debt........................               --              --         (875)           --            (875)         (1,273)
  Net income (loss).............       $   11,520        $  7,431     $  3,204      $ 42,833        $ 23,122        $  5,614
  Net income per common share...       $     0.39        $   0.38     $   0.29      $   1.43        $   1.49        $    .63
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Real estate, net of
    accumulated depreciation....       $1,225,525        $602,276     $429,556      $     --        $593,066        $207,976
  Total assets..................        1,288,157         632,644      455,909            --         621,134         224,777
  Total mortgages and notes
    payable.....................          531,299         196,718      140,698            --         182,736          66,864
OTHER DATA:
  Number of in-service
    properties..................              268             191          108            --             191              44
  Total rentable square feet....       15,727,000        9,211,000    6,914,000           --       9,215,171       2,746,219

(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.

(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security and utilities.

                                  RISK FACTORS

     THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN THE PROSPECTUS UNDER "RISK FACTORS." AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE PURCHASING COMMON STOCK IN THE OFFERING.

RISKS ASSOCIATED WITH RAPID GROWTH

     The Company is currently experiencing a period of rapid growth. After giving effect to the Eakin & Smith Transaction and the Merger, the Company's property portfolio will have increased from 193 properties, consisting of approximately 9.4 million rentable square feet, to 270 properties, consisting of approximately 15.9 million rentable square feet. The Company's ability to manage its growth effectively will require it to integrate successfully the Eakin & Smith management team and those members of the Crocker management team who will continue with the Company after the Merger into its existing management structure. In connection with the Eakin & Smith Transaction, the Company retained all of Eakin & Smith's 46 employees. Furthermore, in connection with the Merger, the Company expects to add approximately 50 administrative, property management, leasing, marketing and maintenance personnel employed by Crocker. There can be no assurance that the Company will be able to integrate these additional employees into its organization or to manage the combined operations effectively. Furthermore, the inability of the Company to integrate the Properties in a timely and efficient manner could have an adverse effect on the Company's business.

     Upon completion of the Merger, four former officers of Crocker will join the Company as vice presidents. Thomas F. Cochran will manage the Charlotte division, which includes Greenville, South Carolina and Atlanta, Georgia; Michael E. Harris will manage the Memphis division; Scott I. Peek, Jr. will manage the Tampa division, which includes Jacksonville and Orlando; and Timothy
F. Vallace will manage the Boca Raton division. Thomas J. Crocker, the chairman of the board and chief executive officer of Crocker, Richard S. Ackerman, the president and chief operating officer of Crocker, and Robert E. Onisko, the vice president and chief financial officer of Crocker, will not join the Company. There can be no assurances that the Company will be able to integrate successfully the Crocker Properties into its portfolio without them. Furthermore, it is expected that Messrs. Crocker, Ackerman and Onisko will continue to be engaged in the commercial real estate business following the Merger. As part of their severance agreements, Messrs. Crocker, Ackerman and Onisko have agreed not to compete with the Company within the city limits of Boca Raton, Florida for periods ranging from 12 months (Mr. Onisko) to 18 months (Messrs. Crocker and Ackerman), except with respect to certain contracts that Mr. Crocker has to manage certain office projects owned by third parties and with respect to a mixed-use retail and office complex known as Mizner Park, which is owned by Mr. Crocker. Otherwise, Messrs. Crocker, Ackerman and Onisko will be able to compete with the Company in all of its markets. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc. -- Management of Crocker Properties." Finally, there can be no assurance that the Merger will be consummated. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

RISK OF FAILURE OF CROCKER TO QUALIFY AS A REIT

     Upon consummation of the Merger, Crocker will become a subsidiary of the Operating Partnership. Except for the Federal and state income taxes that might be payable upon the distribution of certain assets that will be distributed directly or indirectly to the stockholders of Crocker prior to the Merger (the "Excluded Assets"), the Merger has been structured to defer any tax recognition to Crocker. To accomplish this, the Company intends to maintain Crocker's separate status as an operating REIT. To maintain Crocker's REIT status, the Company intends to cause Crocker to sell a sufficient amount of common stock to approximately 100 to 110 individuals to enable Crocker to meet the test for qualification of a REIT under Section 856(a)(5) of the Internal Revenue Code of 1986, as amended (the "Code"). The aggregate amount of common stock to be issued to such minority stockholders is not expected to exceed 1.0% of the equity of Crocker.

     The Company expects Crocker at all times to maintain its status as a REIT and to continue to be organized and operated so as to maintain its qualification as a REIT. Since the ownership of Crocker stock by the Operating Partnership is considered to be the ownership of a real estate asset for purposes of the REIT qualification tests and since distributions received from a REIT are income included in both the 95% and 75% income tests of Code Sections 856(c)(2) and
(3), the Company's qualification as a REIT should not be affected by the acquisition and ownership of

Crocker. If, however, Crocker fails to qualify as a REIT for any reason while its shares are owned by the Company or the Operating Partnership, the Company will no longer qualify as a REIT and the Company would be taxed as if it were a domestic corporation and its stockholders would be taxed in the same manner as stockholders of ordinary corporations. In that event, the Company could be subject to potentially significant tax liabilities and, therefore, the amount of cash available for distribution to its stockholders would be substantially reduced or eliminated.

     Although the Company believes, and Crocker has represented, that commencing with Crocker's taxable year ended December 31, 1995, Crocker has operated in such a manner so as to meet the Code requirements for qualification as a REIT no assurances can be given that Crocker will qualify as REIT now or in the future. Crocker's qualification as a REIT is a condition to the Company's obligation to consummate the Merger. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc." herein and "Federal Income Tax Considerations" in the Prospectus.

POSSIBLE ENVIRONMENTAL LIABILITIES ASSOCIATED WITH THE CROCKER PROPERTIES

     Under various federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACM") into the air, and third parties may seek recovery from owners or operators of real property for personal injuries associated with ACM. In connection with its ownership and operation of its properties, the Company may be potentially liable for these costs. In addition, the presence of hazardous or toxic substances at a site adjacent to or in the vicinity of a property could require the property owner to participate in remediation activities in certain cases or could have an adverse effect on the value of such property.

     All of the Crocker Properties have been subjected to assessments by independent environmental consultants in the last three years. The environmental assessments of the Crocker Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's results of operations, liquidity or financial position taken as a whole, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, assumptions regarding the existence and nonexistence of contamination and groundwater flow are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Crocker Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Crocker Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. The environmental assessments have revealed the following:

          (Bullet) A property located southwest of the Sabal VI property is listed on EPA's National Priority List (NPL). Groundwater at the site contains elevated levels of inorganic metals and the site appears to be hydraulically upgradient from the Sabal VI property. Sampling at the southwestern boundary of the Sabal VI property indicated levels of inorganic metals in the groundwater above the cleanup standards, while levels of such constituents in the soil were normal. Clean-up is ongoing at the NPL site, funded by responsible parties. Based on information known to date, there is no indication that the Sabal VI property is a source of this contamination, and it is unlikely that EPA or any other party would seek to impose liability on the Company for the presence of such contaminants.

          (Bullet) Contamination exists in groundwater at two NPL sites adjacent to and upgradient from the Grassmere properties. Due to the geology of the area, the consultant advised that sampling on the property would not definitively determine whether contamination from off-site had reached the Grassmere properties; therefore, no on-site sampling was performed. Funded clean-ups are ongoing at both NPL sites. Based on information known to date, there is no indication that the Grassmere properties are a source of the contamination, and it is unlikely that EPA or any other party would seek to impose liability on the Company for the presence of such contamination.

          (Bullet) Lead was detected above the federal action level in drinking water from limited outlets at seven of the Crocker Properties. Federal law only requires that public water suppliers take action when this level is exceeded and requires no direct action by the Company. Sampling was limited and more thorough sampling would be required to accurately determine the sources and levels of lead in those buildings. However, if elevated lead levels do exist, it could present the potential for allegations of liability from third parties.

     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and have agreed to indemnify the Crocker for any claims resulting from noncompliance. The Company is not aware of any environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.

     SEE "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN OTHER FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                  THE COMPANY

GENERAL

     Highwoods Properties, Inc. ("Highwoods" or the "Company") is a self-administered and self-managed REIT that owns and operates a portfolio of 200 properties (the "Highwoods Properties") located in Raleigh-Durham (the "Research Triangle"), Winston-Salem/Greensboro (the "Piedmont Triad") and Charlotte, North Carolina; Nashville, Tennessee; and Richmond, Virginia. The Highwoods Properties consist of 102 suburban office properties and 98 industrial (including 62 service center) properties, contain an aggregate of approximately
10.3 million rentable square feet and are leased to approximately 1,100 tenants. At March 31, 1996, the Highwoods Properties were 94% leased. The Company also owns approximately 215 acres of land for future development. All of the development land is zoned and available for office and industrial development, 178 acres of which have utility infrastructure already in place. The Company has entered into a merger agreement with Crocker Realty Trust, Inc. pursuant to which Highwoods will acquire Crocker's 58 suburban office properties and 12 service center properties (the "Crocker Properties"), which are located in 15 markets throughout the Southeastern United States (the "Merger"). Assuming consummation of the Merger, which is expected to occur in the third-quarter of 1996, Highwoods will own an aggregate of 270 suburban office and industrial properties, containing 15.9 million rentable square feet, thereby becoming one of the largest full service real estate operating companies in the Southeast, specializing in the ownership, management, acquisition and development of suburban office and industrial properties. The Company believes that the Merger provides Highwoods a unique investment opportunity for future growth by allowing the Company to expand and diversify its operations to growth-oriented markets throughout the Southeast.

     The Company conducts substantially all of its activities through, and all of its properties are held directly or indirectly by, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of May 31, 1996, owned 82% of the partnership interests (the "Units") in the Operating Partnership and following the Offering will own approximately 87% of the Units. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for cash or, at the Company's option, one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     In addition to owning the Highwoods Properties and the development land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services for its properties as well as for third parties. The Company conducts its third-party fee-based services through two subsidiaries of the Operating Partnership, Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies"), and Forsyth-Carter Brokerage, L.L.C. ("Forsyth-Carter Brokerage"), a joint venture with Carter Oncor International.

     The Company was incorporated in Maryland in February 1994. Its executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and its telephone number is (919) 872-4924. The Company also maintains regional offices in the Piedmont Triad, Charlotte, Richmond and Nashville.

BUSINESS STRATEGY

     Since becoming a public company in June 1994, it has been Highwoods' strategy to:

     (Bullet) Diversify its initial suburban office portfolio to include industrial and service center properties;

     (Bullet) Expand its geographical presence to selected Southeastern markets with growth and demographic characteristics similar to its existing markets;

     (Bullet) Effectively manage growth through the acquisition of management expertise along with additional properties;

     (Bullet) Maintain a flexible and conservative capital structure; and

     (Bullet) Build an efficient, customer service-oriented regional organization.

     DIVERSIFY PRODUCT TYPE. The Company's strategy has been to assemble a portfolio of properties that enable it to offer buildings with a variety of cost, tenant finish and amenity choices that satisfy the facility needs of a wide range of tenants seeking commercial space. This strategy led, in part, to the Company's initial combination with Forsyth Properties, Inc. in February 1995 (the "Forsyth Transaction"), which added a diverse mix of industrial and service center properties (as well as additional office properties) to its existing suburban office portfolio. The Company sought to diversify its portfolio to include industrial and service center properties because (i) such properties are less management intensive than most other classes of real estate, thereby reducing both operating and administrative expenses; (ii) industrial and service center properties generally do not require significant tenant improvement expenditures by the landlord to induce tenants to lease space and, with respect to industrial properties, tenants often make substantial improvements to the properties, which increase the likelihood of the tenant renewing its lease; and (iii) the development cycle for industrial and service center properties is relatively short, thereby mitigating development period risks. The Company focuses on the development and acquisition of facilities that may be adapted for lease to replacement tenants with facility needs different from the prior tenant, even where the building was constructed on a build-to-suit basis for the initial tenant.

     The Company seeks to acquire suburban office and industrial properties at prices below replacement cost that offer attractive returns, including acquisitions of underperforming, high quality assets in situations offering opportunities for the Company to improve such assets' operating performance. The Company will also continue to engage in the selective development of suburban office and industrial projects, primarily in suburban business parks, and intends to focus on build-to-suit projects and projects where the Company has identified sufficient demand. In build-to-suit development, the building is significantly pre-leased to one or more tenants prior to construction. Furthermore, the Company believes that through build-to-suit projects, which often foster strong long-term relationships between the Company and the tenant, the Company positions itself for future development projects as the facility needs of the tenant increase. The Company also believes that its 215 acres of development land should provide it with a competitive advantage in its future development activities. The Company will also selectively seek opportunities for fee-producing development, management and brokerage business with third-party owners through the Service Companies and Forsyth-Carter Brokerage.

     The Company may from time to time acquire properties from property owners through the exchange of Units in the Operating Partnership for the property owner's equity in the acquired properties. The Units received by these property owners would be redeemable for cash or, at the Company's option, shares of Common Stock. In connection with these transactions, the Company may also assume outstanding indebtedness associated with the acquired properties. The Company believes that this acquisition method may permit the Company to acquire properties at attractive prices from property owners wishing to enter into tax deferred transactions. Since the Company's inception, it has acquired 94 properties, comprising 5.8 million rentable square feet using the foregoing structure.

     EXPANSION OF GEOGRAPHIC FOCUS. The Company has sought to increase the size of its portfolio by investing in markets that, like the Research Triangle, have strong demographic and economic characteristics. This strategy was also a major reason for the Forsyth Transaction, which broadened the Company's focus from beyond the Research Triangle to the Piedmont Triad and Charlotte areas of North Carolina, and led to the Company acquiring substantial portfolios in Richmond, Virginia and Nashville, Tennessee. The Company believes that the properties located in these markets have the potential over the long term to provide investment returns that exceed national averages. Each of the Company's existing markets has experienced strong employment, population and household formation growth over the past five years and is expected to continue to demonstrate strong growth over the next five years.

     The Merger is a logical extension of the Company's expansion strategy. The Crocker Properties are located in four of the Company's existing markets and 11 other Southeastern markets with similar characteristics, including favorable employment, population and household formation growth and favorable suburban office and industrial supply and demand conditions when compared to national averages. The Merger would allow the Company to build upon its positions in its current markets and to establish an immediate presence in 11 additional markets located throughout the Southeast.

     MANAGED GROWTH STRATEGY. The Company's strategy has been to focus its real estate activities in markets where it believes its extensive local knowledge gives it a competitive advantage over other real estate developers and operators with less local experience, particularly with regard to site selection, market information and clients. Through the Forsyth Transaction and its subsequent business combinations with Ross-Kreckman in July 1995 and with Eakin & Smith in April 1996, the Company was able to diversify its portfolio and to expand its geographic focus to include the three major North Carolina markets, as well as Richmond, Virginia and Nashville, Tennessee. In each of these transactions, the Company was able to maintain its localized approach to real estate by combining with local real estate operators with many years of development and management experience in their respective markets. In each of these new markets, the Company has established local offices containing separate operating divisions staffed by experienced local operators. Upon consummation of the Merger, the Company will add an additional 11 markets with property-level management in place. The Company would also continue to employ substantially all of Crocker's senior property level managers who are experienced with the real estate operations of the properties and the local real estate market. The Company would also employ four of Crocker's regional managers who will continue to serve the Company in that capacity. With the addition of these key Crocker employees, the Company believes that upon consummation of the Merger, approximately 85% of its portfolio will be managed and leased on a day-to-day basis by personnel that have previously managed, leased or developed the properties for which they are or will be responsible. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

     FLEXIBLE AND CONSERVATIVE CAPITAL STRUCTURE. The Company is committed to maintaining a flexible and conservative capital structure that: (i) will allow it to grow through development and acquisition opportunities, (ii) provides the Company access to the capital markets on favorable terms and (iii) promotes future earnings growth.

     Over the past year, the Company has concentrated on enhancing its financial flexibility by improving its capital structure. The Company completed an equity offering in August 1995 of 4,774,989 shares of Common Stock at a public offering price of $24.50 per share, which raised net proceeds of approximately $110 million. Proceeds from the equity offering were used to pay down existing indebtedness and repay interim debt. In March 1996, the Company expanded and converted its $80 million secured line of credit to a $140 million unsecured line of credit with NationsBank, First Union National Bank of North Carolina and Wachovia Bank of North Carolina. In connection with the Merger, the Company has obtained a commitment from NationsBank and First Union National Bank of North Carolina to replace the current line of credit with a new $250 million unsecured facility. See "Recent Developments -- Financing Activities and Liquidity." The Company believes that these efforts as well as the Offering demonstrate the Company's intention to maintain a flexible and conservative capital structure. After giving effect to the Merger and this Offering, the Company's total debt to total market capitalization will be approximately 35%.

     EFFICIENT, CUSTOMER SERVICE-ORIENTED REGIONAL ORGANIZATION. The Company provides a complete line of real estate services to its tenants and third parties. The Company believes that its in-house development, acquisition, construction management, leasing, brokerage and management services allow it to respond to the many demands of its existing and potential tenant base, and enable it to provide its tenants cost effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. In addition, the breadth of the Company's capabilities and resources, particularly its in-house leasing and third-party brokerage services, provides it with market information not generally available and gives the Company increased access to development, acquisition and management opportunities. The Company believes that the operating efficiencies achieved through its fully integrated organization also provide a competitive advantage in setting its lease rates and pricing other services.

                              RECENT DEVELOPMENTS

PENDING ACQUISITION OF CROCKER REALTY TRUST, INC.

     GENERAL. On April 29, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crocker Realty Trust, Inc., a Maryland corporation ("Crocker"). As a result of the Merger, Highwoods will acquire 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 Southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at March 31, 1996, were 95% leased. For a description of the properties to be acquired in the Merger, see "Business and Properties -- The Crocker Properties."

     Through the Merger, the Company will establish itself as one of the largest real estate operating companies in the Southeastern United States, specializing in the ownership, management, acquisition and development of suburban office and industrial properties. Upon consummation of the Merger, the Company will have offices in North Carolina's three major markets, the Research Triangle, the Piedmont Triad and Charlotte; as well as in Richmond, Virginia; Nashville and Memphis, Tennessee; and Boca Raton, Florida. Following the Merger, the Company will own 160 suburban office properties and 110 industrial (including 74 service center) properties (the "Properties"), totaling 15.9 million rentable square feet. At March 31, 1996, the Properties were 94% leased. The Company believes that the Merger provides Highwoods a unique investment opportunity for future growth by allowing the Company to expand and diversify its operations to growth-oriented markets throughout the Southeast. Seventeen of the Crocker Properties are located in existing Company markets, and the Company's substantial real estate experience in these markets should allow for management and operational cost savings due to economies of scale. In addition, the Crocker transaction enhances the Company's opportunities to engage in single accretive acquisitions and developments in each of the Company's markets due to the inherent cost savings of previously established local real estate management and infrastructure.

     Under the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Crocker in exchange for a cash payment of $11.02 per share, subject to certain adjustments. Based on Crocker's 26,981,087 million shares of outstanding capital stock at May 31, 1996, the purchase price will total approximately $297 million. In addition, the Company will cash out certain existing options and warrants to purchase Crocker common stock for an estimated $4.2 million and assume approximately $240 million of Crocker's currently outstanding indebtedness, having a weighted average interest rate of 8.6%. In connection with the Merger, the Company has also entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with AP CRTI Holdings, L. P. (an affiliate of Apollo Real Estate Advisors), AEW Partners, L.P. (an investment partnership advised by Aldrich Eastman Waltch), and Crocker's three senior executives (Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko), who together own approximately 83% of Crocker's outstanding common stock (collectively, the "Crocker Selling Stockholders"), which obligates such stockholders to sell their shares to the Company at a cash price of $11.02, subject to the same adjustments as required under the Merger Agreement. The approximately $247 million purchase price of such shares is part of the total approximately $297 million purchase price for all of Crocker's outstanding shares.

     As part of the Merger, for a period of one year following the closing, the Company has agreed to provide all employees of Crocker who continue with the Company with cash compensation and employee benefits at least equal to what was in existence at the closing date. In addition, for a period of six years following the closing, the Company has agreed to provide officers and directors of Crocker with indemnification coverage and liability insurance at the same level as existed prior to the Merger.

     Under the terms of the Merger Agreement and the Stock Purchase Agreement, the right of the Company, Crocker or the Crocker Selling Stockholders to terminate the respective agreements is generally limited to the following: (i) the failure of Crocker to qualify as a REIT under Sections 856-860 of the Code;
(ii) the failure of Crocker's stockholders to approve the Merger; (iii) the failure to obtain the consent to the transaction by certain of Crocker's lenders; (iv) Crocker's failure to comply with its covenants to continue to operate the business prior to the Merger within certain specified parameters; and (v) the existence of any order, judgement, decree, injunction or ruling of a court of competent jurisdiction restraining, enjoining or prohibiting consummation of the Merger. Under the terms of the Stock Purchase Agreement, the Crocker Selling Stockholders have agreed and granted irrevocable proxies to the Company, to vote in favor of the Merger. As a result, either through the acquisition of the Crocker Selling Stockholders' stock in Crocker or through exercise of the proxy, the Company can assure that Crocker's stockholders will approve the Merger. Under Maryland law, Crocker's stockholders do not have dissenters' rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. Furthermore, the consummation of the Merger Agreement and the Stock Purchase Agreement by the Company is not subject to the approval of the Company's stockholders.

     Under the terms of the Merger Agreement, Crocker will distribute certain of its assets and liabilities, which are not being acquired by the Company, to an entity to be owned by all or a portion of Crocker's stockholders (the "Crocker Distribution Entity"). The distributed assets comprise (i) approximately 258 acres of undeveloped land near or adjacent to certain of the Crocker Properties;
(ii) partnership interests in two office properties in which Crocker only holds a partial joint venture interest; and (iii) rights under certain existing contracts or letters of intent to purchase from third parties certain office properties and undeveloped land (collectively, the "Excluded Assets"). The Excluded Assets have a current book value of approximately $17.7 million. All costs (including any tax liabilities) associated with the distribution of the Excluded Assets will be borne by the Crocker Distribution Entity. The Crocker Distribution Entity will also (i) assume the liability, if any, relating to certain existing litigation involving one of Crocker's senior officers or will agree to reimburse the Company for the costs of insuring in full any such liability and (ii) enter into a lease agreement with Crocker that obligates it to pay Crocker, as a subsidiary of the Operating Partnership, a sum of $1.8 million over a two-year period following the consummation of the Merger.

     The Crocker Distribution Entity will also bear certain of Crocker's costs associated with the Merger. Under the terms of the Merger Agreement, (i) the Crocker Distribution Entity shall reimburse Crocker for the excess, if any, of the Designated Transaction Expenses (as hereinafter defined) over $9,150,000 and
(ii) Crocker shall pay to the Crocker Distribution Entity 50% of the excess, if any, of $8,600,000 over the Designated Transaction Expenses. "Designated Transaction Expenses" shall mean expenses incurred by Crocker in connection with its proposed public offering, which was terminated as a result of the Merger, or in connection with the Merger Agreement and the Merger only in the following categories: (i) fees and expenses of legal counsel; (ii) fees and expenses of accountants; (iii) fees and expenses of investment bankers and appraisers; (iv) printing expenses; (v) severance payments to employees (including officers); (vi) payments to Crocker's three senior executives in connection with the release of certain stock options held by them; and (vii) amounts due, if any, to any solicitation agent in connection with the exercise of Crocker's outstanding public warrants, which will be cashed out by Highwoods upon their exercise at a price equal to $1.02 per share (the difference between their exercise price of $10.00 per share and the $11.02 per share merger consideration), subject to adjustment for changes in the purchase price per share of Crocker's common stock under the Merger Agreement.

     MANAGEMENT OF CROCKER PROPERTIES. Upon completion of the Merger
(or if earlier, June 30, 1996), Crocker's three senior officers, Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko, will resign as officers and directors of Crocker. In connection with their resignation, they will receive certain severance benefits, totaling in the aggregate, approximately $5.1 million, which includes payments related to the cashing out of their respective stock options and warrants. As part of the severance agreements, the three senior officers have agreed not to compete with the Company within the city limits of Boca Raton, Florida, for periods ranging from 12 months
(Mr. Onisko) to 18 months (Messrs. Crocker and Ackerman), except with respect to contracts that Mr. Crocker has to manage certain office projects owned by third parties and with respect to a mixed-use retail and office complex known as Mizner Park, which is owned by Mr. Crocker. See "Risks Factors -- Risks Associated with Rapid Growth."

     Following the consummation of the Merger, Highwoods will retain the services of several key Crocker employees who will be responsible for managing a significant portion of the Crocker Properties. Thomas F. Cochran will manage the Company's business in Charlotte, North Carolina, Greenville, South Carolina, and Atlanta, Georgia and will serve as vice president. Mr. Cochran served as senior vice president for NationsBank from 1987 to 1993 where he was responsible for development and asset management of 47 of the properties in the Crocker portfolio. In 1993 he joined Patriot American Asset Management Corporation where he was a senior vice president and managed the portfolio. He became senior vice president with Crocker after the merger in 1995 between Crocker Realty Investors, Inc., and Southeastern Realty Corp., which owned the 47 properties. Michael E. Harris will manage the Company's business in the Memphis, Tennessee area, and will serve as vice president. Mr. Harris joined Crocker in January 1996 in connection with Crocker's acquisition of a portfolio of properties owned by Towermarc Corporation. While at Crocker, he managed the Memphis region. From 1981 to 1996, he served as senior vice president, general counsel and chief financial officer of Towermarc Corporation where he developed and managed approximately 2.0 million square feet of properties. Scott I. Peek, Jr. will manage the Company's business in the Tampa, Orlando and Jacksonville, Florida areas and will serve as vice president. Mr. Peek served as vice president with Towermarc Corporation from 1992 to 1996 prior to Crocker's acquisition of Towermarc's real estate holdings in January 1996. While with Towermarc, he was responsible for the leasing, property management and development activities of its Tampa and Jacksonville regions. After joining Crocker, he held a similar role in the Tampa region. Timothy F. Vallace will manage the Boca Raton division. Mr. Vallace has served as an assistant vice president at Crocker since 1993. His duties include asset management, leasing, construction management and marketing for Crocker's Boca Raton operations.

     SUBSIDIARIES OF CROCKER. Crocker holds the 70 Crocker Properties through two partnerships and three corporations. Forty-six of the Crocker Properties are held by AP Southeast Portfolio Partners, L.P. (the "Financing Partnership"), a Delaware limited partnership that was formed on November 17, 1993 for the sole purpose of acquiring such properties from NationsBank of North Carolina, N.A., as trustee for the NCNB Real Estate Fund. (See " -- Financing Activities and Liquidity" for a description of the mortgage note that is secured by the 46 properties owned by the Financing Partnership.) AP Fontaine III Partners, L.P. is a Delaware limited partnership formed on October 28, 1993 for the sole purpose of acquiring one of the Crocker Properties. Neither partnership has employees and their activities are carried out by Crocker and its subsidiaries. Directly or indirectly, Crocker owns 100% of such partnerships. Three corporate subsidiaries hold the remaining 23 Crocker Properties as follows: three are owned by Crocker Realty Investors, Inc., a Florida corporation, 15 are owned by CRT Florida Holdings, Inc., a Florida corporation, and five are owned by CRT Tennessee Holdings Corp., a Tennessee corporation.

     Crocker conducts its property management business through Crocker Realty Management, Inc. (the "Management Subsidiary"), a real estate operating company specializing in development, construction management, property management and leasing of office buildings and mixed-use properties. In addition to the Crocker Properties, the Management Subsidiary currently manages approximately 2.2 million square feet of commercial property, 70% of which space (representing 83% of Crocker's third-party revenue) is owned or managed by Thomas J. Crocker or Richard S. Ackerman and which is not expected to be managed by the Company after the Merger.

     TRANSACTION STRUCTURE. Under the terms of the Merger Agreement, Cedar Acquisition Corporation ("Cedar"), a newly formed subsidiary of Highwoods, will merge into Crocker with Highwoods becoming the sole shareholder of Crocker. Highwoods intends to contribute the shares of common stock of Crocker to the Operating Partnership in exchange for Units. As a result, Crocker would become a subsidiary of the Operating Partnership. Except for the Federal and state income taxes that might be payable upon the distribution of the Excluded Assets, which taxes are to be paid by the Crocker Distribution Entity, the Merger has been structured to defer any tax recognition to Crocker at the corporate or subsidiary level. To accomplish this, the Company intends to maintain Crocker's separate status as an operating REIT. To maintain Crocker's REIT status, the Company intends to cause Crocker to sell a sufficient amount of common stock to approximately 100 to 110 individuals to enable Crocker to meet the test for qualification of a REIT under Section 856(a)(5) of the Code. The aggregate amount of common stock to be issued to such minority stockholders is not expected to exceed 1.0% of the equity of Crocker. The Merger will be accounted for by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing date of the Merger.



     FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. The Merger is a taxable purchase of 100% of the outstanding stock of Crocker which will be taxable to the selling stockholders of Crocker but, except as described below relative to the Excluded Assets, will not be taxable at the Crocker corporate or subsidiary level. The Company's tax basis in its Crocker stock will be equal to the total cash it pays in the Merger for the Crocker stock, stock options and warrants. No gain or loss will result to the Company from the Merger. Crocker, however, may have corporate level taxable income and income tax liability due to the transfer of the Excluded Assets to the Crocker Distribution Entity or the transfer of the ownership interests in the Crocker Distribution Entity to some or all of the Crocker stockholders. Any tax liabilities arising from the transactions related to the Excluded Assets or the Crocker Distribution Entity will be borne by the Crocker Distribution Entity. Following the Merger, the Company will transfer all of the stock of Crocker to the Operating Partnership in exchange for Units and the assumption of debt. This transaction will be a nontaxable transfer of property to a partnership in exchange for ownership interests in the partnership. The Company's tax basis in the Units so acquired will be equal to its tax basis in the Crocker stock transferred to the Operating Partnership, and no gain or loss will be realized by Crocker, the Company or the Operating Partnership as a result of this transaction.



     The Company expects Crocker at all times to maintain its status as a REIT. As discussed in "Transaction Structure" above, Crocker or the Company will sell shares of Crocker common stock to individuals sufficient for Crocker to meet the REIT qualification requirement of 100 stockholders. Crocker and the Company also intend that Crocker will continue to be organized and operated so as to maintain its qualification as a REIT. Since the ownership of Crocker stock by the Operating Partnership is considered to be the ownership of a real estate asset for purposes of the REIT qualification tests and since distributions received from a REIT are income included in both the 95% and 75% income tests of Code Sections 856(c)(2) and (3), the Company's qualification as a REIT should not be affected by the acquisition and ownership of Crocker. If, however, Crocker fails to qualify as a REIT for any reason while its shares are owned by the Company or the Operating Partnership, the Company will no longer qualify as a REIT and the Company would be taxed as if it were a domestic corporation and its stockholders would be taxed in the same manner as stockholders of ordinary corporations. In that event, the Company could be subject to potentially significant tax liabilities and, therefore, the amount of cash available for distribution to its stockholders would be substantially reduced or eliminated. See "Risk
Factors -- Risk of Failure of Crocker to Qualify as a REIT."



     The Company believes, and Crocker has represented, that commencing with Crocker's taxable year ended December 31, 1995, Crocker has operated in such a manner so as to meet the Code requirements for qualification as a REIT. Crocker's qualification as a REIT is a condition to the Company's obligation to consummate the Merger.


EAKIN & SMITH TRANSACTION

     On April 1, 1996, the Company completed a merger with Eakin & Smith and its affiliates ("Eakin & Smith") combining their property portfolios, management teams and business operations. Through the combination, the Company succeeded to the ownership of seven suburban office buildings totaling 848,000 square feet, a 103,000-square-foot suburban office development project, 18 acres of development land and Eakin & Smith's brokerage and property management operations. All the properties and development land are located in Nashville, Tennessee. At March 31, 1996, the properties acquired in the transaction were 97% leased.

     The aggregate cost to the Company of the Eakin & Smith Transaction, assuming the completion of the in-process development project, was approximately $98.5 million payable through the issuance of 537,138 limited partnership units of the Operating Partnership and 489,421 shares of Common Stock, the assumption of $37 million of indebtedness (with a weighted average fixed rate of 8.0%), and cash payments of approximately $33 million. The cost excludes deferred payments of up to 54,056 shares of Common Stock, which are attributable to Eakin & Smith's brokerage and property management operation. A total payment of 13,514 shares of Common Stock will be made to the three principals of Eakin & Smith, Inc. for each of the first four 12-month periods following the combination in which third-party service revenue attributable to the Eakin & Smith brokerage and property management operations exceeds $2,000,000.



     As part of the Eakin & Smith Transaction, the three principals of Eakin & Smith, Inc. received options to purchase 105,000 shares of common stock at $27.50 per share. Such options vest in four equal annual installments beginning with the second anniversary of the date of grant. Such principals also received warrants to purchase 150,000 shares of Common Stock for $28.00 per share. In addition, John W. Eakin and Thomas S. Smith were added to the Company's Board of Directors. The third principal, W. Brian Reames, has also remained with the Company.



DEVELOPMENT ACTIVITY



     The following table summarizes the three development projects placed in service by the Company during 1996:



                                                             RENTABLE         INITIAL
PROPERTY            PROPERTY TYPE     LOCATION              SQUARE FEET        COST
Hewlett Packard     Office            Piedmont Triad           15,000       $ 1,000,000
Global Software     Office            Research Triangle        92,700         7,500,000
Regency One         Industrial        Piedmont Triad          127,600         3,500,000
  Total                                                       235,300       $12,000,000



     The Company has eight suburban office properties and one industrial property under development totaling 791,000 square feet of space. The following table summarizes these projects:


                                                                                                  ESTIMATED
                                                     RENTABLE        ESTIMATED       PERCENT      COMPLETION
OFFICE PROPERTIES             LOCATION              SQUARE FEET        COST         PRELEASED        DATE
MSA                           Research Triangle        57,000       $ 6,200,000        100%          4Q96
Healthsource                  Research Triangle       180,000        14,400,000        100           4Q96
One Shockoe Plaza             Richmond                118,000        15,000,000        100           4Q96
Highwoods One                 Richmond                126,000        12,500,000          0           4Q96
Situs One                     Research Triangle        58,000         5,100,000         58           4Q96
Maryland Way                  Nashville               103,000        11,500,000         50           4Q96
Inacom                        Piedmont Triad           13,000           900,000        100           4Q96
North Park                    Research Triangle        40,000         4,000,000         40           1Q97
Total or Weighted Average                             695,000       $69,600,000         67%


INDUSTRIAL PROPERTY
Regency Two                   Piedmont Triad           96,000       $ 2,800,000         39%          4Q96
Total or Weighted Average                             791,000       $72,400,000         66%

     Following the Merger, the Company will continue Crocker's development of an approximately 81,000-square foot office building in Center Point Office Park in Columbia, South Carolina. Crocker owns the other office building in the park, which building was 100% leased at March 31, 1996. The total cost of the project is expected to be approximately $7.6 million, including the purchase of the land. Pursuant to a contract entered into with the contractor, the construction costs are fixed. The building is expected to be completed in the fourth quarter of 1996 and is approximately 50% pre-leased.



OTHER PENDING ACQUISITIONS



     The Company has entered into agreements to acquire two suburban office properties: one in Richmond, Virginia and the other in Nashville, Tennessee. The properties encompass 155,000 square feet in the aggregate and will be acquired at a total cost of $15.3 million. The purchase price will be funded through a $10.4 million cash payment and the assumption of a $4.9 million, 8.75% non-recourse mortgage loan. Additionally, the Company has entered into a letter of intent to acquire two suburban office properties totaling 224,000 square feet and three acres of land in Nashville and Charlotte in exchange for 305,438 Units and $5.7 million in cash.


FINANCING ACTIVITIES AND LIQUIDITY


     Set forth below is a summary description of the Company's recent financing activities:



     CREDIT FACILITY. In March 1996, the Company closed on a $140 million unsecured credit facility (the "Credit Facility"), which replaced an $80 million secured facility. The Credit Facility is with NationsBank, First Union National Bank of North Carolina and Wachovia Bank of North Carolina and requires monthly payment of interest and matures on September 30, 1999. The initial interest rate on the Credit Facility is LIBOR plus 150 basis points. The interest rate will adjust based on the Company's senior unsecured credit rating within a range of LIBOR plus 100 basis points to LIBOR plus 175 basis points. The replacement of the secured facility with the Credit Facility enhanced the Company's financial flexibility by releasing the liens on 24 properties with a book value of approximately $226 million.



     FINANCING OF THE EAKIN & SMITH TRANSACTION. The Company financed the Eakin & Smith Transaction through the issuance of 537,138 Units of the Operating Partnership and 489,421 shares of Common Stock, the assumption of $37.0 million of mortgage indebtedness and a $26.6 million draw on the Credit Facility. The mortgage indebtedness assumed has an average fixed rate of approximately 8% and an average remaining life of approximately six years. Approximately $5.5 million of the mortgage indebtedness is fixed at a rate of 7.7% to the maturity date of the underlying debt through the use of an interest rate swap. Further, the Company entered into a five-year, $7.0 million interest rate swap agreement that commences in January 1997 and effectively fixes $7.0 million of the Company's variable rate debt at 8.0%.



     FINANCING OF THE PENDING MERGER. In connection with the Merger, the Company obtained a commitment from NationsBank and First Union National Bank of North Carolina for a $250 million revolving line of credit (the "Revolving Loan"). The Revolving Loan will replace the Credit Facility and will be used together with the proceeds from the Offering to fund the Merger.



     The Revolving Loan will be unsecured for the first nine months and will bear interest at a rate of LIBOR plus 150 basis points. After the initial nine-month period, the Revolving Loan will either convert to a secured loan with a maturity date two years from its closing date or to an unsecured loan maturing on July 31, 1999. The Revolving Loan will remain unsecured if the Company generates at least $300 million of net proceeds from equity offerings (including the proceeds from this Offering) during the initial nine-month period and meets the following financial covenants:

(i) adjusted net operating income divided by total liabilities of not less than 16.5%; (ii) total liabilities not greater than 45% of market capitalization;
(iii) tangible net worth of not less than $700 million, which amount shall be increased by not less than 85% of the net proceeds of any future offerings of the Company's capital stock (including this Offering); (iv) a ratio of total liabilities to total assets at cost of no more than .50 to 1.0; (v) a ratio of earnings before interest, income tax, depreciation and amortization to interest expense plus capital expenditures of not less than 2.5 to 1.0; (vi) a ratio of unencumbered assets to unsecured debt of not less than 2.25 to 1.0; (vii) a ratio of secured debt to total assets of not more than .30 to 1.0; (viii) a ratio of adjusted net operating income as derived from unencumbered assets to interest expense paid on unsecured debt of not less than 2.25 to 1.0; and (ix) a ratio of adjusted net operating income derived from unencumbered assets to unsecured debt of not less than .18 to 1.0.



     If the Revolving Loan remains unsecured after the initial nine-month period, it would have an interest rate that ranged from LIBOR plus 100 basis points to LIBOR plus 175 basis points based on the Company's senior unsecured credit rating. If the loan converts to a secured facility, the Company will be required to pledge assets at least equal in value to 60% of the outstanding amount of the Revolving Loan and the interest rate will equal LIBOR plus 175 basis points.



     Also in connection with the Merger, the Company will assume approximately $239.5 million of indebtedness at an average rate of 8.57%. This indebtedness includes: (i) a $140 million mortgage note (the "Mortgage Note") with a fixed rate of 7.9% (ii) variable rate mortgage loans in the aggregate amount of $69.4 million with a weighted average interest rate of 9.4% at March 31, 1996 and
(iii) fixed rate mortgage loans in the amount of $30.1 million with a weighted average interest rate of 9.8%.



     The Mortgage Note is a conventional, monthly pay, first mortgage note in the principal amount of $140 million issued by the Financing Partnership. The Mortgage Note is a limited recourse obligation of the Financing Partnership as to which, in the event of a default under the Indenture or the Mortgage, recourse may be had only against the specific 46 Properties (the "Mortgage Note Properties") and other assets that have been pledged as security therefor. The Mortgage Note was issued to Kidder Peabody Acceptance Corporation I pursuant to an Indenture, dated March 1, 1994 (the "Indenture"), among the Financing Partnership, Bankers Trust Company of California, N.A., and Bankers Trust Company.



     The Mortgage Note bears interest on its outstanding principal balance at the rate of 7.88% per annum, subject to increase in the event of a default in the payment of any amount due, and matures on January 3, 2001. The Mortgage Note provides for scheduled monthly payments of interest only, which are due on the first business day of each calendar month.



     The Mortgage Note is secured by a blanket, first mortgage lien on the Mortgage Note Properties (the "Mortgage"). The Mortgage Note is further secured by (i) a first priority assignment of all present and future leases encumbering portions of those Properties, (ii) a security interest in any personal property owned by Financing Partnership and (iii) a collateral assignment of the right, title and interest of the Financing Partnership in and rights to all management agreements relating to those Properties. As an additional security for the Mortgage Note, the Financing Partnership maintains with the Banker's Trust Company various "sweep accounts," a central cash collateral account (the "Cash Collateral Account") and a contingency reserve account (the "Contingency Reserve Account"). All rents with respect to the Mortgage Note Properties are made payable to, and deposited directly in, the sweep accounts, which are then transferred to the Cash Collateral Account, and all other property income and capital event proceeds are deposited into the Cash Collateral Account promptly upon receipt thereof. Cash of at least $7 million (the "Contingency Reserve") is maintained in the Contingency Reserve Account.



     The Indenture provides for a lockout period which prohibits optional redemption payments in respect of principal of the Mortgage Note (other than the premium-free redemption payment described below) prior to November 22, 1998. Thereafter, the Financing Partnership may make optional redemption payments in respect of principal of the Mortgage Note on any distribution date, subject to the payment of a yield maintenance charge in connection with such payments made prior to August 1, 2000. Notwithstanding the foregoing, the Financing Partnership may be required to make payments in respect of the principal of the Mortgage Note in certain limited circumstances and the Financing Partnership has a one-time right, exercisable at any time during the term of the Mortgage Note, to make the premium-free redemption payment in a principal amount not to exceed $7 million, without any applicable yield maintenance charges.

     Covenants in the Indenture restrict the Financing Partnership from, among other things, engaging in any business or activity other than that in connection with or relating to the ownership and operation of the Mortgage Note Properties, incurring, creating or assuming any indebtedness or encumbrance other than the Mortgage Note and as otherwise expressly permitted under the Indenture, or liquidating or dissolving or entering into any consolidation or merger. The Indenture also restricts the Financing Partnership's right to terminate any of its leases, and requires the Financing Partnership to maintain or cause the tenants to maintain specified insurance coverage, including rental loss insurance covering annual gross rentals net of noncontinuing expenses for a period of not less than two years.



     Under the terms of the purchase agreement relating to the Mortgage Note Properties, the Financing Partnership may be obligated to pay NationsBank a deferred contingent purchase price. This contingent payment, which will in no event exceed $4.4 million, is due on April 1, 1998 if the actual four-year cumulative cash flow of such Properties exceeds the projected four-year cumulative cash flow. Based on Crocker's estimates of future operations, the Company does not believe that any deferred contingent purchase price will be payable.



     The Company is currently considering various alternatives related to the $99.5 million of indebtedness to be assumed in the Merger other than the Mortgage Note. The Company may repay this indebtedness with the proceeds from the issuance of either senior unsecured debt or conventional mortgage debt. To limit its exposure to increasing interest rates, the Company has entered into a forward-starting $75 million interest rate swap agreement that commences on September 15, 1996. The interest rate swap matures on September 15, 2003 and will limit the Company's exposure to increases in interest rates on either $75 million of LIBOR based floating rate borrowings or $75 million of fixed rate debt issued in the future. Upon commencement of the interest rate swap, the Company will pay the counterparty a fixed rate of 7.02% while the counterparty will pay the Company an amount equal to 30-day LIBOR.



     PRO FORMA CAPITALIZATION. Assuming completion of the Offering and the Merger, the Company's pro forma debt as of March 31, 1996 would have totaled $531.3 million and would have represented 35% of total market capitalization (based on a stock price of $29 3/8). The Company's pro forma interest coverage ratio (defined as income before minority interest plus depreciation and amortization and interest expense divided by contractual interest expense) for the quarter ended March 31, 1996 would have equaled 2.95 times.


ORGANIZATIONAL CHANGES

     On May 20, 1996 the Company announced certain changes to its organizational structure, which will allow the Company to utilize its existing senior management for overall leadership while taking advantage of certain members of Crocker's management to integrate Crocker into the Highwoods organization. These changes will provide property and market specific experience to the combined portfolio. The Company believes that upon the completion of the Merger, approximately 85% of its portfolio will be managed and leased on a day-to-day basis by personnel that have previously managed, leased or developed the properties for which they are responsible.

     In connection with the organizational changes, William T. Wilson, III was appointed to the newly created position of executive vice president and chief operating officer. Mr. Wilson will assume responsibility for all aspects of the Company's divisional operations and the Company's acquisition group. Prior to this appointment, he served as executive vice president and was responsible for the operations of the Forsyth division, which included the operations of the Piedmont Triad and Charlotte area properties. John E. Reece II will assume Mr. Wilson's responsibilities with respect to the Piedmont Triad area properties and will serve the Company as a vice president. Mr. Reece was previously responsible for the leasing, marketing and development activities of the Forsyth division. In addition, John W. Eakin has been appointed as senior vice president and will be responsible for operations in Tennessee (Nashville and Memphis), Alabama and Florida (Tampa, Boca Raton, Orlando and Jacksonville). Since joining the Company in April 1996 in connection with the Eakin & Smith Transaction, Mr. Eakin has been reponsible for the Company's Nashville operations.

     Upon completion of the Merger, Messrs. Cochran, Harris, Peek and Vallace will join the Company from Crocker as vice presidents with specific regional responsibility. See " -- Pending Acquisition of Crocker Realty Trust, Inc."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of Common Stock offered hereby (the "Offering") are expected to be approximately $277.4 million (approximately $319.1 million if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $29 3/8 (the closing price of the Common Stock on the NYSE on May 31, 1996).

The net cash proceeds of the Offering will be used by the Company to fund a portion of the purchase price of all of the outstanding shares of Crocker, the balance of which will be funded with borrowings under the Revolving Loan.

     Pending such uses, the net proceeds may be invested in short-term income producing investments such as commercial paper, government securities or money market funds that invest in government securities.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

     The Common Stock has been traded on the NYSE under the symbol "HIW" since its initial public offering in June 1994. The following table sets forth the high and low closing sales prices per share reported on the NYSE for the periods indicated and the distributions paid per share for each such period.

                                                                                                      CLOSING PRICE
                                                                                                        PER SHARE
PERIOD OR QUARTER                                                                                  HIGH            LOW
June 7, 1994 through June 30, 1994...........................................................   $    21 1/2    $    19 7/8
July 1, 1994 through September 30, 1994......................................................            21             20
October 1, 1994 through December 31, 1994....................................................        21 5/8         18 3/4
January 1, 1995 through March 31, 1995.......................................................            22             20
April 1, 1995 through June 30, 1995..........................................................        25 1/2         21 1/4
July 1, 1995 through September 30, 1995......................................................        26 7/8         23 7/8
October 1, 1995 through December 31, 1995....................................................        28 3/8         25 1/2
January 1, 1996 through March 31, 1996.......................................................        30 1/2         27 3/4
April 1, 1996 through May 31, 1996...........................................................        30 1/4         27 1/2


                                                                                               DISTRIBUTIONS
PERIOD OR QUARTER                                                                                PER SHARE
June 7, 1994 through June 30, 1994...........................................................      $.075(1)
July 1, 1994 through September 30, 1994......................................................       .425
October 1, 1994 through December 31, 1994....................................................       .425
January 1, 1995 through March 31, 1995.......................................................       .425
April 1, 1995 through June 30, 1995..........................................................       .450
July 1, 1995 through September 30, 1995......................................................       .450
October 1, 1995 through December 31, 1995....................................................       .450
January 1, 1996 through March 31, 1996.......................................................       .450
April 1, 1996 through May 31, 1996...........................................................        (2)

(1) No distribution was paid during this period. The accrued distribution of $.075 per share was paid on November 16, 1994 at the time the Company paid its initial distribution for the period from inception to September 30, 1994.

(2) On June 3, 1996, the Company's Board of Directors declared a quarterly distribution of $.48 per share ($1.92 on an annualized basis) payable on August 21, 1996, to stockholders of record on August 9, 1996.

     On May 31, 1996, the last reported sale price of the Common Stock on the NYSE was $29 3/8 per share. On May 31, 1996, the Company had 521 stockholders of record.

     The Company intends to continue to declare quarterly distributions on its Common Stock. However, no assurances can be given as to the amounts of future distributions as such distributions are subject to the Company's cash flow from operations, earnings, financial condition, capital requirements and such other factors as the Board of Directors deems relevant. The Company has determined that 100% of the per share distribution for 1994 and 93% of the per share distribution for 1995 represented ordinary income to the stockholders for income tax purposes. No assurance can be given that such percentage will not change in future years.

     The Company has adopted a program for the reinvestment of distributions under which holders of Common Stock may elect automatically to reinvest distributions in additional Common Stock. The Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under this distribution reinvestment program or may elect to issue additional Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996 and on a pro forma basis assuming (i) the issuance of the 10,000,000 shares of Common Stock offered hereby and the anticipated use of the net proceeds thereof as described under "Use of Proceeds" and (ii) the Eakin & Smith Transaction and the Merger had occurred as of March 31, 1996. The information set forth in the table should be read in conjunction with the financial statements and the notes thereto incorporated herein by reference and the pro forma financial information and the notes thereto included elsewhere in this Prospectus Supplement and the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                                                                           MARCH 31, 1996
                                                                                                      HISTORICAL    PRO FORMA
                                                                                                       (DOLLARS IN THOUSANDS)
Debt:
  Mortgages and notes payable......................................................................    $ 175,218    $  451,747
  Credit Facility..................................................................................       21,500        79,552
Minority interest in Operating Partnership.........................................................       73,440        88,212
Shareholders' Equity:
  Common Stock, $.01 par value; 100,000,000 authorized; 19,407,641 and 29,897,062 respectively,
     issued and outstanding (1)....................................................................          194           299
  Additional paid-in capital.......................................................................      355,248       646,034
  Distributions in excess of net earnings..........................................................       (2,933)       (2,933)
     Total shareholders' equity....................................................................      352,509       643,400
     Total capitalization..........................................................................    $ 622,667    $1,262,911

(1) Excludes (a) 3,732,452 (historical) and 4,269,590 (pro forma) shares of Common Stock that may be issued upon redemption of Units (which are redeemable by the holder for cash or, at the Company's option, shares of Common Stock on a one-for-one basis) issued in connection with the formation of the Company and subsequent property acquisitions, (b) 890,500 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Amended and Restated 1994 Stock Option Plan, (c) 250,000 shares of Common Stock that may be issued upon the exercise of warrants granted to certain officers in connection with certain property acquisitions, (d) 40,000 shares of Common Stock that may be issued upon redemption of Units that may be issued in connection with certain property acquisitions and (e) 54,056 shares of Common Stock that may be issued in connection with the Eakin & Smith Transaction.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for the Company on a pro forma basis for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996. The following table also sets forth selected financial and operating information on an historical basis for the Company for the period from June 14, 1994 (commencement of operations) to December 31, 1994, for the year ended December 31, 1995 and for the three months ended March 31, 1996 and 1995. The following information should be read in conjunction with the financial statements and notes thereto incorporated by reference herein and the pro forma financial statements and notes thereto included and incorporated by reference herein.

     The pro forma operating data for the year ended December 31, 1995 assumes that the Forsyth Transaction, the Research Commons Acquisition, the Other Acquisitions, the Second Offering, the Third Offering, the Eakin & Smith Transaction, the Merger and this Offering all occurred as of January 1, 1995. The pro forma balance sheet as of March 31, 1996 assumes that this Offering, the Eakin & Smith Transaction and the Merger all occurred on March 31, 1996. The pro forma operating data for the three months ended March 31, 1996 assumes that this Offering, the Eakin & Smith Transaction and the Merger occurred as of January 1, 1996.

     The pro forma information is based upon certain assumptions that are included in the notes to the pro forma financial statements incorporated by reference herein and the pro forma financial statements included elsewhere in this Prospectus Supplement. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

                                                              HISTORICAL
                                       PRO FORMA                                   PRO FORMA                        JUNE 14,
                                   THREE MONTHS ENDED     THREE MONTHS ENDED       YEAR ENDED      YEAR ENDED       1994 TO
                                       MARCH 31,               MARCH 31,          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                          1996             1996         1995          1995            1995            1994
OPERATING DATA:
  Total revenue.................       $   45,850        $ 23,757     $ 12,846      $172,142        $ 73,522        $ 19,442
  Rental property operating
    expenses....................           13,437(1)        6,154(2)     3,053(2)     46,225(1)       17,049(2)        5,110(2)
  General and administrative....            1,284             934          523         4,218           2,737             810
  Interest expense..............           11,251           3,951        2,470        46,160          13,720           3,220
  Depreciation and
    amortization................            6,755           3,716        1,921        26,587          11,082           2,607
  Income (loss) before minority
    interest....................           13,123           9,002        4,879        48,952          28,934           7,695
  Minority interest.............           (1,603)         (1,571)        (800)       (6,119)         (4,937)           (808)
  Income before extraordinary
    item........................           11,520           7,431        4,079        42,833          23,997           6,887
  Extraordinary item-loss on
    early extinguishment of
    debt........................               --              --         (875)           --            (875)         (1,273)
  Net income (loss).............       $   11,520        $  7,431     $  3,204      $ 42,833        $ 23,122        $  5,614
  Net income per common share...       $     0.39        $   0.38     $   0.29      $   1.43        $   1.49        $    .63
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Real estate, net of
    accumulated depreciation....       $1,225,525        $602,276     $429,556      $     --        $593,066        $207,976
  Total assets..................        1,288,157         632,644      455,909            --         621,134         224,777
  Total mortgages and notes
    payable.....................          530,299         196,718      140,698            --         182,736          66,864
OTHER DATA:
  Number of in-service
    properties..................              268             191          108            --             191              44
  Total rentable square feet....       15,727,000        9,211,000    6,914,000           --       9,215,171       2,746,219

(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.

(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security and utilities.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company owns 102 suburban office properties and 98 industrial properties (the "Highwoods Properties"), which are located in the Research Triangle, the Piedmont Triad and Charlotte, North Carolina; Nashville, Tennessee; and Richmond, Virginia. The Company's office properties are mid-rise and single-story suburban office buildings. Its industrial properties include 36 warehouse and bulk distribution facilities and 62 service center properties. The Company's service center properties are generally at least 50% office finish and are suitable for office, retail, light industrial and warehouse uses. One hundred and eighty-three of the Highwoods Properties are in 31 business parks, 12 of which were developed by the Company. In the aggregate, the Company developed 88 of the Highwoods Properties. The Company provides management and leasing services for 191 of its 200 properties. See " -- The Highwoods Properties."

     Upon consummation of the Merger, the Company will own an additional 58 suburban office properties and 12 service center properties (the "Crocker Properties"). The Crocker Properties are in 15 markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama, including four markets in which the Company owns properties (Charlotte, the Research Triangle and the Piedmont Triad, North Carolina and Nashville, Tennessee). Sixty-three of the Crocker Properties are located in business parks. See
" -- The Crocker Properties."

     The following table sets forth certain information about the Highwoods Properties and Crocker Properties (collectively, the "Properties") at March 31, 1996.

                                                                                       ANNUALIZED RENTAL REVENUE (1)
                                                                                  OFFICE         INDUSTRIAL
                                                                                PROPERTIES     PROPERTIES (2)       TOTAL
Highwoods Properties........................................................   $ 86,585,628     $  16,053,429    $102,639,057
Crocker Properties..........................................................     58,467,277         8,919,366      67,386,643
  Total.....................................................................   $145,052,905     $  24,972,795    $170,025,700


                                                                                            RENTABLE SQUARE FEET
                                                                                  OFFICE         INDUSTRIAL
                                                                                PROPERTIES     PROPERTIES (2)       TOTAL
Highwoods Properties........................................................      6,389,737         3,674,951      10,064,688
Crocker Properties..........................................................      4,449,739         1,212,084       5,661,823
  Total.....................................................................     10,839,476         4,887,035      15,726,511

                                                                                             PERCENT LEASED
                                                                                               INDUSTRIAL
                                                                                  OFFICE       PROPERTIES       WEIGHTED
                                                                                PROPERTIES         (2)          AVERAGE
Highwoods Properties........................................................         95%(3)         91%(4)          94%
Crocker Properties..........................................................         95(5)          93(6)           95
  Weighted average..........................................................         95%            92%             94%

                                                                                     WEIGHTED AVERAGE AGE (YEARS)(7)
                                                                                               INDUSTRIAL
                                                                                  OFFICE       PROPERTIES       WEIGHTED
                                                                                PROPERTIES         (2)          AVERAGE
Highwoods Properties........................................................       10.4            9.2(8)         10.2
Crocker Properties..........................................................        8.9           11.2             9.2
  Weighted Average (5)......................................................        9.8            9.7             9.8

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

(2) Includes 74 service center properties, 12 of which are Crocker Properties.

(3) Includes 23 single-tenant properties comprising 1.5 million rentable square feet and 61,000 rentable square feet leased but not occupied.

(4) Includes 17 single-tenant properties comprising 1.0 million rentable square feet and 27,000 rentable square feet based but not occupied.

(5) Includes 13 single-tenant properties comprising 861,000 rentable square feet and 68,000 rentable square feet leased but not occupied.

(6) Includes three single-tenant properties comprising 258,000 rentable square feet and 14,000 square feet leased but not occupied.

(7) Weighted according to Annualized Rental Revenue.

(8) Excludes Ivy Distribution Center. Ivy is a 400,000-rentable square foot warehouse, which was constructed in stages. A portion of the building was built in 1930; major expansions took place in the mid-1940s, mid-1950s and 1981. In 1989, the entire property was renovated to convert it from a manufacturing facility to a warehouse.

PROPERTY LOCATIONS

     GENERAL. Upon consummation of the Merger, the Company will own properties in 16 markets located in the Southeastern United States (the "Company Markets"). The following table and charts set forth certain information about the Properties in each of the Company Markets at March 31, 1996.

                                                                                          PERCENT OF
                                  OFFICE     INDUSTRIAL     TOTAL      TOTAL RENTABLE   TOTAL RENTABLE     ANNUALIZED
                                PROPERTIES   PROPERTIES   PROPERTIES    SQUARE FEET      SQUARE FEET     RENTAL REVENUE
Research Triangle, NC.........       61            4           65         4,078,229           25.9%       $ 53,994,987
Piedmont Triad, NC............       23           78          101         4,296,563           27.3          27,684,440
Nashville, TN.................        7            3           10         1,192,511            7.6          15,095,578
Tampa, FL.....................       20           --           20         1,155,483            7.4          14,170,231
Charlotte, NC.................       12           16           28         1,253,847            8.0          13,088,036
Boca Raton, FL................        3           --            3           506,834            3.2           9,682,756
Greenville, SC................        5            2            7           687,150            4.4           7,501,621
Memphis, TN...................        5           --            5           382,131            2.4           7,232,995
Richmond, VA..................       10            1           11           481,908            3.1           5,284,603
Atlanta, GA...................        2            3            5           706,745            4.5           4,948,214
Columbia, SC..................        5           --            5           318,713            2.0           4,011,072
Orlando, FL...................        2           --            2           200,796            1.3           2,011,534
Birmingham, AL................        1           --            1           111,905            0.7           1,632,892
Norfolk, VA...................        1            1            2           179,006            1.1           1,481,603
Jacksonville, FL..............        1           --            1            50,513            0.3           1,104,854
Asheville, NC.................        1            1            2           124,177            0.8           1,100,284
       Total..................      159          109          268        15,726,511          100.0%       $170,025,700

                                PERCENT OF TOTAL
                                   ANNUALIZED
                                 RENTAL REVENUE
Research Triangle, NC.........         31.8%
Piedmont Triad, NC............         16.3
Nashville, TN.................          8.9
Tampa, FL.....................          8.3
Charlotte, NC.................          7.7
Boca Raton, FL................          5.7
Greenville, SC................          4.4
Memphis, TN...................          4.2
Richmond, VA..................          3.1
Atlanta, GA...................          2.9
Columbia, SC..................          2.4
Orlando, FL...................          1.2
Birmingham, AL................          1.0
Norfolk, VA...................          0.9
Jacksonville, FL..............          0.6
Asheville, NC.................          0.6
       Total..................        100.0%

     The Southeastern United States generally, and the Company Markets in particular, have experienced significant growth since 1990 and are expected to continue to experience growth in the coming years. From 1990 to 1995, the Southeast consistently outperformed the nation in terms of employment, population and household formation growth. During the same period, the Company Markets experienced growth, as measured by these indicators, that was greater than the Southeast as a whole. According to a 1996 report compiled by Landauer Real Estate Counselors ("Landauer"), the Company Markets are expected to continue to post higher employment, population and household formation growth rates than the Southeast or the United States as a whole, at least through the year 2000.

     Since 1990 a number of prominent companies have relocated to or expanded their operations in the Southeast, including the following in the Company
Markets: Holiday Inn Worldwide, United Parcel Service of America, Inc. and Saab Cars USA, Inc. to Atlanta, Georgia; MagneTek and Columbia/HCA to Nashville, Tennessee; Panasonic, Avis, TWA, UPS and MCI to Norfolk, Virginia; and AT&T, Walt Disney World Company and Universal Studios to Orlando, Florida. The Company and Crocker have been successful in attracting a number of major corporations to the Company Markets; Joseph E. Seagram & Sons, USF&G, AT&T, Healthsource and Weyerhaeuser have recently leased major corporate facilities owned or managed by the Company or Crocker.

     POPULATION GROWTH. From 1990 to 1995, while the population of the United States grew by 1.1% per year, the population of the Southeast increased at an annual rate of 1.4%. During the same period, the Company Markets grew at a compound average annual rate of 1.8%, 29% faster than the Southeast as a whole. Further, the forecasted population growth rates for the Company Markets are higher than those forecasted for the Southeast and the United States as a whole. Industry reports predict that the Company Markets will post a compound average annual population growth rate of 1.5% from 1995 to 2000. During the same period, the Southeast and the United States are expected to have annual population growth rates of 1.2% and 1.0%, respectively. The following graphs illustrate the historical and forecasted compound average annual population growth trends for the years 1990 to 1995 and 1995 to 2000, respectively.


                            POPULATION GROWTH TRENDS

                       1990 - 1995
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.1
Southeast                        1.4
Company Markets                  1.8

Source: Landauer

                       1995 - 2000
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.0
Southeast                        1.2
Company Markets                  1.5

Source: Landauer

     HOUSEHOLD FORMATION GROWTH. In the early 1990s, the rate of household formation in the Southeast was 1.4% per year as compared to the national annual growth rate of 1.2%. Like the high population growth rates, household formation in the Company Markets outpaced that in the Southeast and in the nation with a 1.8% compound average annual growth rate. According to industry reports, the rate of household formation in the Company Markets will continue to be higher than in the Southeast and the United States until at least the end of the century. The Company Markets are expected to have a household formation growth rate of 1.5% from 1995 to 2000, as compared to 1.2% for the Southeast and 1.0% for the nation as a whole. The following graphs depict the historical and forecasted compound average annual household formation rates for the years 1990 to 1995 and 1995 to 2000, respectively.

                      HOUSEHOLD FORMATION GROWTH TRENDS


                       1990 - 1995
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.2
Southeast                        1.4
Company Markets                  1.8

Source: Landauer

                       1995 - 2000
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.0
Southeast                        1.2
Company Markets                  1.5

Source: Landauer

     EMPLOYMENT GROWTH. Higher employment growth rates of the Southeast and the Company Markets in the early 1990s followed the higher population and household formation growth rates for these areas. Between 1990 and 1995, while the national employment growth rate was 1.2% per year, the Southeast's employment base increased at a rate of 1.7% per year. In comparison, the Company Markets experienced a compound average annual rate of 2.4%, twice the national rate, during the same period. According to industry reports, the employment base of the Company Markets should continue to grow at an annual rate faster than the Southeast or the United States as a whole. Through the year 2000, it is projected that the Company Markets will post a 2.3% compound average annual rate compared to 1.8% and

1.6% for the Southeast and the United States, respectively. The following graphs illustrate the historical and forecasted compound average annual employment growth trends for the years 1990 to 1995 and 1995 to 2000, respectively.

                            EMPLOYMENT GROWTH TRENDS


                       1990 - 1995
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.2
Southeast                        1.7
Company Markets                  2.4

Source: Landauer

                       1995 - 2000
(A bar graph appears here with the following plot points.)

                               Percent
United States                    1.6
Southeast                        1.8
Company Markets                  2.3

Source: Landauer


     OFFICE AND INDUSTRIAL VACANCY RATES. The Company Markets are currently experiencing office and industrial vacancy rates below the national averages. According to industry reports, current office vacancy rates in the Company Markets are 9.7%, while the national average is 13.9%. Industrial vacancy rates in the Company Markets are 6.4%, as compared to 7.3% for the United States. (Information with respect to office and industrial vacancy rates in Asheville, North Carolina was not available and, therefore, is not included in the Company Markets data.)

                                 VACANCY RATES

                       Office
(A bar graph appears here with the following plot points.)

                               Percent
United States                    13.9
Company Markets                   9.7

Source: Landauer

                       Industrial
(A bar graph appears here with the following plot points.)

                               Percent
United States                    7.3
Company Markets                  6.4

Source: Landauer

TENANTS

     The Properties are leased to approximately 1700 tenants, which engage in a wide variety of businesses including computers, healthcare, telecommunications, finance, insurance and electronics. The following table sets forth information concerning the 20 largest tenants of the Properties as of March 31, 1996:

                                                                                                                   PERCENT OF TOTAL
                                                                                NUMBER          ANNUALIZED            ANNUALIZED
TENANT                                                        PORTFOLIO (1)    OF LEASES    RENTAL REVENUE (2)    RENTAL REVENUE (2)
 1.   Federal Government
      Environmental Protection Agency......................         H               4          $  4,482,619                2.6%
      U.S. Army and Marine Corps...........................         H               2               243,473                0.1
      National Institute of Health Sciences................         H               1               165,394                0.1
      Other................................................         H               2                77,427                0.1
                                                                                    9          $  4,968,913                2.9%
 2.   IBM Corporation......................................        H,C              6             4,459,722                2.6
 3.   First Citizens Bank & Trust..........................         H               7             2,766,733                1.6
 4.   Pharmacy Management Services, Inc....................         C               2             2,166,482                1.3
 5.   International Paper Company..........................        H,C              3             2,023,997                1.2
 6.   Jacobs-Sirrine Engineers, Inc........................         C               1             1,801,694                1.1
 7.   MCI Telecommunications...............................         C               2             1,488,024                0.9
 8.   Volvo................................................        H,C              4             1,419,396                0.8
 9.   AT&T.................................................        H,C              9             1,382,118                0.8
10.   Duke University......................................         H               5             1,378,797                0.8
11.   Sears, Roebuck & Company.............................         H               4             1,364,841                0.8
12.   Kraft Company........................................         C               3             1,356,166                0.8
13.   GTE Data Services, Inc...............................         C               2             1,325,769                0.8
14.   Clintrials of North Carolina.........................         H               4             1,294,525                0.8
15.   Blue Cross of SC.....................................         C               5             1,224,072                0.7
16.   Commonwealth of Virginia Government..................         H               2             1,194,000                0.7
17.   Glaxo Wellcome.......................................         H               3             1,193,100                0.7
18.   The Kroger Company...................................         H               1             1,115,250                0.7
19.   Kaiser Foundation Health Plan........................         H               3             1,082,798                0.6
20.   Southern National Bank                                        H               2             1,071,889                0.6
      Total................................................                        77          $ 36,078,286               21.2%

(1) H=Highwoods and C=Crocker.

(2) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

LEASE EXPIRATIONS OF THE PROPERTIES

     The following table sets forth scheduled lease expirations for leases in place at the Properties as of March 31, 1996, for each of the next 10 years beginning with March 31, 1996, assuming no tenant exercises renewal options or is terminated due to default:

                                                                              PERCENTAGE OF
                                                                RENTABLE       TOTAL LEASED                        PERCENTAGE OF
                                                               SQUARE FEET     SQUARE FEET        ANNUALIZED      TOTAL ANNUALIZED
                                                   NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE     RENTAL REVENUE
                                                  OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING     REPRESENTED BY
LEASE EXPIRING                                    EXPIRING       LEASES           LEASES          LEASES (1)      EXPIRING LEASES
1996...........................................       408        2,592,163          17.6%        $ 20,120,539            11.8%
1997...........................................       403        2,415,113          16.4           26,593,887            15.7
1998...........................................       378        2,386,835          16.2           29,079,769            17.1
1999...........................................       277        1,758,632          12.0           21,298,294            12.5
2000...........................................       255        2,162,057          14.7           26,854,838            15.8
2001...........................................       109        1,256,866           8.6           18,772,349            11.0
2002...........................................        47          887,028           6.0           10,602,121             6.2
2003...........................................        26          554,628           3.8            8,268,658             4.9
2004...........................................        11          131,507           0.9            1,914,110             1.1
2005...........................................        13          342,121           2.3            3,168,389             1.9
2006 and thereafter............................         8          216,228           1.5            3,352,746             2.0
Total..........................................     1,935       14,703,178         100.0%        $170,025,700           100.0%

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

THE HIGHWOODS PROPERTIES

     OFFICE PROPERTIES. The Company's portfolio of office properties consists of 102 suburban office buildings. As of March 31, 1996, the office properties were 95% leased and totaled approximately 6.4 million rentable square feet. Ninety-one of the office properties are located in 19 developed business parks. All of the office properties have sufficient on-site parking for a fully occupied facility. The Company's office properties are close to major highways and suburban business centers, providing tenants with easy access to hotels, restaurants, shopping centers and other amenities. The office properties have an average age (weighted by Annualized Rental Revenue) of 10.4 years.

     The following tables set forth certain leasing information (on a per rentable square foot basis) for the office properties owned by the Company for the three month-period ended March 31, 1996:

             NET EFFECTIVE RENTS RELATED TO RE-LEASED OFFICE SPACE
                        AT THE HIGHWOODS PROPERTIES (1)

Number of lease transaction (signed leases)................................................        58
Rentable square footage leased.............................................................   130,312
Average per rentable square foot over the lease term:
  Base rent (2)............................................................................   $ 16.21
  Tenant improvements......................................................................     (1.49)
  Leasing commissions......................................................................     (0.35)
  Rent concessions.........................................................................        --
  Effective rent (3).......................................................................   $ 14.37
  Expense stop (4).........................................................................     (4.23)
  Equivalent effective net rent (5)........................................................   $ 10.14
Average term in years......................................................................         4

(1) Does not include the seven Properties in Nashville, Tennessee acquired in the Eakin & Smith Transaction on April 1, 1996.

(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(3) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements and leasing commissions from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(4) Equals the amount of real estate taxes, operating costs and utility costs that the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.

(5) Equals effective rent minus expense stop.

                RENTAL RATE TRENDS FOR HIGHWOODS PROPERTIES (1)
                                 (OFFICE ONLY)

Number of leases commenced during period....................................................       58
Average final rate with expense pass throughs...............................................   $15.20
Average first year cash rental rate.........................................................   $15.75
Percentage increase.........................................................................     3.62%

(1) Does not include the seven properties in Nashville, Tennessee acquired in the Eakin & Smith Transaction on April 1, 1996.

     The following table sets forth the capital expenditures committed by the Company under signed leases for tenant improvements and lease commissions for re-leased office space owned by the Company for the three-month period ended March 31, 1996:

       CERTAIN EXPENDITURES RELATED TO RE-LEASED HIGHWOODS PROPERTIES (1)
                                 (OFFICE ONLY)

Tenant improvements:
  Total dollars committed under signed leases.............................................   $723,053
  Rentable square feet....................................................................    130,312
  Per rentable square foot................................................................   $   5.55
Leasing commissions:
  Total dollars committed under signed leases.............................................   $156,264
  Rentable square feet....................................................................    130,312
  Per rentable square foot................................................................   $   1.20
Total:
  Total dollars committed under signed leases.............................................   $879,317
  Rentable square feet....................................................................    130,312
  Per rentable square foot................................................................   $   6.75

(1) Does not include the seven properties in Nashville, Tennessee acquired in the Eakin & Smith Transaction on April 1, 1996.

     The following table sets forth scheduled lease expirations for leases for the Company's office properties in place as of March 31, 1996, for each of the 10 years beginning with March 31, 1996, assuming no tenant exercises renewal options or is terminated due to default:

                   LEASE EXPIRATIONS OF HIGHWOODS PROPERTIES
                                 (OFFICE ONLY)

                                                                                                   AVERAGE
                                                            PERCENTAGE OF                         ANNUALIZED
                                              RENTABLE       TOTAL LEASED                       RENTAL REVENUE     PERCENTAGE OF
                                             SQUARE FEET     SQUARE FEET        ANNUALIZED        PER SQUARE      TOTAL ANNUALIZED
                                 NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE      FOOT UNDER       RENTAL REVENUE
                                OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING       EXPIRING        REPRESENTED BY
LEASE EXPIRING                  EXPIRING       LEASES           LEASES          LEASES (1)          LEASES        EXPIRING LEASES
Remainder of 1996............      161           497,975           8.3%        $  6,645,478         $13.35                7.7%
1997.........................      177           908,552          15.1           12,851,425          14.14               14.8
1998.........................      164         1,162,561          19.3           15,513,976          13.34               17.9
1999.........................      114           717,269          11.9           10,149,965          14.15               11.7
2000.........................      144         1,094,813          18.1           15,441,058          14.10               17.8
2001.........................       56           754,483          12.5           11,924,532          15.80               13.8
2002.........................       20           292,113           4.8            4,648,493          15.91                5.4
2003.........................       13           364,610           6.0            5,816,399          15.95                6.7
2004.........................        7            75,581           1.3            1,085,352          14.36                1.3
2005.........................        5            30,491           0.5              503,488          16.51                0.6
Thereafter...................        6           133,755           2.2            2,005,462          14.99                2.3
Total or average.............      867         6,032,203         100.0%        $ 86,585,628         $14.35              100.0%

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

     THE INDUSTRIAL PROPERTIES. The Company's portfolio includes 98 industrial properties. Ninety-three of these properties are located in 18 business or industrial parks. All of the Company's industrial properties have excellent access to interstate highway systems. As of March 31, 1996, the industrial properties were 91% leased and totaled approximately 3.7 million rentable square feet.

     Thirty-six of the industrial properties, comprising approximately 2.8 million rentable square feet, are warehouse and bulk distribution facilities serving the storage and regional distribution needs of manufacturers and distribution companies. The Company's warehouse and distribution facilities are designed for bulk storage of materials and manufactured goods in buildings with interior heights typically of 20 feet or more and office build-out of generally 25% or less. All of the Company's distribution facilities have dock facilities for trucks as well as grade level loading for lighter vehicles and vans. Each of the Company's warehouse and distribution facilities is equipped with sprinkler systems.

     Sixty-two of the Company's industrial properties, comprising approximately
1.0 million rentable square feet, are service center buildings, which are adaptable for a variety of uses, including office, light industrial, warehouse, distribution, assembly, research and development and retail. The service center properties have varying amounts of office finish (from 5% to 97%) and their rents vary accordingly. The service centers are frequently leased in units of 2,000 to 15,000 square feet and offer users interior heights of 14 feet or more for storage with grade level loading doors. Many provide dock facilities as well.

     The following tables set forth certain leasing information (on a per rentable square foot basis) for the Company's industrial properties for the three-month period ended March 31, 1996:

                    NET EFFECTIVE RENTS RELATED TO RE-LEASED
                  INDUSTRIAL SPACE AT THE HIGHWOODS PROPERTIES

Number of lease transaction (signed leases)...............................................         73
Rentable square footage leased............................................................    669,007
Average per rentable square foot over the lease term:
  Base rent (1)...........................................................................   $   4.55
  Tenant improvements.....................................................................      (0.18)
  Leasing commissions.....................................................................      (0.08)
  Rent concessions........................................................................         --
  Effective rent (2)......................................................................   $   4.29
  Expense stop (3)........................................................................      (0.31)
  Equivalent effective net rent (4).......................................................   $   3.98
Average term in years.....................................................................          2

(1) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements and leasing commissions from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(3) Equals the amount of real estate taxes, operating costs and utility costs that the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.

(4) Equals effective rent minus expense stop.

                     RENTAL TRENDS FOR HIGHWOODS PROPERTIES
                               (INDUSTRIAL ONLY)

Number of leases commenced during period......................................................      69
Average final rate with expense pass throughs.................................................   $4.45
Average first year cash rental rate...........................................................   $4.66
Percentage increase...........................................................................    4.72%

     The following table sets forth the capital expenditures committed by the Company under signed leases for tenant improvements and lease commissions for re-leased industrial space during the three-month period ended March 31, 1996:

         CERTAIN EXPENDITURES RELATED TO RE-LEASED HIGHWOODS PROPERTIES
                               (INDUSTRIAL ONLY)

Tenant improvements:
  Total dollars committed under signed leases.............................................   $456,808
  Rentable square feet....................................................................    669,007
  Per rentable square foot................................................................   $   0.68
Leasing commissions:
  Total dollars committed under signed leases.............................................   $158,537
  Rentable square feet....................................................................    669,007
  Per rentable square foot................................................................   $   0.24
Total:
  Total dollars committed under signed leases.............................................   $615,345
  Rentable square feet....................................................................    669,007
  Per rentable square foot................................................................   $   0.92

     The following table sets forth scheduled lease expirations for leases in place at the Company's industrial properties as of March 31, 1996, for each of the 10 years beginning with March 31, 1996, assuming no tenant exercises renewal options or is terminated on account of tenant defaults:

                   LEASE EXPIRATIONS OF HIGHWOODS PROPERTIES
                               (INDUSTRIAL ONLY)

                                                                                                   AVERAGE
                                                            PERCENTAGE OF                         ANNUALIZED
                                              RENTABLE       TOTAL LEASED                       RENTAL REVENUE     PERCENTAGE OF
                                             SQUARE FEET     SQUARE FEET        ANNUALIZED        PER SQUARE      TOTAL ANNUALIZED
                                 NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE      FOOT UNDER       RENTAL REVENUE
                                OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING       EXPIRING        REPRESENTED BY
LEASE EXPIRING                  EXPIRING       LEASES           LEASES          LEASES (1)          LEASES        EXPIRING LEASES
Remainder of 1996............      156         1,553,489          46.4%        $  6,715,994         $ 4.32               41.8%
1997.........................       90           607,743          18.2            3,090,728           5.09               19.3
1998.........................       86           328,357           9.8            2,225,222           6.78               13.9
1999.........................       50           217,180           6.5            1,234,631           5.68                7.7
2000.........................       20           311,315           9.3            1,499,486           4.82                9.3
2001.........................        6            43,702           1.3              311,911           7.14                1.9
2002.........................        2           257,210           7.7              766,355           2.98                4.8
2003.........................        1             3,375           0.1               18,428           5.46                0.1
2004.........................       --                --           0.0                   --             --                 --
2005.........................        4            23,450           0.7              190,674           8.13                1.2
Thereafter...................       --                --            --                   --             --                 --
Total or average.............      415         3,345,821         100.0%        $ 16,053,429         $ 4.80              100.0%

(1) Includes operating expense pass throughs and excludes the effect of future contractual rent increases.

THE CROCKER PROPERTIES

     The Crocker Properties consist of 58 suburban office buildings and 12 service center properties located in 15 metropolitan areas in seven states in the Southeastern United States encompassing a total of approximately 5.7 million rentable square feet. Sixty-three of the properties are located in suburban office parks and comprise approximately 4.7 million square feet of rentable space. The remaining seven properties are also located in suburban areas in the Southeast.

     The Crocker Properties were developed between 1980 and 1991 and have a weighted average age of nine years. The majority of the Crocker Properties were acquired by Crocker or its predecessors in 1993, near the end of a downturn in commercial real estate markets that resulted from the over-building of the 1980s. Most of the Crocker Properties are used for more than one business activity. The Crocker Properties are similar in quality to that of the Highwoods Properties. They are primarily of brick or concrete construction, having one to ten stories, with lush landscaped areas and sufficient parking for their intended use. The Crocker Properties are well maintained and strategically located near transportation corridors. All of the Crocker Properties have been inspected by independent engineers since September 1993 and are in good to excellent physical condition. Other than regular maintenance operations and routine tenant improvements, the Company does not anticipate the necessity of undertaking any significant renovation or construction projects at any of the Crocker Properties in the near term. Certain of the Crocker Properties are encumbered by mortgage indebtedness. See "Recent Developments -- Financing Activities and Liquidity."

     Management of the Crocker Properties is supervised by Crocker's asset managers in regional offices. On-site management is conducted by Crocker at 54 of its Properties. Highwoods intends to retain substantially all of Crocker's on-site managers following the Merger and to reduce the reliance on third-party property managers and leasing agents with respect to the Crocker Properties.

     OFFICE PROPERTIES. The Crocker portfolio of office properties consists of 58 suburban office buildings. As of March 31, 1996, the office properties were 95% leased and totaled approximately 4.2 million rentable square feet. Fifty-one of the office properties are located in developed business parks. All of the office properties have sufficient on-site parking for a fully occupied facility. The office properties have an average age (weighted by Annualized Rental Revenue) of 8.9 years.

     The following tables set forth certain leasing information (on a per rentable square foot basis) for the office properties owned by Crocker for the three month-period ended March 31, 1996:

             NET EFFECTIVE RENTS RELATED TO RE-LEASED OFFICE SPACE
                           AT THE CROCKER PROPERTIES

Number of lease transaction (signed leases) (1)...........................................         16
Rentable square footage leased............................................................    128,907
Average per rentable square foot over the lease term:
  Base rent (2)...........................................................................   $  13.19
  Tenant improvements.....................................................................      (0.33)
  Leasing commissions.....................................................................      (0.36)
  Rent concessions........................................................................         --
  Effective rent (3)......................................................................   $  12.50
  Expense stop (4)........................................................................      (1.95)
  Equivalent effective net rent (5).......................................................   $  10.54
Average term in years.....................................................................          2

(1) Includes the exercise of a one-year lease renewal by IBM for 68,500 square feet at ONCC -- "W" building in the Research Triangle Park.

(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(3) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements and leasing commissions from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(4) Equals the amount of real estate taxes, operating costs and utility costs that the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.

(5) Equals effective rent minus expense stop.

                   RENTAL RATE TRENDS FOR CROCKER PROPERTIES
                                 (OFFICE ONLY)

Number of leases commenced during period....................................................        7
Average final rate with expense pass throughs...............................................   $14.84
Average first year cash rental rate.........................................................   $16.21
Percentage increase.........................................................................     9.23%

     The following table sets forth the capital expenditures committed by Crocker under signed leases for tenant improvements and lease commissions for re-leased office space owned by Crocker for the three-month period ended March 31, 1996:

          CERTAIN EXPENDITURES RELATED TO RE-LEASED CROCKER PROPERTIES
                                 (OFFICE ONLY)

Tenant improvements:
  Total dollars committed under signed leases.............................................   $180,538
  Rentable square feet....................................................................    128,907
  Per rentable square foot................................................................   $   1.40
Leasing commissions:
  Total dollars committed under signed leases.............................................   $116,847
  Rentable square feet....................................................................    128,907
  Per rentable square foot................................................................   $   0.91
Total:
  Total dollars committed under signed leases.............................................   $297,385
  Rentable square feet....................................................................    128,907
  Per rentable square foot................................................................   $   2.31

     The following table sets forth scheduled lease expirations for leases for Crocker's office properties in place as of March 31, 1996, for each of the 10 years beginning with March 31, 1996, assuming no tenant exercises renewal options or is terminated due to default:

                    LEASE EXPIRATIONS OF CROCKER PROPERTIES
                                 (OFFICE ONLY)

                                                                                                    AVERAGE
                                                             PERCENTAGE OF                         ANNUALIZED
                                               RENTABLE       TOTAL LEASED                       RENTAL REVENUE     PERCENTAGE OF
                                              SQUARE FEET     SQUARE FEET        ANNUALIZED        PER SQUARE      TOTAL ANNUALIZED
                                  NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE      FOOT UNDER       RENTAL REVENUE
                                 OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING       EXPIRING        REPRESENTED BY
LEASE EXPIRING                   EXPIRING       LEASES           LEASES          LEASES (1)          LEASES        EXPIRING LEASES
Remainder of 1996.............       71          389,110            9.3%        $  5,605,984         $14.41                9.6%
1997..........................      111          668,690           16.0            8,790,584          13.15               15.0
1998..........................      106          726,341           17.4            9,880,076          13.60               16.9
1999..........................       89          562,977           13.5            8,062,666          14.32               13.8
2000..........................       75          502,275           12.0            7,903,807          15.74               13.5
2001..........................       39          382,806            9.1            5,952,787          15.55               10.2
2002..........................       25          337,705            8.1            5,187,273          15.36                8.9
2003..........................       12          186,643            4.4            2,433,831          13.04                4.2
2004..........................        4           55,926            1.3              828,758          14.82                1.4
2005..........................        4          288,180            6.9            2,474,227           8.59                4.2
Thereafter....................        2           82,473            2.0            1,347,284          16.34                2.3
Total or average..............      538        4,183,126          100.0%        $ 58,467,277         $13.98              100.0%

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

     THE SERVICE CENTER PROPERTIES. The Crocker portfolio includes 12 service center properties. All of these properties are located in business or industrial parks. All of the Crocker service center properties have excellent access to interstate highway systems. As of March 31, 1996, the service center properties were 93% leased and totaled approximately 1.1 million rentable square feet.

     The Crocker service center properties are adaptable for a variety of uses, including office, light industrial, warehouse, distribution, assembly, research and development and retail. The service center properties have varying amounts of office finish (from 10% to 70%) and their rents vary accordingly. The service centers are frequently leased in units of 2,000 to 15,000 square feet and offer users interior heights of 14 feet or more for storage with grade level loading doors. Many provide dock facilities as well. All of the service centers have sufficient on-site parking for a fully occupied facility.

     The following tables set forth certain leasing information (on a per rentable square foot basis) for the Crocker service center properties for the three-month period ended March 31, 1996:

                    NET EFFECTIVE RENTS RELATED TO RE-LEASED
                 SERVICE CENTER SPACE AT THE CROCKER PROPERTIES

Number of lease transaction (signed leases)................................................         7
Rentable square footage leased.............................................................    50,413
Average per rentable square foot over the lease term:
  Base rent (1)............................................................................   $  6.12
  Tenant improvements......................................................................     (0.34)
  Leasing commissions......................................................................     (0.12)
  Rent concessions.........................................................................        --
  Effective rent (2).......................................................................   $  5.66
  Expense stop (3).........................................................................     (0.34)
  Equivalent effective net rent (4)........................................................   $  5.32
Average term in years......................................................................         3

(1) Equals aggregate base rent received over their respective terms from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(2) Equals aggregate base rent received over their respective terms from all lease transactions during the period minus all tenant improvements and leasing commissions from all lease transactions during the period, divided by the terms in months for such leases, multiplied by 12, divided by the total rentable square feet leased under all lease transactions during the period.

(3) Equals the amount of real estate taxes, operating costs and utility costs that the landlord is obligated to pay on an annual basis. The tenant is required to pay any increases above such amount.

(4) Equals effective rent minus expense stop.

                      RENTAL TRENDS FOR CROCKER PROPERTIES
                             (SERVICE CENTER ONLY)

Number of leases commenced during period......................................................       3
Average final rate with expense pass throughs.................................................   $6.72
Average first year cash rental rate...........................................................   $7.49
Percentage increase...........................................................................   11.46%

     The following table sets forth the capital expenditures committed by Crocker under signed leases for tenant improvements and lease commissions for re-leased industrial space during the three-month period ended March 31, 1996:

          CERTAIN EXPENDITURES RELATED TO RE-LEASED CROCKER PROPERTIES
                             (SERVICE CENTER ONLY)

Tenant improvements:
  Total dollars committed under signed leases...........................................   $79,512.90
  Rentable square feet..................................................................       50,413
  Per rentable square foot..............................................................   $     1.58
Leasing commissions:
  Total dollars committed under signed leases...........................................   $10,878.25
  Rentable square feet..................................................................       50,413
  Per rentable square foot..............................................................   $     0.22
Total:
  Total dollars committed under signed leases...........................................   $90,391.15
  Rentable square feet..................................................................       50,413
  Per rentable square foot..............................................................   $     1.79

     The following table sets forth scheduled lease expirations for leases in place at Crocker's service center properties as of March 31, 1996, for each of the 10 years beginning with March 31, 1996, assuming no tenant exercises renewal options or is terminated on account of tenant defaults:

                    LEASE EXPIRATIONS OF CROCKER PROPERTIES
                             (SERVICE CENTER ONLY)

                                                                                                    AVERAGE
                                                             PERCENTAGE OF                         ANNUALIZED
                                               RENTABLE       TOTAL LEASED                       RENTAL REVENUE     PERCENTAGE OF
                                              SQUARE FEET     SQUARE FEET        ANNUALIZED        PER SQUARE      TOTAL ANNUALIZED
                                  NUMBER      SUBJECT TO     REPRESENTED BY    RENTAL REVENUE      FOOT UNDER       RENTAL REVENUE
                                 OF LEASES     EXPIRING         EXPIRING       UNDER EXPIRING       EXPIRING        REPRESENTED BY
LEASE EXPIRING                   EXPIRING       LEASES           LEASES          LEASES (1)          LEASES        EXPIRING LEASES
Remainder of 1996.............       20          151,589           12.9%         $1,153,083         $   7.61              13.3%
1997..........................       25          230,128           20.9           1,861,150             8.09              20.2
1998..........................       22          169,576           16.4           1,460,495             8.61              14.8
1999..........................       24          261,206           20.8           1,851,032             7.09              22.9
2000..........................       16          253,654           22.5           2,010,487             7.93              22.2
2001..........................        8           75,875            6.5             583,119             7.69               6.6
2002..........................       --               --             --                  --               --                --
2003..........................       --               --             --                  --               --                --
2004..........................       --               --             --                  --               --                --
2005..........................       --               --             --                  --               --                --
Thereafter....................       --               --             --                  --               --                --
Total or average..............      115        1,142,028          100.0%         $8,919,366         $   7.81             100.0%

(1) Annualized Rental Revenue is March 1996 rental revenue (base rent plus operating expense pass throughs) multiplied by 12.

TABLE OF PROPERTIES

     The following table and the notes thereto set forth information regarding the Properties at March 31, 1996:

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH

                                             HIGHWOODS PROPERTIES
  RESEARCH TRIANGLE, NC

  HIGHWOODS OFFICE CENTER
    Amica                                O         1983        20,708        100%           87%         100%
    Arrowood                             O         1979        58,743        100           100          100
    Aspen                                O         1980        36,666         87            87          100
    Birchwood                            O         1983        12,748        100           100          100
    Cedar East                           O         1981        39,904        100           100          100
    Cedar West                           O         1981        39,903         95            95          100
    Cottonwood                           O         1983        40,150        100           100          100
    Cypress                              O         1980        39,004        100           100          100
    Dogwood                              O         1983        40,613        100           100          100
    Hawthorn                             O         1987        63,797        100           100          100
    Highwoods Tower                      O         1991       185,222         99            98          100
    Holly                                O         1984        20,186        100           100          100
    Ironwood                             O         1978        35,695         96            96          100
    Kaiser                               O         1988        56,915        100           100          100
    Laurel                               O         1982        39,382        100           100          100
    Leatherwood                          O         1979        36,581         99            96          100
    Smoketree Tower                      O         1984       151,703         82            82          100
  REXWOODS OFFICE CENTER
    2500 Blue Ridge                      O         1982        61,864        100           100          100
    Blue Ridge II                        O         1988        20,673        100           100          100
    Rexwoods Center                      O         1990        41,686        100           100          100
    Rexwoods II                          O         1993        20,845        100           100          100
    Rexwoods III                         O         1992        42,484        100           100          100
    Rexwoods IV                          O         1995        42,003         76            76          100
  TRIANGLE BUSINESS CENTER
    Bldg. 2A                             O         1984       102,400         98            98           90
    Bldg. 2B                             S         1984        32,000        100           100           50
    Bldg. 3                              O         1988       135,360         96            96           80
    Bldg. 7                              O         1986       126,728         78            78           95
  PROGRESS CENTER
    Cape Fear                            O         1979        40,058         32            32          100
    Catawba                              O         1980        37,456        100           100          100
    CompuChem                            O         1980       105,540        100           100          100
  NORTH PARK
    4800 North Park                      O         1985       168,016        100           100          100
    4900 North Park                      O         1984        32,002         97            83          100
    5000 North Park                      O         1980        75,395         83            83          100
  CREEKSTONE PARK
    Creekstone Crossing                  O         1990        59,299         92            88           96
    Riverbirch                           O         1987        59,971        100           100          100
    Willow Oak                           O         1995        88,783         92            92          100
  RESEARCH COMMONS
    EPA Administration                   O         1966        46,718        100           100          100
    EPA Annex                            O         1966       145,875        100           100           50
    4501 Bldg.                           O         1985        56,566        100           100          100
    4401 Bldg.                           O         1987       115,526         84            84           93
    4301 Bldg.                           O         1989        90,894        100           100           27
    4201 Bldg.                           O         1991        83,731        100           100          100

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996

  RESEARCH TRIANGLE, NC
  HIGHWOODS OFFICE CENTER
    Amica                            Amica Mutual Insurance Company
    Arrowood                         First Citizens Bank & Trust
    Aspen                            N/A
    Birchwood                        Donohoe Construction Company,
                                     Southlight, Inc.
    Cedar East                       Amerimark Building Products
    Cedar West                       N/A
    Cottonwood                       First Citizens Bank & Trust
    Cypress                          GSA-Army Recruiters
    Dogwood                          First Citizens Bank & Trust
    Hawthorn                         Carolina Telephone
    Highwoods Tower                  Maupin, Taylor, Ellis & Adams
    Holly                            Capital Associated Industries
    Ironwood                         First Citizens Bank & Trust
    Kaiser                           Kaiser Foundation
    Laurel                           Microspace Communications, First
                                     Citizens Bank & Trust
    Leatherwood                      GAB North America, Inc.
    Smoketree Tower                  N/A
  REXWOODS OFFICE CENTER
    2500 Blue Ridge                  Rex Hospital, Inc.
    Blue Ridge II                    McGladrey & Pullen
    Rexwoods Center                  N/A
    Rexwoods II                      Raleigh Neurology Clinic (2),
                                     Miller Building Corporation
    Rexwoods III                     Piedmont Olsen Hensley, Inc.
    Rexwoods IV                      N/A
  TRIANGLE BUSINESS CENTER
    Bldg. 2A                         Harris Corporation, AAI Systems
                                     Management, Inc.
    Bldg. 2B                         International Paper
    Bldg. 3                          N/A
    Bldg. 7                          Broadband Technologies, Inc.
  PROGRESS CENTER
    Cape Fear                        N/A
    Catawba                          GSA -- EPA
    CompuChem                        CompuChem (3)
  NORTH PARK
    4800 North Park                  IBM-PC Division
    4900 North Park                  N/A
    5000 North Park                  N/A
  CREEKSTONE PARK
    Creekstone Crossing              N/A
    Riverbirch                       Digital Equipment Corporation,
                                     Quintiles, Inc.
    Willow Oak                       AT&T Corporation
  RESEARCH COMMONS
    EPA Administration               Environmental Protection Agency
    EPA Annex                        Environmental Protection Agency
    4501 Bldg.                       Martin Marietta
    4401 Bldg.                       Ericsson
    4301 Bldg.                       Glaxo Wellcome Inc. (4)
    4201 Bldg.                       Environmental Protection Agency

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  HOCK PORTFOLIO
    Fairfield I                          O         1987        50,540         92%           92%         100%
    Fairfield II                         O         1989        61,064         90            90          100
    Qualex                               O         1985        67,000        100           100          100
    4101 Roxboro                         O         1984        56,000        100           100          100
    4020 Roxboro                         O         1989        40,000        100           100          100
  SIX FORKS CENTER
    Six Forks Center I                   O         1982        33,867        100           100          100
    Six Forks Center II                  O         1983        55,603         94            94          100
    Six Forks Center III                 O         1987        60,662         99            99          100
  OTHER RESEARCH TRIANGLE
  PROPERTIES
    Colony Corporate Center              O         1985        53,324        100           100          100
    Concourse                            O         1986       131,645         99            99          100
    Expressway One Warehouse             I         1990        59,600        100           100            5
    Holiday Inn                          O         1984        30,000        100           100          100
    Lake Plaza East                      O         1984        71,254         97            97          100
    Phoenix                              O         1990        26,449         91            91          100
    South Square I                       O         1988        56,401        100           100          100
    South Square II                      O         1989        58,793        100           100          100
    Cotton Building                      O         1972        40,035        100           100           79
  TOTAL OR WEIGHTED AVERAGE                                 3,702,030         95%           95%

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  HOCK PORTFOLIO
    Fairfield I                      Reliance
    Fairfield II                     Qualex
    Qualex                           Qualex
    4101 Roxboro                     Duke -- Cardiology
    4020 Roxboro                     Duke -- Pediatrics
                                     Duke -- Cardiology
  SIX FORKS CENTER
    Six Forks Center I               Centura Bank
    Six Forks Center II              N/A
    Six Forks Center III             EDS
  OTHER RESEARCH TRIANGLE
  PROPERTIES
    Colony Corporate Center          Rust Environmental &
                                     Infrastructure, Fujitsu
    Concourse                        Clintrials
    Expressway One Warehouse         West's Durham Transfer & Storage
    Holiday Inn                      Holiday Inns, Inc.
    Lake Plaza East                  N/A
    Phoenix                          N/A
    South Square I                   Blue Cross and Blue Shield
    South Square II                  Coastal Healthcare Group, Inc.
    Cotton Building                  Cotton Inc., Associated Insurances
                                     Inc.
  TOTAL OR WEIGHTED AVERAGE

  PIEDMONT TRIAD, NC
  AIRPARK EAST
    Highland Industries                  S         1990        12,500        100           100           48
    Service Center 1                     S         1985        18,575         86            86           96
    Service Center 2                     S         1985        18,672        100           100           94
    Service Center 3                     S         1985        16,498         86            86           97
    Service Center 4                     S         1985        16,500        100           100          100
    Copier Consultants                   S         1990        20,000        100           100           60
    Service Court                        S         1990        12,600         75            75          100
    Bldg. 01                             O         1990        24,423        100           100          100
    Bldg. 02                             O         1986        23,827        100           100          100
    Bldg. 03                             O         1986        23,182        100           100          100
    Bldg. A                              O         1986        56,272         85            85          100
    Bldg. B                              O         1988        54,088         93            93          100
    Bldg. C                              O         1990       134,893        100           100          100
    Sears Cenfact                        O         1989        49,504        100           100          100
    Hewlett Packard                      O         1996        15,000         76            76          100
    Warehouse 1                          I         1985        64,000        100           100           21
    Warehouse 2                          I         1985        64,000         88            88           48
    Warehouse 3                          I         1986        57,600        100           100            8
    Warehouse 4                          I         1988        54,000        100           100           89
  AIRPARK NORTH
    DC-1                                 I         1986       112,000        100           100            7
    DC-2                                 I         1987       111,905        100           100           61
    DC-3                                 I         1988        75,000        100           100            5
    DC-4                                 I         1988        60,000        100           100            8
  AIRPARK WEST
    Airpark I                            O         1984        60,000        100           100          100
    Airpark II                           O         1985        45,680        100             0          100
    Airpark IV                           O         1985        22,612        100            87          100
    Airpark V                            O         1985        21,923        100           100          100
    Airpark VI                           O         1985        22,097         94            94          100

  PIEDMONT TRIAD, NC
  AIRPARK EAST
    Highland Industries              Highland Industries, Inc. (5)
    Service Center 1                 Genetic Design
    Service Center 2                 Genetic Design
    Service Center 3                 ECPI
    Service Center 4                 Genetic Design
    Copier Consultants               Copier Consultants
    Service Court                    Genetic Design
    Bldg. 01                         Health & Hygiene
    Bldg. 02                         United States Postal Service
    Bldg. 03                         Time Warner, Martin Marietta
    Bldg. A                          N/A
    Bldg. B                          Hewlett-Packard Co., United States
                                     Postal Service
    Bldg. C                          John Hancock
    Sears Cenfact                    Sears Roebuck & Company
    Hewlett Packard                  Hewlett Packard Co.
    Warehouse 1                      Guilford Business Forms, Inc.,
                                     Safelite Glass Corp.
    Warehouse 2                      Volvo GM Heavy Truck Corp., State
                                     Street Bank Realty
    Warehouse 3                      US Air Inc., Garlock, Inc.
    Warehouse 4                      First Data Resources, Inc.
  AIRPARK NORTH
    DC-1                             VSA, Inc.
    DC-2                             Sears Roebuck & Co., Summit Pet
                                     Products Dist. Inc., Electric
                                     South
    DC-3                             Fashions Outlet of America, Inc.,
                                     Continuous Forms & Checks, Inc.
    DC-4                             RSVP Communications, Inc.
  AIRPARK WEST
    Airpark I                        Volvo GM Heavy Truck Corp.
    Airpark II                       Mohawk Carpet Corporation
    Airpark IV                       Max Radio of Greensboro
    Airpark V                        NCR Corporation
    Airpark VI                       Brookstone College, Anacomp

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  WEST POINT BUSINESS PARK
    BMF Warehouse                        I         1986       240,000        100%          100%           3%
    WP-11                                I         1988        89,600         36            36            8
    WP-12                                I         1988        89,600        100           100            4
    WP-13                                I         1988        89,600        100           100            2
    WP-3 & 4                             S         1988        18,059        100           100           54
    WP-5                                 S         1995        25,200         76            76           20
    Fairchild Bldg.                      I         1990        89,000        100           100           20
    LUWA Bahnson Bldg.                   O         1990        27,000        100           100          100
  UNIVERSITY COMMERCIAL CENTER
    W-1                                  I         1983        44,400        100           100            1
    W-2                                  I         1983        46,500        100           100            7
    SR-1                                 S         1983        23,112        100           100           68
    SR-2 01/02                           S         1983        17,282        100           100           67
    SR-3                                 S         1984        23,825         65            65           70
    Bldg. 01/02                          O         1983         9,993         51            51          100
    Bldg. 03                             O         1985        37,077         71            71          100
    Bldg. 04                             O         1986        34,470         60            60          100
  IVY DISTRIBUTION CENTER (6)            I         1930-      400,000         57            57            2
                                                   1980
  KNOLLWOOD OFFICE CENTER
    370 Knollwood                        O         1994        90,315        100           100          100
    380 Knollwood                        O         1990       164,141         97            97          100
  STONELEIGH BUSINESS PARK
    7327 W. Friendly Ave.                S         1987        11,180        100           100           59
    7339 W. Friendly Ave.                S         1989        11,784        100           100           59
    7341 W. Friendly Ave.                S         1988        21,048        100           100           36
    7343 W. Friendly Ave.                S         1988        13,463        100           100           36
    7345 W. Friendly Ave.                S         1988        12,300        100           100           36
    7347 W. Friendly Ave.                S         1988        17,978        100           100           36
    7349 W. Friendly Ave.                S         1988         9,840        100           100           36
    7351 W. Friendly Ave.                S         1988        19,723        100           100           36
    7353 W. Friendly Ave.                S         1988        22,826        100           100           36
    7355 W. Friendly Ave.                S         1988        13,296         88            88           36
  SPRING GARDEN PLAZA
    4000 Spring Garden St.               S         1983        21,773         74            74           69
    4002 Spring Garden St.               S         1983         6,684        100           100           69
    4004 Spring Garden St.               S         1983        23,724         83            83           69
  POMONA CENTER -- PHASE I
    7 Dundas Circle                      S         1986        14,760         91            91           55
    8 Dundas Circle                      S         1986        16,488        100           100           55
    9 Dundas Circle                      S         1986         9,972        100           100           55
  POMONA CENTER -- PHASE II
    302 Pomona Dr.                       S         1987        16,488         94            94           55
    304 Pomona Dr.                       S         1987         4,344         75            75           55
    306 Pomona Dr.                       S         1987         9,840         88            88           55
    308 Pomona Dr.                       S         1987        14,184         96            96           55
    5 Dundas Circle                      S         1987        14,184         83            83           55
  WESTGATE ON WENDOVER -- PHASE I
    305 South Westgate Dr.               S         1985         5,760         83            83           54
    307 South Westgate Dr.               S         1985        12,672        100           100           54
    309 South Westgate Dr.               S         1985        12,960        100            44           54
    311 South Westgate Dr.               S         1985        14,400        100           100           54
    315 South Westgate Dr.               S         1985        10,368         89            89           54
    317 South Westgate Dr.               S         1985        15,552        100           100           54
    319 South Westgate Dr.               S         1985        10,368        100           100           54

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  WEST POINT BUSINESS PARK
    BMF Warehouse                    Sara Lee Knit Products, Inc.
    WP-11                            Microfibres
    WP-12                            Norel Plastics, Sara Lee
    WP-13                            Sara Lee Knit Products, Inc.
    WP-3 & 4                         Tri-Communications, Inc., Royso
                                     Safety, Inc.
    WP-5                             N/A
    Fairchild Bldg.                  Fairchild Industrial Products
    LUWA Bahnson Bldg.               Luwa Bahnson, Inc.
  UNIVERSITY COMMERCIAL CENTER
    W-1                              Lagenthal Corp.
    W-2                              Paper Supply Company
    SR-1                             N/A
    SR-2 01/02                       Decision Point Marketing
    SR-3                             Decision Point Marketing
    Bldg. 01/02                      N/A
    Bldg. 03                         N/A
    Bldg. 04                         N/A
  IVY DISTRIBUTION CENTER (6)        N/A

  KNOLLWOOD OFFICE CENTER
    370 Knollwood                    Krispy Kreme, Prudential Carolinas
                                     Realty
    380 Knollwood                    N/A
  STONELEIGH BUSINESS PARK
    7327 W. Friendly Ave.            American Telecom, Salem Imaging
    7339 W. Friendly Ave.            IKEA, R.F. Micro Devices
    7341 W. Friendly Ave.            R.F. Micro Devices
    7343 W. Friendly Ave.            Executone
    7345 W. Friendly Ave.            Disston
    7347 W. Friendly Ave.            Law Engineering, Winship
    7349 W. Friendly Ave.            N/A
    7351 W. Friendly Ave.            General Transport, Burlington Air
                                     Express
    7353 W. Friendly Ave.            Office Equipment, Windsor Door
    7355 W. Friendly Ave.            R.F. Micro Devices
  SPRING GARDEN PLAZA
    4000 Spring Garden St.           N/A
    4002 Spring Garden St.           Jordan Graphics
    4004 Spring Garden St.           N/A
  POMONA CENTER -- PHASE I
    7 Dundas Circle                  N/A
    8 Dundas Circle                  N/A
    9 Dundas Circle                  Netcom, Conservatop Corporation
  POMONA CENTER -- PHASE II
    302 Pomona Dr.
    304 Pomona Dr.                   Fortune Personnel Consultants
    306 Pomona Dr.                   AEL Defense Corporation
    308 Pomona Dr.                   Hering North America
    5 Dundas Circle
  WESTGATE ON WENDOVER -- PHASE I
    305 South Westgate Dr.           Alarmguard, The Computer Store
    307 South Westgate Dr.           Anders Lufvenholm
    309 South Westgate Dr.           Network Information, McRae
                                     Graphics
    311 South Westgate Dr.           N/A
    315 South Westgate Dr.           N/A
    317 South Westgate Dr.           N/A
    319 South Westgate Dr.           N/A

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  WESTGATE ON WENDOVER -- PHASE II
    206 South Westgate Dr.               S         1986        17,376        100%          100%          65%
    207 South Westgate Dr.               S         1986        26,448        100           100           65
    300 South Westgate Dr.               S         1986        12,960        100           100           65
    4600 Dundas Circle                   S         1985        11,922        100           100           65
    4602 Dundas Circle                   S         1985        13,017         61            61           65
  RADAR ROAD
    500 Radar Rd.                        I         1981        78,000        100           100            4
    502 Radar Rd.                        I         1986        15,000        100           100           10
    504 Radar Rd.                        I         1986        15,000        100           100           10
    506 Radar Rd.                        I         1986        15,000        100           100           10
  HOLDEN/85 BUSINESS PARK
    2616 Phoenix Dr.                     I         1985        31,894        100           100           32
    2606 Phoenix Dr. -- 100              S         1989        15,000        100           100           32
    2606 Phoenix Dr. -- 200              S         1989        15,000        100           100           32
    2606 Phoenix Dr. -- 300              S         1989         7,380         67            67           32
    2606 Phoenix Dr. -- 400              S         1989        12,300         90            90           32
    2606 Phoenix Dr. -- 500              S         1989        15,180        100           100           32
    2606 Phoenix Dr. -- 600              S         1989        18,540         90            90           32
  INDUSTRIAL VILLAGE
    7906 Industrial Village Rd.
                                         I         1985        15,000        100           100           15
    7908 Industrial Village Rd.
                                         I         1985        15,000        100           100           15
    7910 Industrial Village Rd.
                                         I         1985        15,000        100           100           15
  OTHER PIEDMONT TRIAD PROPERTIES
    6348 Burnt Poplar                    I         1990       125,000        100           100            4
    6350 Burnt Poplar                    I         1992        57,600        100           100            3
    Stratford                            O         1991       135,533         97            97          100
    Chesapeake                           I         1993       250,000        100           100            3
    3288 Robinhood                       O         1989        19,599         76            76          100
  TOTAL OR WEIGHTED AVERAGE                                 4,167,233         92%           90%

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  WESTGATE ON WENDOVER -- PHASE II
    206 South Westgate Dr.           Home Care of the Central Carolinas
    207 South Westgate Dr.           Health Equipment Services
    300 South Westgate Dr.           N/A
    4600 Dundas Circle               Oakwood Homes, Aquaterra, Inc.
    4602 Dundas Circle               Four Seasons Apparel
  RADAR ROAD
    500 Radar Rd.                    Amoco Foam
    502 Radar Rd.                    East Texas Distributing
    504 Radar Rd.                    Triad International Maintenance,
                                     Dayva Industries
    506 Radar Rd.                    Triad International Maintenance,
                                     American Coatings
  HOLDEN/85 BUSINESS PARK
    2616 Phoenix Dr.                 Pliana, Inc.
    2606 Phoenix Dr. -- 100          Piedmont Plastics, Rexham Corp.
    2606 Phoenix Dr. -- 200          REHAU, Inc., Readervision, Inc.
    2606 Phoenix Dr. -- 300          N/A
    2606 Phoenix Dr. -- 400          Spectrum Financial Services
    2606 Phoenix Dr. -- 500          The Record Exchange
    2606 Phoenix Dr. -- 600          AT&T, Sumitomo Electrical
  INDUSTRIAL VILLAGE
    7906 Industrial Village Rd.
                                     Texas Aluminum
    7908 Industrial Village Rd.
                                     Bullock Distributors, Air Express
    7910 Industrial Village Rd.
                                     Wadkin North America, Inc.
  OTHER PIEDMONT TRIAD PROPERTIES
    6348 Burnt Poplar                Sears Roebuck & Co.
    6350 Burnt Poplar                Industries for the Blind
    Stratford                        Southern National Bank
    Chesapeake                       Chesapeake Display & Packaging
    3288 Robinhood                   N/A
  TOTAL OR WEIGHTED AVERAGE

  CHARLOTTE, NC
  STEELE CREEK PARK
    Bldg. A                              I         1989        42,500        100           100           19
    Bldg. B                              I         1985        15,031        100           100           20
    Bldg. E                              I         1985        39,300         79            79           13
    Bldg. G-1                            I         1989        22,500         44            44           11
    Bldg. H                              I         1987        53,614        100           100           16
    Bldg. K                              I         1985        19,400        100           100           25
  HIGHWOODS/FORSYTH BUSINESS PARK
    4101 Stuart Andrew Blvd.             S         1984        12,185         81            81           60
    4105 Stuart Andrew Blvd.             S         1984         4,528        100           100           60
    4109 Stuart Andrew Blvd.             S         1984        15,212         94            94           60
    4201 Stuart Andrew Blvd.             S         1982        19,333         63            63           60
    4205 Stuart Andrew Blvd.             S         1982        23,401        100           100           60
    4209 Stuart Andrew Blvd.             S         1982        15,901        100           100           60
    4215 Stuart Andrew Blvd.             S         1982        23,372         88            88           60
    4301 Stuart Andrew Blvd.             S         1982        40,601         89            89           60
    4321 Stuart Andrew Blvd.             S         1982        12,774        100           100           60

  CHARLOTTE, NC
  STEELE CREEK PARK
    Bldg. A                          Terrell Gear Drives, Inc.
    Bldg. B                          Pumps Parts & Services Inc. (7)
    Bldg. E                          Bradman-Lake Inc., Aptech, Inc.
    Bldg. G-1                        Safewaste Corp.
    Bldg. H                          Sugravo Rallis Engraving,
                                     Eurotherm Drives, Inc.
    Bldg. K                          Aptech, Inc.
  HIGHWOODS/FORSYTH BUSINESS PARK
    4101 Stuart Andrew Blvd.         N/A
    4105 Stuart Andrew Blvd.         Re-Directions, Transit & Level
                                     Clinic, Bell/Sysco Food
    4109 Stuart Andrew Blvd.         N/A
    4201 Stuart Andrew Blvd.         N/A
    4205 Stuart Andrew Blvd.         Sunbelt Video, Inc.
    4209 Stuart Andrew Blvd.         N/A
    4215 Stuart Andrew Blvd.         Cleaning Services Group, Rodan,
                                     Inc.
    4301 Stuart Andrew Blvd.         Circle K
    4321 Stuart Andrew Blvd.         Communications Technology

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  PARKWAY PLAZA
    Building 1                           O         1982        58,263         88%           88%         100%
    Building 2                           O         1983        88,227         93            93          100
    Building 3                           O         1984        82,307         81            81          100
    Building 7 (8)                       O         1985        60,722        100           100          100
    Building 8 (8)                       O         1986        40,615        100           100          100
    Building 9 (8)                       I         1984       110,000        100           100           32
  OTHER CHARLOTTE PROPERTIES
    First Citizens                       O         1989        57,214        100           100          100
  TOTAL OR WEIGHTED AVERAGE                                   857,000         93%           93%

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  PARKWAY PLAZA
    Building 1                       BASF Corporation
    Building 2                       N/A
    Building 3                       N/A
    Building 7 (8)                   Northwest Mortgage
    Building 8 (8)                   Greenpoint Financial Corp.
    Building 9 (8)                   Personal Financial Asst., Inc.
  OTHER CHARLOTTE PROPERTIES
    First Citizens                   Volvo Car Finance, Inc.
  TOTAL OR WEIGHTED AVERAGE

  NASHVILLE, TN
  MARYLAND FARMS
    Eastpark 1                           O         1978        29,797         96            96          100
    Eastpark 2                           O         1978        85,516        100           100          100
    Eastpark 3                           O         1978        77,480         99            99          100
    5310 Maryland Way                    O         1994        76,615        100           100          100
  OTHER NASHVILLE PROPERTIES
    Lakeview                             O         1986        99,722        100           100          100
    3401 Westend                         O         1982       253,010         98            98          100
    BNA                                  O         1985       234,377         92            92          100
  TOTAL OR WEIGHTED AVERAGE                                   856,517         97%           97%

  NASHVILLE, TN
  MARYLAND FARMS
    Eastpark 1                       Brentwood Music, Volunteer Credit
                                     Corp.
    Eastpark 2                       PMT Services, Inc.
    Eastpark 3                       N/A
    5310 Maryland Way                BellSouth
  OTHER NASHVILLE PROPERTIES
    Lakeview                         The Kroger Co. (9), Centex
    3401 Westend                     N/A
    BNA                              N/A
  TOTAL OR WEIGHTED AVERAGE

  RICHMOND, VA
  INNSBROOK OFFICE CENTER
    Market American                      O         1988        39,306         93            93          100
    Proctor-Silex                        O         1986        58,366        100           100          100
    Vantage Place I                      O         1987        15,334        100           100          100
    Vantage Place II                     O         1987        14,223         90            90          100
    Vantage Place III                    O         1988        14,615        100           100          100
    Vantage Place IV                     O         1988        14,616        100           100          100
    Vantage Point                        O         1990        63,867        100           100          100
    Innsbrook Tech I                     S         1991        18,095        100           100           58
    DEQ Technology Center                O         1991        53,999         81            81           80
    DEQ Office                           O         1991        70,423        100           100          100
  TECHNOLOGY PARK
    Virginia Center                      O         1985       119,064         92            75           70
  TOTAL OR WEIGHTED AVERAGE                                   481,908         95%           91%
  TOTAL OR WEIGHTED AVERAGE OF ALL
  HIGHWOODS PROPERTIES                                     10,064,688         94%           93%

  RICHMOND, VA
  INNSBROOK OFFICE CENTER
    Market American                  Mark IV
    Proctor-Silex                    Proctor-Silex, Inc.
    Vantage Place I                  Rountrey and Associates
    Vantage Place II                 Hastings-Tapley
    Vantage Place III                Stenrich Group, Inc.
    Vantage Place IV                 Corvel Healthcare, Cemetary Mgmt.
    Vantage Point                    EDS, Colonial Inc.
    Innsbrook Tech I                 Air Specialists of VA, Hobbs &
                                     Assoc.
    DEQ Technology Center            Virginia State Gov., First Health
    DEQ Office                       Virginia State Gov.
  TECHNOLOGY PARK
    Virginia Center                  N/A
  TOTAL OR WEIGHTED AVERAGE
  TOTAL OR WEIGHTED AVERAGE OF ALL
  HIGHWOODS PROPERTIES

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996

                               CROCKER PROPERTIES

  TAMPA, FL
  Tower Place                            O         1988       180,848         93%           93%         100%
  Atrium                                 O         1989       129,855         71            71          100
  Sabal Business Center VI               O         1988        99,136        100           100          100
  Progressive Insurance                  O         1988        83,648        100           100          100
  Sabal Business Center VII              O         1990        71,248        100           100          100
  Sabal Business Center V                O         1988        60,578        100           100          100
  Registry II                            O         1987        58,781         94            94          100
  Registry I                             O         1985        58,319         86            86          100
  Sabal Business Center IV               O         1984        49,368        100           100           90
  Sabal Tech Center                      O         1989        48,220        100           100          100
  Sabal Park Plaza                       O         1987        46,758         93            93          100
  Sabal Lake Building                    O         1986        44,533         88            88          100
  Sabal Business Center I                O         1982        40,698         88            88          100
  Benjamin Center #9                     O         1989        38,405         85            85           90
  Sabal Business Center II               O         1984        32,660         79            79           80
  Benjamin Center #7                     O         1991        30,960         83            83           90
  Registry Square                        O         1988        26,568         94            94          100
  Expo Building                          O         1981        25,600        100           100          100
  Sabal Business Center III              O         1984        21,300         74            74          100
  Day Care Center                        O         1986         8,000        100           100          100
  TOTAL OR WEIGHTED AVERAGE                                 1,155,483         91%           91%
  ATLANTA, GA
  Oakbrook V                             O         1985       204,381        100           100           70
  Oakbrook III                           S         1984       164,330        100           100           60
  Oakbrook II                            S         1983       141,942         67            67           60
  Oakbrook I                             S         1981       106,680         87            84           50
  Oakbrook IV                            O         1985        89,412        100           100           70
  TOTAL OR WEIGHTED AVERAGE                                   706,745         92%           92%
  GREENVILLE, SC
  Brookfield-Jacobs-Sirrine              O         1990       228,345        100           100          100
  Brookfield Plaza                       O         1987       116,800         90            73          100
  Patewood Business Center               S         1983       103,302        100           100           70
  Patewood V                             O         1990       100,187        100           100          100
  Patewood IV                            O         1989        61,649        100           100          100
  Patewood III                           O         1989        61,367         76            76          100
  Brookfield-YMCA                        S         1990        15,500         46            46           50
  TOTAL OR WEIGHTED AVERAGE                                   687,150         95%           95%
  BOCA RATON, FL
  One Boca Place                         O         1987       277,630         98            98          100
  Scott Center                           O         1989       148,944         96            96          100
  Crocker Financial Plaza                O         1980        80,260         98            98          100
  TOTAL OR WEIGHTED AVERAGE                                   506,834         98%           98%

  TAMPA, FL
  Tower Place                        N/A
  Atrium                             GTE Data Services, Incorporated
  Sabal Business Center VI           Pharmacy Management Services, Inc.
  Progressive Insurance              Progressive American Insurance Co.
  Sabal Business Center VII          Pharmacy Management Services, Inc.
  Sabal Business Center V            Lebbar-Friedman Inc.
  Registry II                        N/A
  Registry I                         N/A
  Sabal Business Center IV           Phillips Educational Group of
                                     Central Florida, Inc.,
                                     TGC Home Health Care, Inc.
  Sabal Tech Center                  National RX Services, Inc.
  Sabal Park Plaza                   State of Florida Department of
                                     Revenue,
                                     ERM South, Inc.
  Sabal Lake Building                Warner Publisher Services, Inc.
  Sabal Business Center I            N/A
  Benjamin Center #9                 First Image Management Company
  Sabal Business Center II           Owen Ayres and Associates, Inc.
  Benjamin Center #7                 Basetec Office Systems, Inc.
  Registry Square                    Proctor & Redfern, Inc.
  Expo Building                      Exposystems, Inc.
  Sabal Business Center III          Eli Witt Co.
  Day Care Center                    Telesco Enterprises, Inc.
  TOTAL OR WEIGHTED AVERAGE
  ATLANTA, GA
  Oakbrook V                         N/A
  Oakbrook III                       N/A
  Oakbrook II                        N/A
  Oakbrook I                         N/A
  Oakbrook IV                        N/A
  TOTAL OR WEIGHTED AVERAGE
  GREENVILLE, SC
  Brookfield-Jacobs-Sirrine          Jacobs-Sirrine Engineers, Inc.
  Brookfield Plaza                   Dow Brands, Inc.
  Patewood Business Center           N/A
  Patewood V                         Bell Atlantic Mobile Systems,
                                     Inc.,
                                     PYA/Monarch, Inc.
  Patewood IV                        MCI Telecommunications Corp.
  Patewood III                       MCI Telecommunications Corp.
  Brookfield-YMCA                    Kids & Company at Pelham Falls,
                                     Inc.
  TOTAL OR WEIGHTED AVERAGE
  BOCA RATON, FL
  One Boca Place                     N/A
  Scott Center                       N/A
  Crocker Financial Plaza            N/A
  TOTAL OR WEIGHTED AVERAGE

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  CHARLOTTE, NC
  Oakhill Business Park-                 O         1985        97,652         94%           94%          85%
  Twin Oaks
  Oakhill Business Park-                 O         1985        90,853         97            97          100
  Water Oak
  Oakhill Business Park-Scarlet Oak      O         1982        76,433        100           100           70
  Oakhill Business Park-English Oak      O         1984        55,013        100           100           80
  Oakhill Business Park-Willow Oak       O         1982        38,448        100             0          100
  Oakhill Business Park-Laurel Oak       O         1984        38,448         74            74          100
  TOTAL OR WEIGHTED AVERAGE                                   396,847         95%           85%
  MEMPHIS, TN
  International Place Phase II           O         1988       208,006        100           100          100
  Southwind Office Center "A"            O         1991        62,179        100            99          100
  Southwind Office Center "B"            O         1990        61,860        100            98          100
  Kirby Centre                           O         1984        32,007         98            98          100
  Medical Properties, Inc.               O         1988        18,079        100           100          100
  TOTAL OR WEIGHTED AVERAGE                                   382,131        100%           99%
  RESEARCH TRIANGLE, NC
  ONCC-Phase I                           S         1981       101,127         92            92           60
  ONCC-"W" Building                      O         1983        91,335        100           100           80
  5301 Departure Drive                   S         1984        84,899        100           100           50
  ONCC 3645 Trust Drive                  O         1984        50,652         81            81           90
  ONCC 5220 Green's Dairy Road           O         1984        29,869        100           100           90
  ONCC 5200 Green's Dairy Road           O         1984        18,317         82            82           80
  TOTAL OR WEIGHTED AVERAGE                                   376,199         95%           95%
  NASHVILLE, TN
  Grassmere II                           S         1985       145,092         94            94           70
  Grassmere III                          S         1990       103,000        100           100           60
  Grassmere I                            S         1984        87,902        100           100           70
  TOTAL OR WEIGHTED AVERAGE                                   335,994         97%           97%
  COLUMBIA, SC
  Fontaine I                             O         1985        97,576         96            96           80
  Center Point I                         O         1988        71,380        100            95          100
  Fontaine II                            O         1987        70,762         62            57           70
  Fontaine III                           O         1988        57,888        100           100          100
  Fontaine V                             O         1990        21,107        100           100          100
  TOTAL OR WEIGHTED AVERAGE                                   318,713         90%           88%
  ORLANDO, FL
  Metrowest I                            O         1988       102,019         99            99           90
  Southwest Corporate Center             O         1984        98,777        100           100          100
  TOTAL OR WEIGHTED AVERAGE                                   200,796        100%          100%

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  CHARLOTTE, NC
  Oakhill Business Park-             Springs Industries, Inc.
  Twin Oaks
  Oakhill Business Park-             N/A
  Water Oak
  Oakhill Business Park-Scarlet Oak  Krueger Ringier, Inc.,
                                     The Computer Group, Inc.
  Oakhill Business Park-English Oak  The Employers Association of the
                                     Carolinas
  Oakhill Business Park-Willow Oak   Coats American
  Oakhill Business Park-Laurel Oak   Paramount Parks Inc.,
                                     Woolpert Consultants
  TOTAL OR WEIGHTED AVERAGE
  MEMPHIS, TN
  International Place Phase II       AC Humko Corp.,
                                     International Paper Company
  Southwind Office Center "A"        Promus Hotels, Inc.
  Southwind Office Center "B"        Check Solutions, Inc.
  Kirby Centre                       Financial Federal Savings Bank,
                                     Union Central Life Insurance Co.
  Medical Properties, Inc.           Health Tech Affiliates, Inc.
  TOTAL OR WEIGHTED AVERAGE
  RESEARCH TRIANGLE, NC
  ONCC-Phase I                       Monolith Corporation
  ONCC-"W" Building                  International Business Machines
                                     Corp.
  5301 Departure Drive               ABB Power T&D Co., Inc.,
                                     Cardiovascular Diagnostics, Inc.
  ONCC 3645 Trust Drive              Customer Access Resources, Inc.
  ONCC 5220 Green's Dairy Road       N/A
  ONCC 5200 Green's Dairy Road       Carolina Power & Light Company
  TOTAL OR WEIGHTED AVERAGE
  NASHVILLE, TN
  Grassmere II                       N/A
  Grassmere III                      Harris Graphics Corporation
  Grassmere I                        Contel Cellular of Nashville, Inc.
  TOTAL OR WEIGHTED AVERAGE
  COLUMBIA, SC
  Fontaine I                         Blue Cross and Blue Shield of
                                     South Carolina
  Center Point I                     Sedgewick James of South Carolina,
                                     Inc.,
                                     BellSouth Mobility, Inc.
  Fontaine II                        N/A
  Fontaine III                       Companion Health Care
  Fontaine V                         Roche Biomedical Laboratories,
                                     Inc.
  TOTAL OR WEIGHTED AVERAGE
  ORLANDO, FL
  Metrowest I                        N/A
  Southwest Corporate Center         Walt Disney World Co.
  TOTAL OR WEIGHTED AVERAGE

                                                                          PERCENT       PERCENT
                                                            RENTABLE     LEASED AT    OCCUPIED AT    PERCENT
                                      BUILDING    YEAR       SQUARE      MARCH 31,     MARCH 31,     OFFICE
  PROPERTY                            TYPE (1)    BUILT       FEET         1996          1996        FINISH
  NORFOLK, VA
  Battlefield I                          S         1987        97,633        100%          100%          10%
  Greenbrier Business Center             O         1984        81,373        100           100           80
  TOTAL OR WEIGHTED AVERAGE                                   179,006        100%          100%
  ASHEVILLE, NC
  Ridgefield II                          O         1989        63,500        100            84           80
  Ridgefield I                           S         1987        60,677        100           100           70
  TOTAL OR WEIGHTED AVERAGE                                   124,177        100%           92%
  BIRMINGHAM, AL
  Grandview I                            O         1989       111,905         98%           98%         100
  PIEDMONT TRIAD, NC
  Deep River I                           O         1989        78,094        100           100           90
  Forsyth I                              O         1985        51,236         58            58          100
  TOTAL OR WEIGHTED AVERAGE                                   129,330         83%           83%
  JACKSONVILLE, FL
  Towermarc Plaza                        O         1991        50,513        100%          100%         100

        TOTAL OR WEIGHTED AVERAGE                           5,661,823         95%           93%
          OF ALL CROCKER PROPERTIES

        TOTAL OR WEIGHTED AVERAGE
          OF ALL PROPERTIES                                15,726,511         94%           93%

                                              TENANTS LEASING
                                                25% OR MORE
                                                OF RENTABLE
                                               SQUARE FEET AT
  PROPERTY                                     MARCH 31, 1996
  NORFOLK, VA
  Battlefield I                      Kasei Memory Products, Inc.
  Greenbrier Business Center         Canon Computer Systems, Inc.,
                                     Roche Biomedical Laboratories,
                                     Inc.
  TOTAL OR WEIGHTED AVERAGE
  ASHEVILLE, NC
  Ridgefield II                      N/A
  Ridgefield I                       Memorial Mission Hospital, Inc.
  TOTAL OR WEIGHTED AVERAGE
  BIRMINGHAM, AL
  Grandview I                        Computer Sciences Corporation
  PIEDMONT TRIAD, NC
  Deep River I                       N/A
  Forsyth I                          Alexander & Alexander
  TOTAL OR WEIGHTED AVERAGE
  JACKSONVILLE, FL
  Towermarc Plaza                    Aetna Casualty
        TOTAL OR WEIGHTED AVERAGE
          OF ALL CROCKER PROPERTIES
        TOTAL OR WEIGHTED AVERAGE
          OF ALL PROPERTIES

(1) I = Industrial, S = Service Center and O = Office.

(2) Raleigh Neurology Clinic has an option to purchase 33% of the Property in December 1998 for cash at the then current fair market value, as to be determined by an independent appraiser.

(3) CompuChem's lease expired May 31, 1996.

(4) Glaxo Wellcome has the option to purchase the Property from March 1997 to the earlier of lease termination (currently March 2000) or March 2003 for cash at the then current fair market value to be determined by an appraiser chosen by the Company, provided the terms of such purchase are acceptable to the Company and Glaxo Wellcome.

(5) Highland Industries, Inc., which entered into a 10-year lease beginning January 1991, has the option during the term of its lease to purchase the Property for a price of $1,034,000 during each of the first five years and, thereafter, at decreasing amounts through the tenth year of the lease term when the price will be $926,000.

(6) Ivy Distribution Center enables the Company to establish relationships with potential tenants that need large blocks of affordable storage space, frequently on a short-term basis. With the exception of 1989 when the building was renovated to convert it from a manufacturing facility to a bulk warehouse facility, Ivy Distribution Center has produced a positive cash flow every year since its acquisition in 1978.

(7) Pump Parts & Services, Inc. has an option to purchase the Property for a purchase price of $37.37 per square foot ($561,708) (as of August 1995) subject to a minimum increase in the per square foot purchase price of 5% per year.

(8) Properties subject to ground lease expiring December 31, 2082. The Company has the option to purchase land during the lease term at the greater of $35,000 per acre or 85% of appraised value.

(9) Kroger Co. has an option to purchase the Property through January 2001. The purchase price under the option is $10 million through January 1999 (and $10.8 million from January 1999 through January 2001) subject to all encumbrances, plus unamortized tenant improvements funded by the Company and unamortized leasing commissions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company:

NAME                      AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
O. Temple Sloan, Jr.      56    Director and Chairman of the Board of Directors. Mr. Sloan is a founder of the predecessor of the Company and most recently served as its secretary-treasurer. Mr. Sloan also serves as chairman of General Parts, Inc., a nationwide distributor of automobile replacement parts, which he founded. Mr. Sloan is vice chairman of the board of trustees of Peace College and is a trustee of St. Andrews College.
Ronald P. Gibson          51    Director, President and Chief Executive Officers. Mr. Gibson is a founder of the Company and has served as its president since its incorporation in 1992 and as managing partner of its predecessor since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.
William T. Wilson, III    42    Director, Executive Vice President and Chief Operating Officer. Mr. Wilson joined Forsyth in
                                1982 and served as its president from 1993 until its merger with the Company. Mr. Wilson serves on the board of directors of Amos Cottage Rehabilitation Hospital, an affiliate of the Department of Pediatrics of Bowman Gray School of Medicine, Old Salem, Inc. and Reynolda
                                House, Inc.
John L. Turner            49    Director, Vice Chairman of the Board of Directors and Chief Investment Officer. Mr. Turner
                                began his career in the real estate industry in 1969 and co-founded Forsyth's predecessor in
                                1975. Mr. Turner is active in several Piedmont Triad economic development and business recruiting organizations. Mr. Turner serves on the University of North Carolina board of visitors and on the Winston-Salem board of directors of NationsBank.
John W. Eakin             41    Director and Senior Vice President. Mr. Eakin is responsible for operations in Tennessee,
                                Florida and Alabama. Mr. Eakin joined the Company on April 1, 1996 upon consummation of the merger of Eakin & Smith into the Company. Prior to the combination, Mr. Eakin was a founder and president of Eakin & Smith, Inc., which managed, leased and developed office and industrial space in Nashville, Tennessee.
Thomas S. Smith           37    Director and Vice President. Mr. Smith joined the Company as a director and vice president on April 1, 1996 in connection with the Company's combination with Eakin & Smith. Prior to the combination, Mr. Smith was a founder and chairman of Eakin & Smith, Inc. since its formation in 1987.
Thomas W. Adler           55    Director. Mr. Adler is chairman and a principal of Cleveland Real Estate Partners, a fee-based real estate service company based in Cleveland, Ohio. Mr. Adler helped create the
                                Grubb and Ellis Institutional Investment Group and previously served as its president. Mr.
                                Adler served five years as a member of the executive committee and board of governors of the
                                National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and currently serves on the board of governors of the American Society of Real Estate Counselors. He is an active member of the
                                Urban Land Institute.
William E. Graham, Jr.    66    Director. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams.
                                Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of
                                Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and currently serves on the Raleigh board of directors of NationsBank. He also serves on the board of directors of BB&T Mutual Funds Group and is a former director of Kaiser Foundation Health
                                Plan of North Carolina.
Robert L. Kirby           65    Director. Mr. Kirby is a self-employed management consultant. Before retiring from the banking business in 1990, Mr. Kirby spent 34 years with NationsBank and its predecessor,
                                North Carolina National Bank. At the time of his retirement, he was president and a member of the board of directors of NCNB National Bank of Florida. Mr. Kirby is a member of the board of directors of NationsBank of Texas, N.A. and Cato Corporation.

NAME                      AGE   PRINCIPAL OCCUPATIONS AND OTHER DIRECTORSHIPS
L. Glenn Orr, Jr.         55    Director. Mr. Orr is a director of Southern National Corporation and was its chairman of the board of directors, president and chief executive officer prior to its recent merger with
                                Branch Banking and Trust. Mr. Orr, who previously served as president and chief executive officer of Forsyth Bank and Trust Co. and president of Community Bank in Greenville, S.C., is former president of the North Carolina Bankers Association. He is a trustee of Wake
                                Forest University.
Willard H. Smith, Jr.     59    Director. Mr. Smith joined the board on April 29, 1996. Mr. Smith recently retired from
                                Merrill Lynch, which he joined in 1979. He was named a managing director at Merrill Lynch in
                                1983. Mr. Smith worked in the firm's equity underwriting syndicate and, since 1992, focused on the company's REIT equity underwriting efforts. Mr. Smith is a member of the board of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen & Steers
                                Total Return Realty Fund and Essex Property Trust, Inc.
Stephen Timko             67    Director. Mr. Timko is treasurer of Beaunit Corporation. He has served as associate vice president of financial affairs for Temple University and chief financial officer and executive vice president of finance and administration for Beaunit Corporation.
Edward J. Fritsch         37    Senior Vice President and Secretary. Mr. Fritsch is responsible for the operations of the
                                Company's Research Triangle division. Mr. Fritsch joined the Company in 1982 and is a certified property manager.
Carman J. Liuzzo          35    Vice President, Chief Financial Officer and Treasurer. Mr. Liuzzo joined the Company in 1994 and currently serves as chief financial officer. Prior to joining the Company, Mr. Liuzzo was vice president and chief accounting officer for Boddie-Noell Enterprise, Inc. and
                                Boddie-Noell Restaurant Properties, Inc. Mr. Liuzzo is a certified public accountant.
John E. Reece II          36    Vice President. Mr. Reece is responsible for the operations of the Company's Piedmont Triad area properties. Mr. Reece serves on the executive committee and is a former president of the Piedmont Triad Chapter of the National Association of Industrial and Office Park
                                Developers.

     In addition, Thomas F. Cochran has agreed to serve as a vice president and will be an executive officer of the Company upon consummation of the Merger. Mr. Cochran will manage the Charlotte, Greenville and Atlanta regions. Mr. Cochran served as senior vice president for NationsBank from 1987 to 1993 where he was responsible for development and asset management of 47 of the Crocker Properties. In 1993 he joined Patriot American Asset Management where he was a senior vice president and continued the management of 47 Crocker Properties. Mr. Cochran became senior vice president with Crocker upon the merger of Southeast Realty Corp. with Crocker Realty Investors, Inc. in July 1995.

     In addition, Messrs. Harris, Peek and Vallace, who are officers of Crocker, have agreed to serve as officers of Highwoods upon consummation of the Merger. See "Recent Developments -- Pending Acquisition of Crocker Realty Trust, Inc."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement and the related underwriting agreement (collectively the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Dean Witter Reynolds Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, The Robinson-Humphrey Company, Inc. and Scott & Stringfellow, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth below opposite their respective names.

                                                                                                                   NUMBER OF
             UNDERWRITER                                                                                             SHARES
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.......................................................................................
Dean Witter Reynolds Inc........................................................................................
Morgan Stanley & Co. Incorporated...............................................................................
PaineWebber Incorporated........................................................................................
Prudential Securities Incorporated..............................................................................
The Robinson-Humphrey Company, Inc..............................................................................
Scott & Stringfellow, Inc.......................................................................................

             Total..............................................................................................   10,000,000

     In the Underwriting Agreement, the several Underwriters have agreed, respectively, subject to the terms and conditions set forth in the Underwriting Areement, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any such shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may re-allow, a discount not
in excess of $      per share on sales to certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 1,500,000 additional shares of Common Stock to cover over-allotments, if any, at the initial offering price to the public less the underwriting discount set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock initially offered hereby.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company and the executive officers and directors of the Company have agreed that for a period of 120 days from the date of this Prospectus Supplement they will not, without the prior written consent of Merrill Lynch, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable for shares, except for the issuance of Common Stock in connection with property acquisitions, the 1994 Stock Option Plan or the conversion of Units.

     Merrill Lynch from time to time provides investment banking and financial advisory services to the Company. Merrill Lynch also acted as representative of various underwriters in connection with public offerings of the Company's Common Stock in 1994 and 1995. In connection with the Merger, Morgan Stanley & Co. Incorporated rendered advisory services and provided an opinion to the Board of Directors of the Company for which they will be paid a total fee of approximately $3.3 million.

     The Common Stock is listed on the New York Stock Exchange under the symbol "HIW."

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina. Certain legal matters related to the Offering will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Washington, D.C. Smith Helms Mulliss & Moore, L.L.P. and Andrews & Kurth L.L.P. will rely on Piper & Marbury L.L.P., Baltimore, Maryland as to certain matters of Maryland law.

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                                                                          PAGE
Pro Forma Condensed Combining Balance Sheet (unaudited) as of March 31, 1996...........................................   F-2
Notes to Pro Forma Balance Sheet.......................................................................................   F-3
Pro Forma Condensed Combining Statement of Operations (unaudited) for the quarter ended March 31, 1996.................   F-5
Notes to Pro Forma Statements of Operations............................................................................   F-6
Pro Forma Condensed Combining Statement of Operations (unaudited) for the year ended December 31, 1995.................   F-8
Notes to Pro Forma Statements of Operations............................................................................   F-9

                           HIGHWOODS PROPERTIES, INC.

            PRO FORMA CONDENSED COMBINING BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                                         EAKIN & SMITH                        CROCKER
                                       HISTORICAL (A)     TRANSACTION     OFFERING (F)    REALTY TRUST (G)     MERGER
ASSETS
  Real estate assets, net...........      $602,276          $91,911(b)      $     --          $376,039        $ 155,299(h)
  Cash and cash equivalents.........         8,383                           277,432            17,742         (277,432)(i)
  Accounts and notes
    receivables.....................         7,861                                               1,557
  Accrued straight line rent
    receivable......................         3,807                                               3,461
  Other assets......................        10,317                                              14,635           (5,131)(j)
                                          $632,644          $91,911         $277,432          $413,434        $(127,264)
LIABILITIES AND STOCKHOLDERS' EQUITY
  Mortgages and notes payable.......      $196,718          $63,680(c)      $     --          $239,502        $  31,399(i)
  Accounts payable, accrued expenses
    and other.......................         9,977                                              15,269
  Total liabilities.................       206,695           63,680               --           254,771           31,399
  Minority interest.................        73,440           14,772(d)
  Stockholders' equity:
    Common stock....................           194                5(e)           100               270             (270)(k)
    Additional paid in capital......       355,248           13,454(e)       277,332           158,393         (158,393)(k)
    Distributions in excess of net
       earnings.....................        (2,933)
  Total stockholders' equity........       352,509           13,459          277,432           158,663         (158,663)
                                          $632,644          $91,911         $277,432          $413,434        $(127,264)

                                      PRO FORMA
ASSETS
  Real estate assets, net...........  $1,225,525
  Cash and cash equivalents.........      26,125
  Accounts and notes
    receivables.....................       9,418
  Accrued straight line rent
    receivable......................       7,268
  Other assets......................      19,821
                                      $1,288,157
LIABILITIES AND STOCKHOLDERS' EQUITY
  Mortgages and notes payable.......  $  531,299
  Accounts payable, accrued expenses
    and other.......................      25,246
  Total liabilities.................     556,545
  Minority interest.................      88,212
  Stockholders' equity:
    Common stock....................         299
    Additional paid in capital......     646,034
    Distributions in excess of net
       earnings.....................      (2,933)
  Total stockholders' equity........     643,400
                                      $1,288,157

                           HIGHWOODS PROPERTIES, INC.

                  NOTES TO PRO FORMA BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1996

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combining balance sheet is presented as if the following transactions had been consummated on March 31, 1996: (a) the completion of the acquisition of Eakin & Smith, Inc. and its affiliates ("Eakin & Smith"), (b) the completion of the proposed Crocker Realty Trust, Inc. ("Crocker") stock purchase and merger (the "Merger") and (c) the issuance of 10,000,000 shares of Common Stock at an assumed price of $29.375 per share (the "Offering").

     The acquisitions have been or will be accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been or will be recorded at their estimated fair values which may be subject to further refinement, including appraisals and other analyses. Management does not expect that the final allocation of the purchase prices for the above acquisitions will differ materially from the preliminary allocations.

     This unaudited pro forma condensed combining balance sheet should be read in conjunction with the pro forma condensed combining statement of operations of the Company for the quarter ended March 31, 1996 and information included under the captions "The Company" and "Recent Developments" in this Prospectus Supplement; the consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, the unaudited financial statements and related notes of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and the financial statements and related notes of the entities acquired by the Company included in its Current Reports on Form 8-K dated February 10, 1995, July 12, 1995, December 18, 1995, April 1, 1996 and April 29, 1996 (each, as may have been amended) incorporated by reference in this Prospectus Supplement.

     The pro forma condensed combining balance sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the aforementioned transactions actually occurred on March 31, 1996 nor does it purport to represent the future financial position of the Company.

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

     (a.) Represents the Company's historical balance sheet contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     (b.) Represents the initial purchase price of $91,610,000 for the seven in-service suburban office properties totaling 848,000 square feet, the 103,000-square foot suburban development project, 18 acres of development land and Eakin and Smith's brokerage and property management operations (the "Eakin & Smith Transaction") plus closing costs of approximately $300,000.

     (c.) Represents the assumption of $37,027,000 of mortgage indebtedness at an average rate of 8.0% and borrowings on the Company's Credit Facility of $26,653,000 to fund the cash component of the Eakin & Smith Transaction.

     (d.) Represents the issuance of 537,138 Units of Highwoods/Forsyth Limited Partnership valued at the April 1, 1996 closing price of the Company's Common Stock of $27.50 to the sellers in connection with the Eakin & Smith Transaction.

     (e.) Represents the issuance of 489,421 shares of Common Stock valued at the April 1, 1996 closing price of $27.50 to the sellers in connection with the Eakin & Smith Transaction.

     (f.) Represents the issuance of 10,000,000 shares in the Offering and the investment of the net proceeds in cash and cash equivalents. In determining net proceeds from the Offering, underwriting discounts and other offering costs have been assumed to equal $16,318,000.

     (g.) Represents the historical balance sheet of Crocker as of March 31, 1996.

     (h.) Represents the adjustment to record the real estate assets of Crocker at their fair values.

                           HIGHWOODS PROPERTIES, INC.

     (i.) Represents the funding of the cash purchase price for the outstanding common stock of Crocker (26,981,087 shares outstanding at $11.02 per share or $297,331,000) and the expenses of the Merger ($11,500,000). The total cash requirement of $308,831,000 is assumed to be funded from the net proceeds from the Offering of $277,432,000 described in (f.) above and through a draw from the Company's credit facility of $31,399,000.

     (j.) Represents the elimination of the management contract and goodwill assets included in the Crocker historical balance sheet.

     (k.) Represents the elimination of the common stock and additional paid in capital amounts included in the Crocker historical balance sheet.

                           HIGHWOODS PROPERTIES, INC.

       PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE QUARTER ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       MERGER
                                                        EAKIN & SMITH        CROCKER       PRE-ACQUISITION     PRO FORMA
                                       HISTORICAL(A)    TRANSACTION(B)    HISTORICAL(C)      RESULTS(D)       ADJUSTMENTS
REVENUE:
  Rental property...................      $23,385           $3,000           $16,970            $ 520           $   300(e)
  Other income......................          372              964               890               12              (563)(f)
                                           23,757            3,964            17,860              532              (263)
OPERATING EXPENSES:
  Rental property...................        6,154              957             6,310              179              (615)(g)
  Leasing, development and
    construction....................           --              452                --                                 --
  Depreciation and amortization.....        3,716              526             2,722              108              (317)(h)
  Interest expense:
    Contractual.....................        3,542              739             5,055              215             1,019(i)
    Amortization of deferred
       financing costs..............          409                                272                                 --
                                            3,951              739             5,327              215             1,019

  General and administrative........          934              153             1,870                             (1,673)(j)
  Income before minority interest...        9,002            1,137             1,631               30             1,323
  Minority interest.................       (1,571)                                                                  (32)(k)
  Net income........................      $ 7,431           $1,137           $ 1,631            $  30           $ 1,291
  Net income per share..............      $  0.38
  Weighted average shares...........       19,406

                                      PRO FORMA
REVENUE:
  Rental property...................   $44,175
  Other income......................     1,675
                                        45,850
OPERATING EXPENSES:
  Rental property...................    12,985
  Leasing, development and
    construction....................       452
  Depreciation and amortization.....     6,755
  Interest expense:
    Contractual.....................    10,570
    Amortization of deferred
       financing costs..............       681
                                        11,251
  General and administrative........     1,284
  Income before minority interest...    13,123
  Minority interest.................    (1,603)
  Net income........................   $11,520
  Net income per share..............   $  0.39
  Weighted average shares...........    29,897

                           HIGHWOODS PROPERTIES, INC.

             NOTES TO PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE QUARTER ENDED MARCH 31, 1996

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combining statement of operations is presented as if the following transactions had been consummated on January 1, 1996: (a) the completion of the Eakin & Smith Transaction and (b) the completion of the Merger and the Offering.

     This unaudited pro forma condensed combining statement of operations should be read in conjunction with the pro forma condensed balance sheet of the Company for the quarter ended March 31, 1996 and information included under the captions "The Company" and "Recent Developments" in this Prospectus Supplement; the consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, the unaudited financial statements and related notes of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and the financial statements and related notes of the entities acquired by the Company included in its Current Reports on Form 8-K dated February 10, 1995, July 12, 1995, December 18, 1995, April 1, 1996 and April 29, 1996 (each, as may have been amended) incorporated by reference in this Prospectus Supplement.

     The pro forma condensed combining statement of operations does not reflect approximately $5,000,000 of non-recurring expenses which the Company expects to incur in connection with the Crocker Transaction.

     The pro forma condensed combining statement of operations is unaudited and is not necessarily indicative of what the Company's actual results would have been had the aforementioned transactions actually occurred on January 1, 1996 nor does it purport to represent the future operating results of the Company.

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

     (a.) Represents the Company's historical statement of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     (b.) Reflects the historical statement of operations of Eakin & Smith for the quarter ended March 31, 1996.

     (c.) Represents the historical statement of operations of Crocker contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     (d.) Reflects the historical operations of the Towermarc properties, which were acquired by Crocker on January 16, 1996, adjusted on a pro forma basis for interest and depreciation expense, for the period from January 1, 1996 to January 16, 1996, the date of the acquisition of Towermarc.

     (e.) Reflects incremental rental income from a new lease agreement entered into at the time the Merger was negotiated.

     (f.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Company.

     (g.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) which will be distributed to the current stockholders of Crocker ($200,000) and for other property operating costs that are expected to be eliminated upon the completion of the Merger ($415,000).

     (h.) Represents the net adjustment to depreciation expense based upon an assumed allocation of the purchase price to land, buildings, furniture, fixtures and equipment and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows (in thousands):

Eakin & Smith Transaction............................................   $ (73)
Merger...............................................................    (244)
  Total..............................................................   $(317)

                           HIGHWOODS PROPERTIES, INC.

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS -- Continued
     (i.) Represents the net adjustment to interest expense to reflect interest costs on borrowings under the Company's Credit Facility at an assumed rate of 7.0% as follows (in thousands):

Eakin & Smith Transaction...........................................   $  468
Merger..............................................................      551
  Total.............................................................   $1,019

     (j.) Represents the net adjustment to general and administrative expense to reflect the estimated incremental costs to the Company of operating a Nashville division and to reflect the elimination of certain costs (primarily executive salaries, administrative costs, the expenses incurred to generate third-party revenue and the expenses of operating as a public entity) of Crocker not expected to be incurred by the Company as follows (in thousands):

Eakin & Smith Transaction..........................................   $    47
Merger.............................................................    (1,720)
  Total............................................................   $(1,673)

     (k.) Represents the net adjustment to minority interest to reflect the pro forma minority interest percentage of 12.5%.

                           HIGHWOODS PROPERTIES, INC.

       PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      FORSYTH                                          COMBINED
                                     PROPERTIES                                        COMPANY
                                    TRANSACTIONS                                      PRE-MERGER
                                  RESEARCH COMMONS                                       AND          EAKIN &         MERGER
                                  ACQUISITION AND                                      EAKIN &         SMITH
                                  SECOND OFFERING        OTHER           THIRD          SMITH       TRANSACTION      CROCKER
                  HISTORICAL (A)        (B)         ACQUISITIONS (C)  OFFERING (D)    PRO FORMA         (E)       HISTORICAL (F)
REVENUE:
 Revenue:
 Rental
  property.......    $ 71,217          $4,362           $ 12,658        $     --       $ 88,237       $  9,222       $ 42,489
 Other income....       2,305              50                 --              --          2,355          3,125          1,777
                       73,522           4,412             12,658              --         90,592         12,347         44,266
OPERATING
 EXPENSES:
 Rental
  property.......      17,049             923              3,368             135         21,475          2,977         13,601
 Leasing,
  development and
  construction...          --              --                 --              --             --            583             --
 Depreciation and
  amortization...      11,082             985              1,883              --         13,950          1,956          6,772
 Interest
  expense:
  Contractual....      12,101             888              3,586          (1,598)        14,977          2,161         16,212
  Amortization of
   deferred
   financing
   costs.........       1,619              46                 --              --          1,665             --            594
                       13,720             934              3,586          (1,598)        16,642          2,161         16,806
 General and
administrative...       2,737              83                 --              98          2,918            763          2,813
  Income before
   minority
   interest......      28,934           1,487              3,821           1,365         35,607          3,907          4,274
 Minority
  interest.......      (4,937)           (384)                --            (376)        (5,697)            --             --
  Income before
   extraordinary
   item..........    $ 23,997          $1,103           $  3,821        $    989       $ 29,910       $  3,907       $  4,274
  Income per
   share before
   extraordinary
   item..........    $   1.55
  Weighed average
   shares........      15,487

                      PRE-
                   ACQUISITION   PRO FORMA        PRO
                   RESULTS (G)  ADJUSTMENTS      FORMA
REVENUE:
 Revenue:
 Rental
  property.......    $23,985      $ 1,200(h)   $ 165,133
 Other income....      2,380       (2,628)(i)      7,009
                      26,365       (1,428)       172,142
OPERATING
 EXPENSES:
 Rental
  property.......      9,619       (2,030)(j)     45,642
 Leasing,
  development and
  construction...         --           --            583
 Depreciation and
  amortization...      4,881         (972)(k)     26,587
 Interest
  expense:
  Contractual....      5,689        4,862(l)      43,901
  Amortization of
   deferred
   financing
   costs.........         --           --          2,259
                       5,689        4,862         46,160
 General and
administrative...      2,376       (4,652)(m)      4,218
  Income before
   minority
   interest......      3,800        1,364         48,952
 Minority
  interest.......         --         (422)(n)     (6,119)
  Income before
   extraordinary
   item..........    $ 3,800      $   942      $  42,833
  Income per
   share before
   extraordinary
   item..........                              $    1.43
  Weighed average
   shares........                                 29,897

                           HIGHWOODS PROPERTIES, INC.

             NOTES TO PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1995

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combining statement of operations is presented as if the following transactions had been consummated on January 1, 1995:

          (a.) the acquisition of 57 properties, 76 acres of development land and the business operations of Forsyth Properties, Inc. and its affiliates (the "Forsyth Transaction");

          (b.) the acquisition of six properties (the "Research Commons
               Properties") and 60 acres of development land located in the Research Commons office park (the "Research Commons Acquisition");

          (c.) the issuance of 5,640,000 shares of Common Stock of the Company at a price of $20.75 per share issued in connection with the Forsyth Transaction (the "Second Offering");

          (d.) the acquisition of 56 properties and six acres of development land (the "Bissell Portfolio") located in Greensboro and Charlotte, North Carolina; the acquisition of five properties (the "Hock Portfolio") located in Durham, North Carolina; the acquisition of six properties (the "Parkway Plaza Portfolio") located in Charlotte, North Carolina; the acquisition of two properties (the "Initial Innsbrook Portfolio") located in Richmond, Virginia; the acquisition of six properties (the "Ross-Kreckman Portfolio") located in Richmond, Virginia; the acquisition of two properties (the "DEQ Property") located in Richmond, Virginia; and the acquisition of 62 acres of development land (the "DEQ Land") located in Richmond, Virginia (collectively, the "Other Acquisitions");

          (e.) the issuance of 4,774,989 shares of Common Stock of the Company at a price of $24.50 per share (the "Third Offering");

          (f.) the completion of the Eakin and Smith Transaction;

          (g.) the completion of the Merger; and

          (h.) the completion of the Offering.

     This unaudited pro forma condensed combining statement of operations should be read in conjunction with the pro forma condensed combining balance sheet of the Company for the quarter ended March 31, 1996 and information included under the captions "The Company" and "Recent Developments" in this Prospectus Supplement; the consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1995, the unaudited financial statements and related notes of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and the financial statements and related notes of the entities acquired by the Company included in its Current Reports on Form 8-K dated February 10, 1995, July 12, 1995, December 18, 1995, April 1, 1996 and April 29, 1996 (each, as may have been amended) incorporated by reference in this Prospectus Supplement.

     The pro forma condensed combining statement of operations does not reflect approximately $5,000,000 of non-recurring expenses which the Company expects to incur in connection with the Merger.

     The pro forma condensed combining statement of operations is unaudited and is not necessarily indicative of what the Company's actual results would have been had the aforementioned transactions actually occurred on January 1, 1995 nor does it purport to represent the future operating results of the Company.

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     (a.) Represents the Company's historical statement of operations contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

                           HIGHWOODS PROPERTIES, INC.

     (b.) Reflects the Second Offering and the historical operations of the Forsyth Properties and Research Commons Properties, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by the Company.

     (c.) Reflects the historical operations of the Other Acquisitions, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by the Company.

     (d.) Reflects the reduction in interest expense associated with the repayment of certain debt and the addition of certain incremental rental property and general and administrative expenses as a result of the Bissell and Ross-Kreckman Portfolio acquisitions.

     (e.) Reflects the historical statement of operations of Eakin & Smith for the year ended December 31, 1995.

     (f.) Represents the historical statement of operations of Crocker contained in its Annual Report on Form 10-K for the year ended December 31, 1995.

     (g.) Reflects the historical operations of Crocker Realty Investors, Inc.,
          Crocker & Sons, Inc., Crocker Realty Management Services, Inc., the Sabal properties and the Towermarc properties, adjusted on a pro forma basis for interest and depreciation expense, for the period of time during 1995 prior to their acquisition by Crocker.

     (h.) Reflects incremental rental income from a lease aggreement entered into in connection with the Merger.

     (i.) Reflects the elimination of certain third-party leasing and property management income of Crocker not retained by the Company.

     (j.) Reflects the net adjustment to rental property expenses to eliminate the costs related to certain assets (primarily land held for development) that will be distributed to the current stockholders of Crocker ($800,000) and for other property operating costs which are expected to be eliminated upon the completion of the Merger ($1,230,000).

     (k.) Represents the net adjustment to depreciation expense based upon an assumed allocation of the purchase price to land, buildings, furniture, fixtures and equipment and development in process and building depreciation computed on a straight-line basis using an estimated life of 40 years for buildings and 7 years for furniture, fixtures and equipment as follows (in thousands):

Eakin & Smith Transaction........................................................   $(145)
Merger...........................................................................    (827)
  Total..........................................................................   $(972)

     (l.) Represents the net adjustment to interest expense to reflect interest costs on borrowings under the Company's Credit Facility at an assumed rate of 7.0% as follows (in thousands):

Eakin & Smith Transaction.......................................................   $2,667
Merger..........................................................................    2,195
  Total.........................................................................   $4,862

     (m.) Represents the net adjustment to general and administrative expense to reflect the estimated incremental costs to the Company of operating a Nashville division and to reflect the elimination of certain costs (primarily executive salaries, administrative costs, the expenses incurred to generate third-party revenue and the expenses of operating as a public entity) of Crocker not expected to be incurred by the Company as follows (in thousands):

Eakin & Smith Transaction......................................................   $    37
Merger.........................................................................    (4,689)
  Total........................................................................   $(4,652)

     (n.) Represents the net adjustment to minority interest to reflect the pro forma minority interest percentage of 12.5%.

                                (Photos appear here)

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                        PAGE
                PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary........................    S-3
Risk Factors.........................................   S-12
The Company..........................................   S-15
Recent Developments..................................   S-17
Use of Proceeds......................................   S-24
Price Range of Common Stock and Distribution
  History............................................   S-25
Capitalization.......................................   S-26
Selected Financial Data..............................   S-26
Business and Properties..............................   S-28
Management...........................................   S-50
Underwriting.........................................   S-52
Legal Matters........................................   S-53
Index to Pro Forma Financial Statements..............    F-1

                     PROSPECTUS
Available Information................................      2
Incorporation of Certain Documents by
  Reference..........................................      2
The Company and the Operating Partnership............      3
Risk Factors.........................................      4
Use of Proceeds......................................      9
Ratios of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends..........................      9
Description of Debt Securities.......................      9
Description of Preferred Stock.......................     23
Description of Depositary Shares.....................     28
Description of Common Stock..........................     31
Federal Income Tax Considerations....................     33
Plan of Distribution.................................     44
Experts..............................................     45
Legal Matters........................................     46

                               10,000,000 SHARES


                  (Highwoods Properties, Inc. logo appears here)

                                  COMMON STOCK

                             PROSPECTUS SUPPLEMENT

                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.

                              MORGAN STANLEY & CO.
                                 INCORPORATED

                            PAINEWEBBER INCORPORATED

                        PRUDENTAL SECURTES INCORPORATED

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                           SCOTT & STRINGFELLOW, INC.

                                         , 1996

                                EXPLANATORY NOTE

    This Registration Statement relates to securities which may be offered from time to time by Highwoods Properties, Inc. (the "Company") and Highwoods/Forsyth Limited Partnership, a majority-owned subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. To the extent securities of the Operating Partnership, which are limited to unsecured nonconvertible debt securities, are offered pursuant to the enclosed Basic Prospectus, the Basic Prospectus will include the financial statements, together with notes and schedules of the Operating Partnership set forth on pages F-1 through F-41 of the Basic Prospectus.

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text is as follows:)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 3, 1996

PROSPECTUS

                                 $1,000,000,000
                           HIGHWOODS PROPERTIES, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                DEBT SECURITIES

     Highwoods Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, $.01 par value per share ("Common Stock"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $650,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Highwoods/Forsyth Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities, (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest (the "Guarantees"). The Company conducts substantially all of its activity through, and all of its properties are held directly or indirectly by, the Operating Partnership. Consequently, the Company's operating cash flow and its ability to service its financial obligations, including the Guarantees, is dependent upon the cash flow of and distributions or other payments from the Operating Partnership to the Company.

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.
     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

     The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE
                               CONTRARY IS A CRIMINAL OFFENSE.

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
             ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRE-
                     SENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Prospectus is              , 1996

                             AVAILABLE INFORMATION

     The Company is, and upon effectiveness of this registration statement the Operating Partnership will be, subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership will file reports with the Commission. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 25049, Room 1024, and at the Commission's New York regional office at Seven World Trade Center, New York, New York 10048 and at the Commission's Chicago regional office at Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. In addition, the Common Stock of the Company is listed on the New York Stock Exchange ("NYSE"), and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company, the Operating Partnership and the Securities, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company (Commission File No. 1-13100) with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:



          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Form 10-K/A on June 3, 1996);



          b. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated May 16, 1994;



          c. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (as amended on Form 10-Q/A on June 3, 1996) ; and



          d. The Company's Current Reports on Form 8-K, dated February 10, 1995, July 12, 1995 (as amended on Form 8-K/A on September 7, 1995 and June 3, 1996), December 18, 1995, April 1, 1996 (as amended on Form 8-K/A on June 3, 1996), and April 29, 1996 (as amended on Form 8-K/A on June 3, 1996).


     All documents filed by the Company or the Operating Partnership with the Commission pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered upon written or oral request. Requests should be made to: Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

                   THE COMPANY AND THE OPERATING PARTNERSHIP


     The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations through a predecessor in 1978. At May 31, 1996, the Company owned a portfolio of 200 office and industrial properties (the "Properties"), together with approximately 215 acres of land (the "Development Land") for future development. The Properties consist of 102 suburban office properties and 98 industrial (including 62 service center) properties, located in Raleigh-Durham, Winston-Salem, Greensboro and Charlotte, North Carolina, Nashville, Tennessee and Richmond, Virginia. As of May 31, 1996, the Properties consisted of approximately 10.3 million square feet, which were approximately 94% leased to approximately 1,100 tenants.



     The Company conducts substantially all of its activities through, and all of the Properties are held directly or indirectly by, Highwoods/Forsyth Limited Partnership (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and as of May 31, 1996, owned 82% of the partnership interests (the "Units") in the Operating Partnership. The remaining Units are owned by limited partners (including certain officers and directors of the Company). Each Unit may be redeemed by the holder thereof for cash or, at the Company's option, one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase. Because the Company conducts substantially all of its activity through, and all of its properties are held directly or indirectly by, the Operating Partnership, the description of the business, property information, policies with respect to certain activities, investment policies and management information for the Operating Partnership are the same as the Company. Such information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.



     The only businesses or assets of the Company which are not conducted or owned directly or indirectly through the Operating Partnership are the brokerage and property management business and related assets acquired on April 1, 1996 through the Company's merger with Nashville, Tennessee-based Eakin & Smith, Inc. (the "Eakin & Smith Transaction"). In addition to owning the Properties and the Development Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services for the Properties as well as for third parties. The Company conducts its third-party fee-based services through two subsidiaries of the Operating Partnership, Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies"), and Forsyth-Carter Brokerage L.L.C. ("Forsyth-Carter Brokerage"), a joint venture with Carter Oncor International.



     On April 29, 1996, the Company entered into a merger agreement (the "Merger Agreement") with Crocker Realty Trust, Inc. ("Crocker") pursuant to which the Company will acquire 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 Southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at March 31, 1996, were 95% leased. Through the merger with Crocker (the "Merger"), which is expected to occur in the third quarter of 1996, the Company will establish itself as one of the largest real estate operating companies in the Southeastern United States specializing in the ownership, management, acquisition and development of suburban office and industrial properties. Under the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Crocker in exchange for a cash payment of $11.02 per share, subject to certain adjustments. Based on Crocker's 26,981,087 million shares of outstanding capital stock at May 31, 1996, the purchase price will total approximately $297 million. In addition, the Company will cash out certain existing options and warrants to purchase Crocker common stock for an estimated $4.2 million and assume approximately $240 million of Crocker's currently outstanding indebtedness, having a weighted average interest rate of 8.6%. In connection with the Merger, the Company has also entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with certain stockholders of Crocker, who together own approximately 83% of Crocker's outstanding common stock (collectively, the "Crocker Selling Stockholders"), which obligates such stockholders to sell their shares to the Company at a cash price of $11.02, subject to the same adjustments as required under the Merger Agreement. The approximately $247 million purchase price for such shares is part of the total approximately $297 million purchase price for all of Crocker's outstanding shares. The Merger Agreement and the Stock Purchase Agreement may be terminated by the respective parties only in certain limited circumstances. In addition, under the terms of the Merger Agreement, certain specified assets and liabilities of Crocker will not be acquired by the Company. The Merger will be accounted for by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing date of the Merger.


     The Company is a Maryland corporation that was incorporated in 1994. The Operating Partnership is a North Carolina limited partnership formed in 1994. The Company's and the Operating Partnership's executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and their telephone number is (919) 872-4924. The Company maintains offices in each of its primary markets.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing offered Securities.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT


     The Company intends to limit the extent of its borrowing to less than 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company might incur. The Indenture (as defined herein), however, will contain limits on the Company's ability to incur indebtedness. If the Company's policy limiting borrowing were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to stockholders and in an increased risk of default on its obligations. As of May 31, 1996, the Company's ratio of debt to total market capitalization was approximately 28%.


GEOGRAPHIC CONCENTRATION


     The Company's revenues and the value of its Properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and other competing commercial properties). As of May 31, 1996, the Properties were located in the following areas (with the number of Properties noted parenthetically): Raleigh-Durham, North Carolina (60); Greensboro, Winston-Salem and High Point, North Carolina
(100); Charlotte, North Carolina (22); Richmond, Virginia (11); and Nashville, Tennessee (7). Using March 1996 base rent totals, the North Carolina properties represented 87.5% of the annualized base rent of the Properties, with Raleigh-Durham Properties alone constituting 53.1%. Although the Merger would broaden the Company's geographic focus by adding 11 new markets throughout the Southeastern United States, based on March 1996 rent rolls, the North Carolina Properties would still represent 56.4% of the Company's annualized rental revenue, with properties located in Raleigh-Durham accounting for 31.8% following the Merger. The Company's performance and its ability to make distributions to stockholders is therefore dependent on the economic conditions in these market areas. In addition, there can be no assurance as to the continued growth of the economy in these markets.


ABILITY OF THE COMPANY TO PAY ON GUARANTEES


     With the exception of the Nashville, Tennessee brokerage and property management operations, all other operations of the Company are conducted by the Operating Partnership. The principal asset of the Company is its interest (82% as of May 31, 1996) in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. At May 31, 1996, the Operating Partnership had approximately $275 million of indebtedness outstanding, of which approximately $207 million is secured by interests in certain real estate assets. The Operating Partnership is a party to loan agreements with various bank lenders which require the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.

RISKS IN THE EVENT OF CERTAIN TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY

     The Indenture does not contain any provisions that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) certain reorganizations, restructures, mergers or similar transactions involving the Operating Partnership or the Company.


CONFLICTS OF INTERESTS IN THE BUSINESS OF THE COMPANY



     TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. Holders of Units may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of any of the Properties and, therefore, such holders, including certain of the Company's officers and directors, and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, those members of the Company's management and Board of Directors of the Company who hold Units may influence the Company not to sell or refinance the Properties even though such sale might otherwise be financially advantageous to the Company, or may influence the Company to refinance Properties with a high level of debt.



     POLICIES WITH RESPECT TO CONFLICTS OF INTERESTS. The Company has adopted certain policies relating to conflicts of interest. These policies include a bylaw provision requiring all transactions in which executive officers or directors have a conflicting interest to be approved by a majority of the independent directors of the Company or a majority of the shares of capital stock held by disinterested stockholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.



     COMPETITIVE REAL ESTATE ACTIVITIES OF MANAGEMENT. John W. Eakin and Thomas
S. Smith, both of whom became officers and directors of the Company in connection with the Eakin & Smith Transaction, maintain an ownership interest in an office building in the central business district of Nashville, Tennessee, which building may compete for potential tenants with the Company's Nashville office properties.


LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     OWNERSHIP LIMIT. The Company's Articles of Incorporation prohibit ownership of more than 9.8% of the outstanding capital stock of the Company by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.


     REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER OR OTHER SIGNIFICANT CORPORATE ACTION. The Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Operating Partnership, which requires the approval of the holders of a majority of the outstanding Units. Should the Company ever own less than a majority of the outstanding Units, this voting requirement might limit the possibility for acquisition or change in the control of the Company. As of May 31, 1996, the Company owned approximately 82% of the Units.



     STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1996, 1997 and 1998. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

DEPENDENCE ON DISTRIBUTIONS FROM OPERATING PARTNERSHIP IN ORDER TO QUALIFY AS A REIT



     To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. Because the Company conducts substantially all of its business activities through the Operating Partnership, the ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.


ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.


BROAD DISCRETION IN USE OF PROCEEDS



     The Company and the Operating Partnership may use the proceeds from sales of Securities for many different purposes and will not be restricted by any provisions of the Articles of Incorporation of the Company or the agreement of limited partnership of the Operating Partnership. As a result, no assurance can be given that such proceeds will be employed in a manner consistent with the current investment practices of the Company and the Operating Partnership.


REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

     The Company's revenues and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     COMPETITION. Numerous office and industrial properties compete with the Company's properties in attracting tenants to lease space. Some of these competing properties are newer or better located than some of the Company's properties. Significant development of office or industrial properties in a particular area could have a material effect on the Company's ability to lease space in its properties and on the rents charged.

     BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS. At any time, a tenant of the Company's Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

     RENEWAL OF LEASES AND RELETTING OF SPACE. The Company will be subject to the risks that upon expiration of leases for space located in its properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. If the Company were unable to promptly relet or renew the leases for all or a substantial portion of this space or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's cash flow and ability to make expected distributions to stockholders may be adversely affected.

     ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

     CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various Federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

     CONSEQUENCES OF INABILITY TO SERVICE MORTGAGE DEBT. Pursuant to loan agreements with bank lenders, a portion of the Properties are mortgaged to secure payment of such indebtedness, and if the Company or the Operating Partnership were to be unable to meet such payments, a loss could be sustained as a result of foreclosure on the Properties by the bank lenders.

RISK OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to actively continue development and construction of office and industrial properties, including development on the Development Land. Risks associated with the Company's development and construction activities, including activities relating to the Development Land, may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to actively continue to acquire office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

     Although the Company has limited its development, acquisition, management and leasing business primarily to markets with which management is familiar, the Company may expand its business to new geographic markets. Management believes that much of its past success has been a result of its local expertise. The Company may not initially possess the same level of familiarity with new markets, which could adversely affect its ability to develop, acquire, manage or lease properties in any new localities.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local laws, ordinances and regulations, such as the Comprehensive Environmental Response Compensation and Liability Act or "CERCLA," and common laws, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property as well as certain other costs, including governmental fines and injuries to persons and property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injuries associated with asbestos-containing materials.


     As of the date hereof, all but one of the Properties had been subjected to a Phase I environmental assessment. These assessments have not revealed, nor is management of the Company aware of, any environmental liability that it believes would have a material adverse effect on the Company's financial position, operations or liquidity taken as a whole. This projection, however, could prove to be incorrect depending on certain factors. For example, the Company's assessments may not reveal all environmental liabilities or there may be material environmental liabilities of which the Company is unaware. In addition, assumptions regarding groundwater flow and the existence of contamination are based on available sampling data, and there are no assurances that the data is reliable in all cases. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.


     Some tenants use or generate hazardous substances in the ordinary course of their respective businesses. These tenants are required under their leases to comply with all applicable laws and have agreed to indemnify the Company for any claims resulting from noncompliance, and the Company is not aware of any environmental problems resulting from tenants' use or generation of hazardous substances. There are no assurances that all tenants will comply with the terms of their leases or remain solvent and that the Company may not at some point be responsible for contamination caused by such tenants.


EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE UPON CONVERSION OF UNITS



     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In connection with the Company's initial formation and public offering and certain subsequent acquisitions, as of the date hereof, approximately 4.2 million Units have been issued to various holders, including certain officers and directors of the Company. In connection with the issuance of Units, each holder thereof agreed not to sell or otherwise dispose of such Units or shares of Common Stock received upon exchange of such Units for a period of one year. At the conclusion of such period, any shares of Common Stock issued upon exchange of Units may be sold in the public markets upon registration or available exemptions from registration. No prediction can be made about the effect that future sales of Common Stock will have on the market price of shares. At May 31, 1996, the one-year lock-up period with respect to
3.4 million Units had expired.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio. The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be.

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS


     The ratios of earnings to combined fixed charges and preferred stock dividends for the Company and the Operating Partnership for the three months ended March 31, 1996 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 were 2.93, 3.00, 2.42, 0.97, 0.95 and 0.79, respectively. Earnings were inadequate to cover fixed charges by $171,000, $239,000 and $913,000 for the years ended December 31, 1993, 1992 and 1991, respectively. These deficiencies occurred prior to the Company's initial public offering of Common Stock in June 1994. Prior to the completion of this offering, the Company's predecessor (the "Highwoods Group") operated in a manner as to minimize taxable income to the owners. As a result, although the Properties have generated positive net cash flow, the Highwoods Group had net losses for the years ended December 31, 1991 through 1993. The initial public offering allowed the Operating Partnership to significantly deleverage the Properties and improve its ratio of earnings to fixed charges.


     The ratios of earnings to combined fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES


     The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership, the Company and a trustee to be named prior to the first issuance of Debt Securities. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.


GENERAL


     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At May 31, 1996, the total outstanding debt of the Operating Partnership was $275 million, $207 million of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     If any Debt Securities are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

      (1) the title of such Debt Securities;

      (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

      (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

      (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

     (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

     (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

     (15) with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

     (16) if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

     (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Regulation 14E under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

     (19) if other than the Trustee, the identify of each security registrar and/or paying agent; and

     (20) any other terms of such Debt Securities.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control.

See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     Reference is made to " -- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under " -- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See " -- Modification of the Indenture."

GUARANTEES

     The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).


     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).


     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the

Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership, or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets (Section 1011).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1011).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all outstanding Unsecured Debt (Section 1013).

     LIMITATIONS ON DISTRIBUTIONS. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution (a) no default under the Indenture or event of default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Operating Partnership, the Company or any Subsidiary shall have occurred or be continuing, and (b) the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of
(i) 95% of the aggregate cumulative Funds From Operations of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and (ii) the aggregate Net Cash Proceeds received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock of the Operating Partnership or the Company; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company's status as a REIT, under the Code, if the aggregate principal amount of all outstanding Debt of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1012).

     Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

     EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership or the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

     MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

     INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

     PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership and the Company are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company, or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1014).

     PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1015).

     As used herein and in the Prospectus Supplement:

     "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed and capitalized in any 12-month period for interest on Debt.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of this Prospectus.

     "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges and (g) provisions for or realized losses on properties and
(ii) less amounts that have been included for gains on properties.

     "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP").

     "DEBT" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

     "FUNDS FROM OPERATIONS" ("FFO") for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.


     Management considers Funds from Operations to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, Funds from Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP and Funds from Operations should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Funds from Operations does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, Funds from Operations as disclosed by other REITS, may not be comparable to the Company's calculation of Funds from Operations, as described above.


     "NET CASH PROCEEDS" means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "SUBSIDIARY" means any entity of which the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

     "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable).

     "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

     "VOTING STOCK" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

     ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section 501).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then

Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Debt Securities are Guaranteed Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right or repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (ii) to add to the covenants of the Operating Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee to facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officer's certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States Federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption (Section 805).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed

Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership, the Company or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under "Certain Covenants") and if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402).

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the Indenture (Section 402).

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate (Section 402). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     If the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections no longer applicable to such Debt Securities or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, of which no Preferred Stock was outstanding at the date hereof.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

     Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

      (1) The title and stated value of such Preferred Stock;

      (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

      (6) The provision for a sinking fund, if any, for such Preferred Stock;

      (7) The provision for redemption, if applicable, of such Preferred Stock;

      (8) Any listing of such Preferred Stock on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (12) A discussion of Federal income tax considerations applicable to such Preferred Stock;

     (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control -- OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding capital stock of the Company. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock that has been converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action that may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares that will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less that 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred

Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of a Preferred Stock Depositary for any duties required by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Depositary Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL


     The authorized capital stock of the Company includes 100,000,000 shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. As of the date hereof, there were 29,898,970 shares of Common Stock outstanding and 4,269,590 shares reserved for issuance upon exchange of outstanding Units.


     Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

     All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote in the election of directors.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

     GENERAL. Pursuant to the Company's Articles of Incorporation and the Maryland general corporation law (the "MGCL"), the Company cannot merge into or consolidate with another corporation or enter into a statutory share exchange transaction in which it is not the surviving entity or sell all or substantially all of the assets of the Company unless the Board of Directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote thereon (voting together as a single class) approve the transaction. In addition, the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") requires that any such merger or sale of all or substantially all of the assets of the Operating Partnership be approved by a majority of the holders of Units (including Units owned by the Company).

     MARYLAND BUSINESS COMBINATION AND CONTROL SHARE STATUTES. The MGCL establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. The Company's Articles of Incorporation contain a provision exempting the Company from the requirements and provisions of the Maryland business combination statute. There can be no assurance that such provision will not be amended or repealed at any point in the future.

     The MGCL also provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the Company. The Company's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's stock. There can be no assurance that such provision will not be amended or repealed, in whole or in part, at any point in the future.

     The Company's Articles of Incorporation (including the provision exempting the Company from the Maryland business combination statute) may not be amended without the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon voting together as a single class, provided that certain provisions of the Articles of Incorporation may not be amended without the approval of the holders of two-thirds of the shares of capital stock of the Company outstanding and entitled to vote thereon voting together as a single class. The Company's bylaws may be amended by the Board of Directors or a majority of the shares cast of capital stock entitled to vote thereupon at a duly constituted meeting of stockholders.

     If either of the foregoing exemptions in the Articles of Incorporation or bylaws is amended, the Maryland business combination statute or the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     OWNERSHIP LIMITATIONS AND RESTRICTIONS ON TRANSFERS. For the Company to remain qualified as a REIT under the Code, not more than 50% in value of its outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains a qualified REIT, the Articles of Incorporation provide that no holder (other than persons approved by the directors at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the issued and outstanding capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not jeopardize the Company's status as a REIT.

     If any stockholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the stockholder knows that such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer shall be null and void, and the stockholder will be deemed not to have transferred the shares. In addition, if any person holds shares of capital stock in excess of the Ownership Limit, such person will be deemed to hold the excess shares in trust for the Company, will not receive distributions with respect to such shares and will not be entitled to vote such shares. The person will be required to sell such shares to the Company for the lesser of the amount paid for the shares and the average closing price for the 10 trading days immediately preceding the redemption or to sell such shares at the direction of the Company, in which case the Company will be reimbursed for its expenses in connection with the sale and will receive any amount of such proceeds that exceeds the amount such person paid for the shares. If the Company repurchases such shares, it may pay for the shares with Units. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors and the stockholders (by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote on the matter) determine that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every beneficial owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company no later than January 30 of each year, containing the name and address of such beneficial owner, the number of shares of Common Stock and/or Preferred Stock owned and a description of how the shares are held. In addition, each stockholder shall be required upon demand to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

     These ownership limitations could have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors and the stockholders determine that maintenance of REIT status is no longer in the best interest of the Company.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Stock is First Union National Bank, Charlotte, North Carolina.


                       FEDERAL INCOME TAX CONSIDERATIONS



     The following summary of certain Federal income tax considerations to the Company is based on current law, is for general purposes only, and is not tax advice. The summary addresses the material Federal income tax considerations relating to the Company's REIT status, as well as material Federal income tax considerations relating to the Operating Partnership. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Securities. Certain Federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.



     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.



TAXATION OF THE COMPANY AS A REIT



     GENERAL. Commencing with its taxable year ended December 31, 1994, the Company has elected to be taxed as a real estate investment trust under sections 856 through 860 of the Code. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and is operating in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.



     These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the Federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretation thereof.



     Smith Helms Mulliss & Moore, L.L.P. has acted as tax counsel to the Company in connection with the offering of the Securities and the Company's election to be taxed as a REIT and in the opinion of Smith Helms Mulliss & Moore, L.L.P., commencing with the Company's taxable year ended December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on the factual representations of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code discussed below on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.



FEDERAL INCOME TAXATION OF THE COMPANY



     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either of the 75% or 95% gross income tests (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").



REQUIREMENTS FOR QUALIFICATION



     To qualify as a REIT, the Company has elected to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.



     ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors,
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT requirements, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests regarding the nature of its income and assets, described below, also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals or persons, subject to a "look-through" exception in the case of condition (vi). In addition, the Company's Articles of Incorporation currently include certain restrictions regarding transfer of its Common Stock, which restrictions are intended (among other things) to assist the Company in continuing to satisfy conditions (v) and (vi) above.



     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.



     INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property; including investments in other REITs, or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.



     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% of more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.



     The Company does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. The Company also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from Related Party Tenants.



     The Operating Partnership does provide certain services with respect to the Properties. The Company believes that the services with respect to the Properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the Properties to fail to qualify as rents from real property. Services with respect to the Properties that the Company believes may not be provided by the Company or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" will be performed by independent contractors.



     The Operating Partnership and the Company receive fees in consideration of the performance of property management and brokerage and leasing services with respect to certain Properties not owned entirely by the Operating Partnership. Such fees will not qualify under the 75% or the 95% gross income tests. The Operating Partnership also may receive certain other types of income with respect to the properties it owns that will not qualify for either of these tests. In addition, distributions on the Operating Partnership's stock in the Service Companies and its allocable portion of the income earned by Forsyth-Carter Brokerage will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year, which represents approximately 3.6% of the Company's gross income on a pro forma basis and 1.0% of the Company's income on an actual basis for the year ended December 31, 1995, will not cause the Company to exceed the limits on non-qualifying income under either the 75% or the 95% gross income test.



     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its Federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in " -- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test, and in such case, the Company would cease to qualify as a REIT.



     ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, including shares in other REITs, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.



     The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date on which the Company acquired the securities of the Service Companies, but also each time the Company increases its ownership of their respective securities (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in either of the Service Companies.



     The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of each of the Service Companies, and by virtue of its ownership of Units, the Company will be considered to own its pro rata share of such stock. See "The Company and the Operating Partnership". Neither the Company nor the Operating Partnership, however, will own more than 1% of the voting securities of either of the Service Companies. In addition, the Company and its senior management do not believe that the Company's pro rata share of the value of the securities of either of the Service Companies exceeds 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of each of the Service Companies owned by the Operating Partnership relative to the estimated value of the other assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Smith Helms Mulliss & Moore, L.L.P., in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the value of the securities of each of the Service Companies. There can be no assurance, however, that the IRS might not contend that the value of such securities held by the Company (through the Operating Partnership) exceeds the 5% value limitation.



     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.



     ANNUAL DISTRIBUTION REQUIREMENTS. In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year, if declared before the Company timely files its Federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a

4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.



     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.



     It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and the deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible cash expenditures such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement.



     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.



FAILURE TO QUALIFY



     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.



TAXATION OF U.S. STOCKHOLDERS



     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that (for Federal income tax purposes) (a) is a citizen or resident of the United States, (b) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) is an estate or trust, the income of which is subject to Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.



     DISTRIBUTIONS GENERALLY. Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and, to that extent, will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of such basis will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholders on December 31 of the year, provided that the dividends are actually paid by the Company during January of the following calendar year. Stockholders are not allowed to include on their own Federal income tax returns any tax losses of the Company.



     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in " -- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.



     CAPITAL GAIN DISTRIBUTIONS. Distributions to U.S. Stockholders that are properly designated by the Company as capital gain distributions will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.



     PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS. Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation; net capital gain from the disposition of Common Stock or capital gain dividends generally will be excluded from investment income.



     CERTAIN DISPOSITIONS OF SHARES. Losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.



     TREATMENT OF TAX-EXEMPT STOCKHOLDERS. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its Common Stock. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in Section 401 (a) of the Code and exempt from tax under Section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the "look-through" exception. The restrictions on ownership of Common Stock in the Articles of Incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Common Stock, absent a waiver of the restrictions by the Board of Directors.


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

SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS



     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws on an investment in the Company, including any reporting requirements.



     In general, Non-U.S. Stockholders will be subject to regular Federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States Federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.



     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain distribution will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a Federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.



     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).



     Although tax treaties may reduce the Company's withholding obligations, the Company generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.



     Unless the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to Federal income taxation. The Common Stock will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains. If the Company were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of


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

Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Common Stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the Common Stock will be listed and on the size of the selling stockholder's interest in the Company. If the gain on the sale of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Common Stock and that are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to either a reduced rate or an exemption under a treaty. In any event, a purchaser of Common Stock from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Common Stock is "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of Common Stock from a Non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS.



INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX



     Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.



     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States Federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.



     Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.



TAX ASPECTS OF THE OPERATING PARTNERSHIP



     GENERAL. Substantially all of the Company's investments are held through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership.



     ENTITY CLASSIFICATION. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If the Operating Partnership is treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would prevent the Company from qualifying as a REIT. See " -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.



     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for Federal income tax purposes. Instead, in connection with the filing of the Registration Statement of which this Prospectus is a part, Smith Helms Mulliss & Moore, L.L.P. has delivered its opinion dated June 3, 1996 to the effect that based on the provisions of the Operating Partnership's partnership agreement (the "Partnership Agreement"), certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated as a partnership for Federal income tax purposes. Smith Helms Mulliss & Moore, L.L.P. undertakes no obligation to update this opinion subsequent to such date. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for Federal income tax purposes.



     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss in generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.



     In general, the partners who have contributed partnership interests in the Properties to the Operating Partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Contributing Partners, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of Securities. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See " -- Requirements for Qualification -- ANNUAL DISTRIBUTION REQUIREMENTS."



     Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" under current law, or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Properties contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to Properties contributed to the Partnership in the future.



     With respect to any property purchased by the Operating Partnership, such property will initially have a tax basis equal to its fair market value and
Section 704(c) of the Code will not apply.



     BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.



     If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gains. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.



     SALE OF THE PROPERTIES. The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Federal Income Taxation of the Company -- INCOME TESTS." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.



OTHER TAX CONSIDERATIONS



     FEDERAL TAX ASPECTS OF THE CROCKER ACQUISITION. Under the terms of the Merger Agreement, Cedar Acquisition Corporation ("Cedar"), a newly formed subsidiary of Highwoods, will merge into Crocker with Highwoods becoming the sole stockholder of Crocker. Highwoods intends to contribute the shares of common stock of Crocker to the Operating Partnership in exchange for limited partnership interests therein. As a result, Crocker would become a subsidiary of the Operating Partnership. Except for the Federal and state income taxes that might be payable upon the distribution of certain assets which will be distributed directly or indirectly to the stockholders of Crocker prior to the Merger (the "Excluded Assets"), which taxes are to be reimbursed to Crocker by the distributed stockholders, the Merger has been structured to defer any tax recognition to Crocker. To accomplish this, the Company intends to maintain Crocker's separate status as an operating REIT. To maintain Crocker's REIT status, the Company intends to cause Crocker to sell a sufficient amount of common stock to approximately 100 to 110 individuals to enable Crocker to meet the test for qualification of a REIT under Section 856(a)(5) of the Code. The aggregate amount of common stock to be issued to such minority stockholders is not expected to exceed 1.0% of the equity of Crocker.



     The Merger is a taxable purchase of 100% of the outstanding stock of Crocker, which will be taxable to the selling stockholders of Crocker but, except as described below relative to the Excluded Assets, will not be taxable at the Crocker corporate or subsidiary level. The Company's tax basis in its Crocker stock


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

will be equal to the total cash it pays in the Merger for the Crocker stock, stock options and warrants. No gain or loss will result to the Company from the Merger. Following the Merger, the Company will transfer all of the stock of Crocker to the Operating Partnership in exchange for Units and the assumption of debt. This transaction will be a nontaxable transfer of property to a partnership in exchange for ownership interests in the partnership. The Company's tax basis in the Units so acquired will be equal to its tax basis in the Crocker stock transferred to the Operating Partnership and no gain or loss should be realized by Crocker, the Company or the Operating Partnership as a result of this transaction.



     The Company expects Crocker at all times to maintain its status as a REIT and to continue to be organized and operated so as to maintain its qualification as a REIT. Since the ownership of Crocker stock by the Operating Partnership is considered to be the ownership of a real estate asset for purposes of the REIT qualification tests and since distributions received from a REIT are income included in both the 95% and 75% income tests of Code Sections 856(c)(2) and
(3), the Company's qualification as a REIT should not be affected by the acquisition and ownership of Crocker. If, however, Crocker fails to qualify as a REIT for any reason while its shares are owned by the Company or the Operating Partnership, the Company will no longer qualify as a REIT and the Company would be taxed as if it were a domestic corporation and its stockholders would be taxed in the same manner as stockholders of ordinary corporations. In that event, the Company could be subject to potentially significant tax liabilities and, therefore, the amount of cash available for distribution to its stockholders would be substantially reduced or eliminated.



     The Company believes, and Crocker has represented that, commencing with Crocker's taxable year ended December 31, 1995, Crocker has operated in such a manner so as to meet the Code requirements for qualification as a REIT. Crocker's qualification as a REIT is a condition to the Company's obligation to consummate the Merger.



     SERVICE COMPANIES. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Operating Partnership from distributions on stock of the Service Companies held by the Operating Partnership. Neither of the Service Companies will qualify as a REIT, and the Service Companies will pay Federal, state and local income taxes on their taxable incomes at normal corporate rates. Any Federal, state or local income taxes that the Service Companies are required to pay will reduce the cash available for distribution by the Company to its stockholders.


     As described above, the value of the securities of each of the Service Companies held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Unit holder in the Operating Partnership exercises his or her redemption right (or the Company otherwise is considered to acquire additional securities of either of the Service Companies). See " -- Federal Income Taxation of the Company." This limitation may restrict the ability of each of the Service Companies to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.


STATE AND LOCAL TAX



     The Company and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property, or reside. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.


                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.


     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.


     If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.


                                    EXPERTS



     The consolidated financial statements and schedule of Highwoods Properties, Inc., incorporated herein by reference from the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, the Combined Statement of Revenue and Certain Expenses of TBC Parkway Plaza, Inc. for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated December 18, 1995, the Combined Statement of Revenue and Certain Expenses of the Acquired Properties for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated July 12, 1995 (as amended on Form 8-K/A on September 7, 1995), the Combined Statement of Revenue and Certain Expenses of Research Commons for the year ended December 31, 1994, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, the combined financial statements and schedule of Eakin & Smith for the year ended December 31, 1995, incorporated by reference from the Company's Current Report on Form 8-K/A dated April 1, 1996 as amended on June 3, 1996 and the Historical Summary of Gross Income and Direct Operating Expenses for certain properties owned by Towermarc Corporation for the year ended December 31, 1995, incorporated herein by reference from the Company's Current Report on Form 8-K/A, dated April 29, 1996 as amended on June 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedule of Highwoods/Forsyth Limited Partnership at December 31, 1995 and for the period June 14, 1994 to December 31, 1994 and the year ended December 31, 1995 and the combined financial statements of the Highwoods Group at December 31, 1993 and for the period January 1, 1994 to June 13, 1994 and the year ended December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and the schedule of real estate and accumulated depreciation of the Forsyth Group, incorporated herein by reference from the Company's Current Report on Form 8-K, dated February 10, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The financial statements of Crocker Realty Trust, Inc. as of December 31, 1995 and for the year then ended, the financial statements of Crocker & Sons, Inc. as of December 31, 1994 and for the year then ended, and the financial statements of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and for the two years ended December 31, 1994, have been incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. as of December 31, 1994 and for the year ended December 31, 1994, and the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



     The financial statements of AP Southeast Portfolio Partners, L.P. for the period from its date of inception (November 17, 1993) through December 31, 1993 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The historical summary of consolidated gross revenues and direct operating expenses of Sabal Corporation and subsidiaries, for the period from January 1, 1995 through December 29, 1995 incorporated herein by reference from the Company's Current Report on Form 8-K/A dated April 29, 1996 as amended on June 3, 1996, have been included thereon in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere therein, and upon authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS


     The validity of the Securities offered hereby is being passed upon for the Company and the Operating Partnership by Smith Helms Mulliss & Moore, L.L.P., Raleigh, North Carolina. Certain legal matters will be passed upon for any underwriters, dealers or agents by Andrews & Kurth L.L.P., Washington, D.C.



     In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Smith Helms Mulliss & Moore, L.L.P.



     Smith Helms Mulliss & Moore, L.L.P. and Andrews & Kurth L.L.P. will rely as to matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                                                                                              Page
Audited Financial Statements -- Highwoods/Forsyth Limited Partnership
Report of Independent Auditors.............................................................................   F-2
Balance Sheets as of March 31, 1996 (unaudited) and December 31, 1995 and 1994.............................   F-3
Statements of Income for the three months ended March 31, 1996 (unaudited), the year ended December 31,
  1995 and for the period June 14, 1994 (commencement of operations) to December 31, 1994..................   F-4
Statements of Partners' Capital for the three months ended March 31, 1996 (unaudited), the year ended
  December 31, 1995 and for the period June 14, 1994 (commencement of operations) to December 31, 1994.....   F-5
Statements of Cash Flows for the three months ended March 31, 1996 (unaudited), the year ended December 31,
  1995 and for the period June 14, 1994 (commencement of operations) to December 31, 1994..................   F-6
Notes to Financial Statements..............................................................................   F-8
Schedule III -- Real Estate and Accumulated Depreciation...................................................   F-18
Combined Financial Statements -- Highwoods Group (Predecessor)
Report of Independent Auditors.............................................................................   F-24
Combined Balance Sheet as of December 31, 1993.............................................................   F-25
Combined Statements of Operations for the period from January 1, 1994 to June 13, 1994 and for the year
  ended December 31, 1993..................................................................................   F-26
Combined Statements of Owners' Deficit for the period from January 1, 1994 to June 13, 1994 and for the
  year ended December 31, 1993.............................................................................   F-27
Combined Statements of Cash Flows for the period from January 1, 1994 to June 13, 1994 and for the year
  ended December 31, 1993..................................................................................   F-28
Notes to Combined Financial Statements.....................................................................   F-29
Schedule III -- Real Estate and Accumulated Depreciation...................................................   F-33
Other Information
Selected Financial Data....................................................................................   F-35
Management's Discussion and Analysis of Financial Condition and Results of Operations......................   F-36

                         REPORT OF INDEPENDENT AUDITORS
TO THE OWNERS
HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
     We have audited the accompanying balance sheets of Highwoods/Forsyth Limited Partnership as of December 31, 1995 and 1994, and the related statements of income, partners' capital, and cash flows for the year ended December 31, 1995 and for the period from June 14, 1994 (commencement of operations) to December 31, 1994. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the management of Highwoods/Forsyth Limited Partnership. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highwoods/Forsyth Limited Partnership at December 31, 1995 and 1994, and the results of its operations and cash flows for the year ended December 31, 1995 and for the period from June 14, 1994 (commencement of operations) to December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
                                          ERNST & YOUNG LLP

Raleigh, North Carolina
February 2, 1996,
except note 8 as to which the date is
April 29, 1996

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                                 Balance Sheets
                                 (In thousands)

                                                                               March 31,         December 31,
                                                                                 1996          1995        1994
                                                                              (unaudited)
Assets
Real estate assets, at cost:
  Land.....................................................................    $ 110,672     $106,955    $ 34,484
  Buildings and improvements...............................................      495,117      491,581     183,572
  Development in process...................................................       20,856       15,508         643
  Furniture, fixtures and equipment........................................        1,408        1,288         967
                                                                                 628,053      615,332     219,666
  Less -- accumulated depreciation.........................................      (25,777)     (22,266)    (11,690)
  Net real estate assets...................................................      602,276      593,066     207,976
Cash and cash equivalents..................................................        8,383        6,838       6,258
Accounts and notes receivable..............................................        6,545        6,338         496
Notes receivable from service subsidiaries.................................        1,316        1,274         620
Accrued straight line rents receivable.....................................        3,807        3,407       1,888
Other assets:
  Deferred leasing costs...................................................        4,625        4,253       2,139
  Deferred financing costs and interest rate caps..........................        8,417        8,268       6,796
  Prepaid expenses and other...............................................        1,698        1,521         330
                                                                                  14,740       14,042       9,265
  Less -- accumulated amortization.........................................       (4,423)      (3,831)     (1,726)
                                                                                  10,317       10,211       7,539
                                                                               $ 632,644     $621,134    $224,777
Liabilities and partners' capital
Mortgages and notes payable................................................      196,718     $182,736    $ 66,864
Accounts payable, accrued expenses and other liabilities...................        9,977       11,052       5,717
     Total liabilities.....................................................      206,695      193,788      72,581
Partners' capital:
  General partner units outstanding, 231,401 at March 31, 1996 and 231,368
     and 100,409 at December 31, 1995 and 1994, respectively...............        4,259        4,273       1,522
  Limited partner units outstanding, 22,908,652 at March 31, 1996 and
     22,905,455 and 9,940,445 at December 31, 1995 and 1994,
     respectively..........................................................      421,690      423,073     150,674
     Total partners' capital...............................................      425,949      427,346     152,196
                                                                               $ 632,644     $621,134    $224,777


                See accompanying notes to financial statements.
                                      F-3

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                              Statements of Income

                    (In thousands, except per unit amounts)


                                                                                                     Period from
                                                               Three months ended     Year Ended     June 14, to
                                                                   March 31,         December 31,    December 31,
                                                                1996       1995          1995            1994
                                                                  (unaudited)
Revenue:
  Rental income.............................................   $23,385    $12,693      $ 71,217        $ 19,011
  Distributions from service and leasing subsidiaries.......        --         --            --             100
  Interest and other income.................................       372        153         2,305             331
Total revenue...............................................    23,757     12,846        73,522          19,442
Operating expenses:
  Rental property...........................................     6,154      3,053        17,049           5,110
  Depreciation and amortization.............................     3,716      1,921        11,082           2,607
  Interest expense:
     Contractual............................................     3,542      2,066        12,101           2,482
     Amortization of deferred financing costs and interest
       rate cap.............................................       409        404         1,619             738
                                                                 3,951      2,470        13,720           3,220
  General and administrative................................       934        523         2,737             810
     Income before extraordinary item.......................     9,002      4,879        28,934           7,695
  Extraordinary item -- loss on early extinguishment of
     debt...................................................        --     (1,068)       (1,068)         (1,422)
Net income..................................................   $ 9,002    $ 3,811      $ 27,866        $  6,273
Net income per unit:
  Income before extraordinary item..........................   $  0.39    $  0.36      $   1.55        $   0.77
  Extraordinary item -- loss on early extinguishment of
     debt...................................................        --      (0.08)         (.06)          (0.14)
  Net income................................................   $  0.39    $  0.28      $   1.49        $   0.63
  Weighted average units outstanding........................    23,139     13,418        18,697           9,991
Net income per unit:
  General partner...........................................   $  0.39    $  0.28      $   1.49        $   0.63
  Limited partners..........................................   $  0.39    $  0.28          1.49            0.63
Weighted average units outstanding:
  General partner...........................................       231        134           187             100
  Limited partner...........................................    22,908     13,284        18,510           9,891
Total.......................................................    23,139     13,418        18,697           9,991


                See accompanying notes to financial statements.
                                      F-4

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                        Statements of Partners' Capital

                                 (In thousands)


                                                                                 General       Limited        Total
                                                                                Partner's     Partners'     Partners'
                                                                                 Capital       Capital       Capital
Initial capital contribution June 14, 1994...................................     $    1       $      --     $       1
Offering proceeds............................................................      1,874         162,539       164,413
Basis adjustments and acquisition of limited partners' interest..............         --         (13,471)      (13,471)
Net income...................................................................         63           6,210         6,273
Distributions................................................................        (50)         (4,970)       (5,020)
Transfer of limited partners' interest.......................................       (366)            366            --
Balance at December 31, 1994.................................................      1,522         150,674       152,196
Offering proceeds............................................................         --         219,821       219,821
Capital contributions........................................................         --          57,308        57,308
Net income...................................................................        278          27,588        27,866
Distributions................................................................       (299)        (29,546)      (29,845)
Transfer of limited partners' interest.......................................      2,772          (2,772)           --
Balance at December 31, 1995.................................................      4,273         423,073       427,346
Net income (unaudited).......................................................         90           8,912         9,002
Distributions (unaudited)....................................................       (104)        (10,295)      (10,399)
Balance at March 31, 1996 (unaudited)........................................     $4,259       $ 421,690     $ 425,949


                See accompanying notes to financial statements.
                                      F-5

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                            Statements of Cash Flows

                                 (In thousands)


                                                                                                     Period from
                                                             Three months ended       Year Ended      June 14 to
                                                                 March 31,           December 31,    December 31,
                                                             1996         1995           1995            1994
                                                                (unaudited)
Operating activities:
Net income..............................................   $   9,002    $   3,811      $ 27,866       $    6,273
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................       4,125        2,325        12,701            3,345
  Loss on early extinguishment of debt..................                                  1,068            1,422
  Changes in operating assets and liabilities:
     Accounts receivable................................        (207)        (483)       (1,561)            (321)
     Prepaid expenses and other assets..................          --         (116)         (173)            (521)
     Accrued straight line rents receivable.............        (400)        (267)       (1,519)            (503)
     Accounts payable, accrued expenses and other
       liabilities......................................      (1,075)        (398)        4,787            3,455
       Net cash provided by operating activities........      11,445        4,872        43,169           13,150
Investing activities:
Proceeds from disposition of real estate assets.........         900           --         2,200          --
Additions to real estate assets.........................     (13,643)     (23,839)     (130,411)         (99,208)
Other assets and notes receivable.......................        (591)        (622)       (1,777)            (620)
Cash from contributed net assets........................          --          549           549            2,088
Cash paid in exchange for partnership net assets........          --       (5,793)       (6,593)          (9,623)
     Net cash used in investing activities..............     (13,334)     (29,705)     (136,032)        (107,363)
Financing activities:
Distributions paid......................................     (10,399)      (4,267)      (29,845)          (5,020)
Net proceeds from contributed capital...................          --      109,689       219,821          164,413
Payment of prepayment penalties and loan costs..........                                 (1,046)          (1,025)
Borrowings on credit facility...........................      15,000       41,000        50,800           62,700
Repayment of credit facility............................          --           --       (87,000)         (20,000)
Proceeds from mortgages and notes payable...............          --           --        90,250          --
Repayment of mortgages..................................      (1,018)    (120,137)     (148,907)         (93,947)
Payment of deferred financing costs.....................        (149)        (289)         (630)          (6,650)
     Net cash provided by financing activities..........       3,434       25,996        93,443          100,471
Net increase in cash and cash equivalents...............       1,545        1,163           580            6,258
Cash and cash equivalents at beginning of the period....       6,838        6,258         6,258          --
Cash and cash equivalents at end of the period..........   $   8,383    $   7,421      $  6,838       $    6,258
Supplemental disclosure of cash flow information:
Cash paid for interest..................................   $   4,005    $   1,795      $ 11,965       $    2,073


                See accompanying notes to financial statements.
                                      F-6

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                     Statements of Cash Flows -- Continued
                                 (In thousands)
                    For the Year Ended December 31, 1995 and
 for the Period from June 14, 1994 (commencement of operations) to December 31,
                                      1994

Supplemental disclosure of non-cash investing and financing activities
The following summarizes the net assets contributed by the Unit holders of the Operating
Partnership or assets acquired subject to mortgages and notes payable:
                                                                                               1995       1994
Assets:
Real estate assets, net...................................................................   $260,883    $51,614
Cash and cash equivalents.................................................................        549      2,088
Deferred rent receivable..................................................................      --         1,385
Tenant leasing costs, net.................................................................      --         1,188
Deferred financing costs, net.............................................................        842        488
Accounts receivable and other.............................................................      6,290        174
  Total assets............................................................................    268,564     56,937
Liabilities:
Mortgages payable.........................................................................    210,728     63,947
Accounts payable, accrued expenses and other liabilities..................................        549      2,262
  Total liabilities.......................................................................    211,277     66,209
     Net assets (liabilities).............................................................   $ 57,287    $(9,272)
In connection with the above transactions, the Operating Partnership made additional cash payments to certain partners in exchange for their partnership net assets in the amounts of $9,623,000 in 1994 and $6,593,000 in 1995. These transactions were accounted for using the purchase method of accounting. Further, in connection with these transactions, the
Company received cash payments at closing of $2,088,000 in 1994 and
$549,000 in 1995 of $2,088,000 in 1994 and $549,000 in 1995 to fund the payment of certain accrued liabilities such as property taxes.
Additionally, in connection with the formation of the Operating Partnership additional debt of $54,164,000 was assumed and Units valued at $4,199,000 were issued during the period from June 14, 1994 to December 31, 1994.

                See accompanying notes to financial statements.
                                      F-7

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Organization and Formation of the Company

     Highwoods/Forsyth Limited Partership (the "Operating Partnership" formerly Highwoods Realty Limited Partnership), commenced operations on June 14, 1994 when Highwoods Properties, Inc. (the "Company") completed an initial public offering (the "Initial Public Offering") and issued 7.4 million shares of Common Stock (plus 1.1 million shares subsequently issued pursuant to the underwriters' over-allotment option). As of March 31, 1996, the Operating Partnership owned 191 properties consisting of 94 suburban office buildings and 97 industrial properties.

     The following transactions (the "Formation Transactions") occurred in connection with the Initial Public Offering:
     (Bullet) The Company consummated various purchase agreements to acquire certain interests in 41 properties, including 27 properties which were not owned by the predecessor to the Company and the Operating Partnership (the "Highwoods Group") prior to the Initial Public Offering.

              For the 14 properties previously owned by the Highwoods Group, negative net assets of approximately $9,272,000 were contributed to the Operating Partnership at their historical cost. Approximately $8,400,000 was distributed to non-continuing partners of the Highwoods Group for their partnership interest in the 14 properties. For the 27 properties not owned by the Highwoods Group, the Company issued approximately $4,200,000 of Units, assumed $54,164,000 of debt and paid $82,129,000 in cash. These 27 properties were recorded at their purchase price using the purchase method of accounting.

     (Bullet) The Company became the sole general partner of the Operating
              Partnership, by contributing its ownership interests in the 41 properties and its third-party fee business and all but $10,400,000 of the net proceeds of the Initial Public Offering in exchange for an approximate 88.3% interest in the Operating Partnership.
     (Bullet) The Operating Partnership executed various option and purchase agreements whereby it paid approximately $81,352,000 in cash, issued 1,054,664 units in the Operating Partnership ("Units") and assumed approximately $118,111,000 of indebtedness in exchange for fee simple interests in the 41 properties and the development land.
     (Bullet) The Operating Partnership contributed the third-party management and development business and the third-party leasing business to Highwoods Services, Inc. (formerly Highwoods Realty Services, Inc. and Highwoods Leasing Company) in exchange for 100% of each company's non-voting common stock and 1% of their voting common stock.

     As a result of common stock offerings and subsequent contributions of capital to the Operating Partnership by the Company, the Company owns approximately 84% of the Units in the Operating Partnership as of December 31, 1995 (including its 1% general partnership interest in the Operating Partnership). The Company's capital accounts are adjusted to reflect this general partnership interest with the adjustments presented as transfer of "limited partners' equity" in the Statements of Partners' Capital.


     Generally one year after issuance (the "lock-up period"), the Operating Partnership is obligated to redeem each Unit at the request of the holder thereof for cash equal to the fair market value of one share of the Company's Common Stock at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one share of Common Stock. When a Unit holder redeems a Unit for a share of Common Stock or cash, the minority interest will be reduced and the Company's share in the Operating Partnership will be increased. The Company's Units are not redeemable

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued

for cash. At December 31, 1995, the one-year lock-up period had expired with respect to 1,054,664 of the 3,732,412 Units issued.

     As of the date hereof, the Operating Partnership owns 95 suburban offices buildings, 104 industrial and service center properties and 221 acres of land for future development in the southeastern United States.
Basis of Presentation
     The Operating Partnership's investments in Highwoods Services, Inc. and Forsyth Properties Services, Inc. (the "Service Companies") are accounted for on the cost basis. All significant intercompany balances and transactions have been eliminated in the financial statements.
     The extraordinary loss represents the write-off of loan origination fees and prepayment penalties paid on the early extinguishment of debt.
Real Estate Assets
     Real estate assets are recorded at cost less accumulated depreciation. All capitalizable costs related to the improvement or replacement of commercial real estate properties are capitalized. Depreciation is computed by the straight-line method over the estimated useful life of 40 years for buildings and improvements and 5 to 7 years for furniture and equipment. Tenant improvements are amortized over the life of the respective leases, using the straight-line method.

     The Company reviews each property for any evidence of possible impairment of carrying value based on estimated future cash flows. Based on their analysis, as of December 31, 1995 and 1994 the carrying value of all properties is below their estimated net realizable values.


     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the Statement in the first quarter of 1996 and the adoption did not have any material effect.

Cash Equivalents
     The Operating Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Revenue Recognition
     Minimum rental income is recognized on a straight-line basis over the term of the lease. Unpaid rents are included in accounts receivable. Certain lease agreements contain provisions which provide reimbursement of real estate taxes, insurance, advertising and certain common area maintenance (CAM) costs. These additional rents are recorded on the accrual basis. All rent and other receivables from tenants are due from commercial building tenants located in the properties.
Deferred Lease Fees and Loan Costs
     Lease fees, concessions and loan costs are capitalized at cost and amortized over the life of the related lease or loan term, respectively.
                                      F-9

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued Income Taxes
     No provision has been made for income taxes in the accompanying financial statements because such taxes, if any, are the responsibility of the individual partners.

     The Operating Partnership's taxable income for the year ended December 31, 1995, and for the period from June 14, 1994 to December 31, 1994 was $22,258,500 and $5,100,800, respectively. The differences between book income and taxable income primarily result from timing differences consisting of depreciation expense and recording of rental income.

Concentration of Credit Risk
     Management of the Operating Partnership performs ongoing credit evaluations of its tenants. At December 31, 1995, the properties were leased to approximately 950 tenants, in four geographic locations, which engage in a wide variety of businesses. There is no dependence upon any single tenant.
Interest Rate Risk Management

     The Operating Partnership enters into various interest rate swaps and caps in managing its interest rate risk. Payments to or from the counterparties are recorded as adjustments to interest expense. The Company has designated these instruments as hedges against existing liabilities and accordingly utilizes hedge accounting.

     The Operating Partnership would not realize a material loss as of December 31, 1995 in the event of non-performance by any one counterparty. The Operating Partnership has entered into transactions with financial institution counterparties with a credit rating of Aa3 or better. Additionally, the Operating Partnership limits the amount of credit exposure with any one institution.

Interim Unaudited Financial Information


     The accompanying interim unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited consolidated financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1996 and 1995 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

Use of Estimates
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
                                      F-10

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
2. MORTGAGES AND NOTES PAYABLE
     Mortgages and notes payable consisted of the following at December 31, 1995 and 1994 (in thousands):

                                                                       1995       1994
Conventional fixed rate mortgages payable (a.)....................   $134,687    $24,164
Variable rate mortgages payable (b.)..............................     36,549         --
9% fixed rate unsecured note payable..............................      5,000         --
Revolving credit facility (c.)....................................      6,500     42,700
  Total...........................................................   $182,736    $66,864

     (a.) Conventional fixed rate mortgages payable includes 19 loans at December 31, 1995, and seven loans at December 31, 1994. The loans were secured by real estate assets with an aggregate undepreciated cost of approximately $226,000,000 at December 31, 1995. Interest rates on fixed rate mortgages payable range from 7.0% to 13.0% with a weighted average rate of 8.80% at December 31, 1995.
     (b.) Variable rate mortgages payable includes three loans at December 31, 1995. The loans were secured by real estate assets with an aggregate undepreciated cost of approximately $75,000,000 at December 31, 1995. Interest rates on variable rate mortgages payable range from 1.35% to 1.50% above the 30-day London Interbank Offered Rate ("LIBOR"). At December 31, 1995, 30-day LIBOR was 5.9%.

     The Operating Partnership has entered into two interest rate swap agreements with financial institutions to effectively fix the interest rates on the variable rate mortgages payable at a rate of 7.24%. At December 31, 1995, the notional amounts of the interest rate swaps equaled the outstanding balance of the mortgages payable. The swaps expire in June 1999 and July 2000 upon the maturity of the respective mortgage agreements. The cost basis of the interest rate swaps was $670,000 at December 31, 1995.

     (c.) The Operating Partnership has a revolving credit facility in the amount of $80,000,000 from two participating banks. The credit facility bears interest at 1.50% above 30-day LIBOR and matures on June 13, 1999. See "Subsequent Events" in note 8. The terms of the credit facility require the Operating Partnership to pay a commitment fee equal to .25% on the unused portion of the credit facility and include certain restrictive covenants which limit, among other things, dividend payments and additional indebtedness and which requires compliance with certain financial ratios and measurements. At December 31, 1995, the Operating Partnership was in compliance with the terms of the credit facility. The credit facility is secured by real estate assets with an aggregate undepreciated cost of approximately $133,000,000 at December 31, 1995.

     To limit increases in interest expense due to changes in 30-day LIBOR, the Operating Partnership used $6,170,000 of the proceeds from the Initial Public Offering to purchase a five-year, $80,000,000 interest rate protection agreement. The interest rate protection agreement limits the Operating Partnership's exposure to 30-day LIBOR of 5.5% (7.0% with the 1.50% spread). The initial premium paid to acquire the interest rate protection agreement is being amortized as an increase to interest expense over the five-year term of the agreement. Payments received from the counterparties under the interest rate protection agreements were $385,000 in 1995 and $25,000 in 1994; and were recorded in the contractual interest expense in the income statement. At December 31, 1995, the effective interest rate on the credit facility was 7%.

     (d.) The aggregate maturities of the mortgages and notes payable are as follows (in thousands):

1996..................................................   $  4,137
1997..................................................     25,135
1998..................................................      7,301
1999..................................................     38,719
2000..................................................     39,084
Thereafter............................................     68,360
                                                         $182,736

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
2. MORTGAGES AND NOTES PAYABLE -- Continued
     During 1995 and 1994, the total interest costs incurred on mortgages and notes payable was $12,608,000 and $2,499,000, respectively. The amount of interest capitalized during 1995 and 1994 was $507,000 and $17,000, respectively.
3. RENTAL INCOME
     The Operating Partnership's real estate assets are leased to tenants under operating leases that expire over the next ten years. The minimum rental amounts under the leases are generally either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases also require that the tenants reimburse the Operating Partnership for increases in certain costs above their base year costs.
     Expected future minimum rents to be received over the next five years and thereafter from tenants for leases in effect at December 31, 1995, are as follows (in thousands):

1996..........................................................................   $ 81,765
1997..........................................................................     66,760
1998..........................................................................     50,863
1999..........................................................................     39,594
2000..........................................................................     27,134
Thereafter....................................................................     28,685
                                                                                 $294,801

4. RELATED PARTY TRANSACTIONS
     The Operating Partnership makes advances to Highwoods Services, Inc. and Forsyth Properties Services, Inc. for working capital purposes. These advances bear interest at a rate of 7% per annum and totaled $1,274,000 at December 31, 1995, and $620,000 at December 31, 1994. The Operating Partnership recorded interest income from these advances of $43,000 and $15,000 for the year ended December 31, 1995, and for the period from June 14, 1994, to December 31, 1994.

     During the year ended December 31, 1995, the Operating Partnership acquired two properties encompassing 99,334 square feet at an aggregate purchase price of $6,850,000 from partnerships in which certain officers and directors owned a majority interest. These transactions were accounted for using the purchase method of accounting and their operating results are included in the Statements of Income from their acquisition dates.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
5. COMMITMENTS AND CONTINGENCIES
  Lease:
     Two of the properties located in Parkway Plaza development are subject to a land lease expiring December 31, 2082. Rental payments are to be adjusted yearly based on the consumer price index. The Operating Partnership has the option to purchase the leased land during the lease term at the greater of 85% of appraised value or $35,000 per acre. The obligation for future minimum lease payments is as follows (in thousands):

1996................................................................   $   97
1997................................................................       97
1998................................................................       97
1999................................................................       97
2000................................................................       97
Thereafter..........................................................    7,981
                                                                       $8,466

  Litigation:

     The Operating Partnership is a party to a variety of legal proceedings arising in the ordinary course of its business. These matters are generally covered by insurance. All of these matters, taken together, are not expected to have a material adverse effect on the accompanying consolidated financial statements not withstanding possible insurance recovery.

  Contracts:
     The Operating Partnership has entered into construction contracts totaling $39,173,000 at December 31, 1995. The amounts remaining on these contracts as of December 31, 1995, totaled $26,548,000.
     The Operating Partnership has entered into a contract under which it is committed to acquire 64 acres of land over a five-year period for an aggregate purchase price of approximately $10,172,000. The seller has the option to elect to receive the purchase price in either cash or Units valued at $26.67.
     The Operating Partnership has also entered into a contract under which it is committed to acquire 18 acres of land on or before August 1, 1998, for an aggregate purchase price of approximately $2,032,000.
  Environmental Matters:
     All but one of the Operating Partnership properties have been subjected to Phase I environmental reviews. Such reviews have not revealed, nor is management aware of, any environmental liability that management believes would have a material adverse effect on the accompanying consolidated financial statements.
                                      F-13

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
6. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following disclosures of estimated fair values were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Operating Partnership could realize upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The carrying amounts and estimated fair value of the Operating Partnership's financial instruments at December 31, 1995, were as follows (in thousands):

                                                        Carrying      Fair
                                                         Amount      Value
Cash and cash equivalents............................   $  6,838    $  6,838
Accounts and notes receivable........................   $  7,612    $  7,612
Mortgages and notes payable..........................   $182,735    $186,709
Interest rate swap agreements........................   $    670        (464)
Interest rate cap....................................   $  4,267       1,311


     The fair values for the Operating Partnership's fixed rate mortgages and notes payable were estimated using discounted cash flow analysis, based on the Operating Partnership's estimated incremental borrowing rate at December 31, 1995, for similar types of borrowing arrangements. The carrying amounts of the Operating Partnership's variable rate borrowings approximate fair value.
     The fair values of the Operating Partnership's interest rate swap and interest rate cap agreements represent the estimated amount the Operating Partnership would receive or pay to terminate or replace the financial instruments at current market rates.
     Disclosures about the fair value of financial instruments are based on relevant information available to the Operating Partnership at December 31, 1995. Although management is not aware of any factors that would have a material effect on the fair value amounts reported herein, such amounts have not been revalued since that date and current estimates of fair value may significantly differ from the amounts presented.
7. MERGERS AND ACQUISITIONS
     Through mergers and acquisitions during 1995, the Operating Partnership increased its portfolio of office and industrial space by 6,357,000 square feet at an aggregate cost of $369,900,000. Additionally, during 1995 the Company completed its second and third public offerings of common stock. These transactions were accounted for using the purchase method of accounting and their operating results are included in the Statements of Income from their acquisition dates.
     During 1994, the Company completed its Initial Public Offering, the Formation Transactions and acquired 207,000 square feet of office and industrial space at an aggregate cost of $15,000,000.

     Unaudited pro forma results of operations for the years ended December 31, 1995 and 1994 are set forth below. For 1995, such pro forma results assume (i) the acquisition of 5,727,706 square feet of office and industrial space at a total cost of $354,200,000 and (ii) the second and third public offerings and the related capital contributions occurred at the beginning of the year. For 1994, such pro forma results assume (i) the 1994 acquisition of 5,727,706 square feet of office and industrial space at a total cost of $354,200,000, and (ii) the initial, second and third offerings, the related capital contributions, and the Formation Transactions occurred at the beginning of the year. The proceeds from the second and third offerings were used to reduce outstanding indebtedness and for working capital purposes. Pro forma interest expense was calculated based upon the indebtedness outstanding after debt repayment and using the effective rate on such indebtedness. In 1994 and 1995, 200,000 and 2,677,748, respectively, of Operating Partnership units were issued in connection with various mergers and acquisitions. These units were recorded at the market value of the Company's Common Stock price on the closing date of the transactions.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

7. MERGERS AND ACQUISITIONS -- Continued


                                Pro Forma Year Ended    Pro Forma Year Ended
                                 December 31, 1995       December 31, 1994
                                  (in thousands, except per unit amounts)
Revenues.....................         $ 90,592                $ 83,541
Net Income...................         $ 35,607                $ 28,771
Net Income per Unit..........         $   1.54                $   1.25


     The pro forma information is not necessarily indicative of what the Operating Partnership's results of operations would have been if the transactions had occurred at the beginning of each period presented. Additionally, the pro forma information does not purport to be indicative of the Operating Partnership's results of operations for future periods.
8. SUBSEQUENT EVENTS

Credit Facility


     On March 26, 1996, the Operating Partnership closed on a $140,000,000 unsecured credit facility (the "New Credit Facility") which replaces the existing $80 million line. At March 31, 1996, $21,500,000 was outstanding under the credit facility. The New Credit Facility is with three commercial banks and has an initial interest rate of LIBOR +1.50% which will adjust based on the Operating Partnership's senior unsecured credit rating to a range of LIBOR +1.00% to LIBOR +1.75%. The Company will continue to utilize the $80,000,000 interest rate protection agreement to limit its exposure to increases in 30-day LIBOR.

Nashville Transaction

     On April 1, 1996, the Company and the Operating Partnership completed a merger with Eakin & Smith and its affiliates ("Eakin & Smith") combining their property portfolios, management teams and business operations. The merger will be accounted for using the purchase method of accounting. Through the combination, the Company succeeded to the ownership of seven suburban office buildings totaling 848,000 square feet, a 103,000-square-foot suburban office development project, 18 acres of development land and Eakin & Smith's brokerage and property management operations. All the properties and development land are located in Nashville, Tennessee. At March 31, 1996, the properties acquired in the transaction were 97% leased.


     The aggregate purchase price, assuming the completion of the in-process development project, was approximately $98.5 million payable through the issuance of 537,138 limited partnership units of the Operating Partnership and 489,421 shares of Common Stock, the assumption of $37 million of indebtedness (with a weighted average fixed rate of 8.0%), and cash payments of approximately $33 million. The aggregate purchase price excludes deferred payments of up to 54,056 shares of Common Stock, which are attributable to Eakin & Smith's brokerage and property management operation. A total payment of 13,514 shares of Common Stock will be paid to the three principals of Eakin & Smith, Inc. for each of the first four 12-month periods following the combination in which third-party service revenue attributable to the Eakin & Smith brokerage and property management operations exceeds $2,000,000.


     As part of the combination, the three principals of Eakin & Smith, Inc. received options to purchase 105,000 shares of common stock at $27.50 per share. Such options vest in four equal annual installments beginning with the second anniversary of the date of grant. Such principals also received warrants to purchase 150,000 shares of Common Stock for $28.00 per share.


Pending Acquisition of Crocker Realty Trust, Inc.


     On April 29, 1996, the Company and the Operating Partnership entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crocker Realty Trust, Inc. ("Crocker"). Under the terms of the

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
8. SUBSEQUENT EVENTS -- Continued

Merger Agreement, Cedar Acquisition Corporation ("Cedar"), a newly formed subsidiary of the Company, will merge into Crocker with the Company becoming the sole shareholder of Crocker. The Company intends to contribute the shares of common stock of Crocker to the Operating Partnership in exchange for limited partnership interests therein. As a result, Crocker would become a subsidiary of the Operating Partnership. As a result of the Merger, the Operating Partnership will acquire 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 Southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at March 31, 1996, were 95% leased.


     Under the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Crocker in exchange for a cash payment of $11.02 per share, subject to certain adjustments. Based on Crocker's 26,981,087 shares of outstanding capital stock at May 31, 1996, the purchase price will total approximately $297 million. In addition, the Company will cash out certain existing options and warrants to purchase Crocker common stock for an estimated $4.2 million and assume approximately $240 million of Crocker's currently outstanding indebtedness, having a weighted average interest rate of 8.6%. In connection with the Merger, the Company has also entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with AP CRTI Holdings, L. P. (an affiliate of Apollo Real Estate Advisors), AEW Partners, L.P. (an investment partnership advised by Aldrich Eastman Waltch), and Crocker's three senior executives (Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko), who together own approximately 83% of Crocker's outstanding common stock (collectively, the "Crocker Selling Shareholders"), which obligates such shareholders to sell their shares to the Company at a cash price of $11.02, subject to the same adjustments as required under the Merger Agreement. The approximately $247 million purchase price of such shares is part of the total approximately $297 million purchase price for all of Crocker's outstanding shares. The Merger Agreement and the Stock Purchase Agreement may be terminated by the respective parties only in certain limited circumstances. In addition, under the terms of the Merger Agreement, certain specified assets and liabilities of Crocker will not be acquired by the Company.


     In connection with the Merger, the Company obtained a commitment from NationsBank and First Union National Bank of North Carolina for a $250 million revolving line of credit (the "Revolving Loan"). The Revolving Loan will replace the Credit Facility and will be used together with the proceeds from the Offering to fund the Merger.


     The Revolving Loan will be unsecured for the first nine months and will bear interest at a rate of LIBOR plus 150 basis points. After the initial nine-month period, the Revolving Loan will either convert to a secured loan with a maturity date two years from its closing date or to an unsecured loan maturing on July 31, 1999. The Revolving Loan will remain unsecured if the Company generates at least $300 million of net proceeds from equity offerings (including the proceeds from this Offering) during the initial nine-month period and meets certain covenants, including covenants relating to debt ratios, tangible net worth and interest coverage.


     If the Revolving Loan remains unsecured after the initial nine-month period, it would have an interest rate that ranged from LIBOR plus 100 basis points to LIBOR plus 175 basis points based on the Company's senior unsecured credit rating. If the loan converts to a secured facility, the Company will be required to pledge assets at least equal in value to 60% of the outstanding amount of the Revolving Loan and the interest rate will equal LIBOR plus 175 basis points.

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
9. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):
     Selected quarterly financial data for the year ended December 31, 1995, and for the period from June 14, 1994, (commencement of operations) to December 31, 1994, is as follows (in thousands except per unit amounts):

                                                  For the period from June 14, 1994 to December 31, 1994*
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter     Total
Revenues............................      $    --          $  1,482          $ 8,810          $  9,150       $19,442
Income before extraordinary item....           --               534            3,652             3,509         7,695
Extraordinary item..................           --            (1,422)              --                --        (1,422)
Net (loss) income...................      $    --          $   (888)         $ 3,652          $  3,509       $ 6,273
Per Unit:
  Income before extraordinary
     item...........................      $    --          $   0.06          $  0.36          $   0.35       $  0.77
  Net (loss) income.................      $    --          $  (0.09)         $  0.36          $   0.35       $  0.63
                                                           For the year ended December 31, 1995*
                                       First Quarter    Second Quarter    Third Quarter    Fourth Quarter     Total
Revenues............................      $12,846          $ 17,518          $20,560          $ 22,598       $73,522
Income before extraordinary item....        4,879             6,829            7,939             9,287        28,934
Extraordinary item..................       (1,068)               --               --                --        (1,068)
Net income..........................      $ 3,811          $  6,829          $ 7,939          $  9,287       $27,866
Per Unit:
  Income before extraordinary
     item...........................      $  0.36          $   0.39          $  0.39          $   0.40       $  1.55
  Net income........................      $  0.29          $   0.39          $  0.39          $   0.40       $  1.49

* The total of the four quarterly amounts for net income per unit do not equal the total for the year due to the use of a weighted average to compute the average number of units outstanding.
                                      F-17

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1995
                                 (In thousands)

                                                                   Cost     Gross Amount at Which
                                                                Capitalized
                                             Initial Cost       Subsequent   Carried at Close of
                                                   Building &       to              Period  Building &           Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
Highwoods Office Center
  Amica                          (2)    $     289   $  1,544     $     42   $     289   $  1,586    $  1,875       $    61
  Arrowwood                       --          955      3,406          212         955      3,618       4,573           139
  Aspen                          (2)          560      2,104           56         560      2,160       2,720            91
  Birchwood                      (2)          201        911           --         201        911       1,112            43
  Cedar East                     (2)          563      2,498           58         563      2,556       3,119           106
  Cedar West                     (2)          563      2,487           94         563      2,581       3,144           101
  Cottonwood                     (2)          609      3,253           15         609      3,268       3,877           127
  Cypress                        (2)          567      1,747           26         567      1,773       2,340            84
  Dogwood                    $ 2,633          766      2,790           --         766      2,790       3,556           108
  Hawthorn                       (2)          904      3,782           --         904      3,782       4,686         1,487
  Highwoods Tower                (2)          203     16,948           --         203     16,948      17,151         2,035
  Holly                           --          300      1,170           --         300      1,170       1,470            45
  Ironwood                       (2)          319      1,276           99         319      1,375       1,694            82
  Kaiser                         (2)          133      3,625           --         133      3,625       3,758           978
  Laurel                         (2)          884      2,537            4         884      2,541       3,425            98
  Leatherwood                     --          213        851           98         213        949       1,162            52
  Smoketree Tower                (2)        2,353     11,922          723       2,353     12,645      14,998           475
Rexwoods Office Center
  2500 Blue Ridge                (2)          722      4,552           33         722      4,585       5,307           177
  Blue Ridge II                1,445          434         --        1,450         462      1,422       1,884           333
  Rexwoods Center                (3)          775         --        3,771         878      3,668       4,546           648
  Rexwoods II                    (2)          355         --        1,822         362      1,815       2,177           100
  Rexwoods III                 3,320          886         --        2,863         919      2,830       3,749           328
  Rexwoods IV                    (2)          586         --        3,434         586      3,434       4,020            58
Triangle Business Center
  Bldg. 2A                       (3)          377      4,004          303         377      4,307       4,684           193
  Bldg. 2B                       (3)          118      1,225           --         118      1,225       1,343            47
  Bldg. 3                        (3)          409      5,349          300         409      5,649       6,058           290
  Bldg. 7                        (3)          414      6,301          (72)        414      6,229       6,643           240
Progress Center
  Cape Fear                       --          131         --        1,895         131      1,895       2,026           928
  Catawba                         --          125         --        1,650         125      1,650       1,775           912
  CompuChem                       --          269         --        6,598         289      6,578       6,867         1,726
North Park
  4800 North Park             10,847        2,678     17,673          109       2,678     17,782      20,460           689
  4900 North Park              1,567          770      1,989           11         770      2,000       2,770            77
  5000 North Park                (2)        1,010      4,697          560       1,010      5,257       6,267           203
Creekstone Park
  Creekstone Crossing             --          728      3,891           16         728      3,907       4,635            61
  Riverbirch                     (2)          448         --        4,137         469      4,116       4,585           813
  Willow Oak                      --          458      4,685          343         458      5,028       5,486            21
Research Commons
  EPA Annex/
    Administration               (4)        1,609     10,920           51       1,609     10,971      12,580           390
  4501 Bldg.                     (4)          748      4,448          653         748      5,101       5,849           184
  4401 Bldg.                     (4)        1,822      8,929        3,575       1,822     12,504      14,326           554
  4301 Bldg.                     (4)        1,094      7,425           --       1,094      7,425       8,519           132
  4201 Bldg.                     (4)        1,466      7,715        2,305       1,466     10,020      11,486           417
Hock Portfollo
  Fairfield I                     --          805      3,227           21         805      3,248       4,053            37

                              Date of       Date
       Description          Construction  Acquired
Highwoods Office Center
  Amica                          1983        1994
  Arrowwood                      1979        1994
  Aspen                          1980        1994
  Birchwood                      1983        1994
  Cedar East                     1981        1994
  Cedar West                     1981        1994
  Cottonwood                     1983        1994
  Cypress                        1980        1994
  Dogwood                        1983        1994
  Hawthorn                       1987        1994
  Highwoods Tower                1991        1994
  Holly                          1984        1994
  Ironwood                       1978        1994
  Kaiser                         1988        1994
  Laurel                         1982        1994
  Leatherwood                    1979        1994
  Smoketree Tower                1984        1994
Rexwoods Office Center
  2500 Blue Ridge                1982        1994
  Blue Ridge II                  1988        1994
  Rexwoods Center                1990        1994
  Rexwoods II                    1993        1994
  Rexwoods III                   1992        1994
  Rexwoods IV                    1994        1994
Triangle Business Center
  Bldg. 2A                       1984        1994
  Bldg. 2B                       1984        1994
  Bldg. 3                        1988        1994
  Bldg. 7                        1988        1994
Progress Center
  Cape Fear                      1980        1994
  Catawba                        1980        1994
  CompuChem                      1980        1994
North Park
  4800 North Park                1985        1994
  4900 North Park                1984        1994
  5000 North Park                1980        1994
Creekstone Park
  Creekstone Crossing            1990        1995
  Riverbirch                     1987        1994
  Willow Oak                     1995        1995
Research Commons
  EPA Annex/
    Administration               1966        1995
  4501 Bldg.                     1985        1995
  4401 Bldg.                     1987        1995
  4301 Bldg.                     1989        1995
  4201 Bldg.                     1991        1995
Hock Portfollo
  Fairfield I                    1987        1995

                                                                   Cost     Gross Amount at Which
                                                                Capitalized
                                             Initial Cost       Subsequent   Carried at Close of
                                                   Building &       to              Period  Building &           Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
  Fairfield II               $    --    $     910   $  3,647     $     19   $     910   $  3,666    $  4,576       $    42
  Qualex                          --          879      3,522           --         879      3,522       4,401            40
  4101 Roxboro                    --        1,059      4,243           10       1,059      4,253       5,312            49
  4020 Roxboro                    --          675      2,708            8         675      2,716       3,391            31
Other Research Triangle
  Properties
  Colony Corporate Center        (2)          613      3,296           62         613      3,358       3,971           134
  Concourse                      (2)          986     12,069          185         986     12,254      13,240           477
  Cotton Building                 --          460      1,844           --         460      1,844       2,304             2
  Expressway One Warehouse     1,650          242         --        1,836         246      1,832       2,078           248
  Holiday Inn                  2,464          867      2,748           75         867      2,823       3,690           106
  Lake Plaza East                (2)          856      4,893          126         856      5,019       5,875           217
  Phoenix                         --          394      2,019           11         394      2,030       2,424            53
  Six Forks Center I              --          666      2,688           --         666      2,688       3,354             8
  Six Forks Center II             --        1,086      4,370            8       1,086      4,378       5,464            14
  Six Forks Center III            --          862      4,444           91         862      4,535       5,397           144
  South Square I                 (3)          606      3,785          152         606      3,937       4,543           157
  South Square II                (2)          525      4,742          106         525      4,848       5,373           187
Airpark East
  Highland Industries            (5)          175        699           --         175        699         874            15
  Service Center 1               (5)          275      1,099           46         275      1,145       1,420            24
  Service Center 2               (5)          222        889           --         222        889       1,111            19
  Service Center 3               (5)          304      1,214           --         304      1,214       1,518            27
  Service Center 4               (5)          224        898           --         224        898       1,122            20
  Copier Consultants             (5)          252      1,008           --         252      1,008       1,260            22
  Service Court                  (5)          194        774            1         194        775         969            17
  Bldg. 01                       (5)          377      1,510            8         377      1,518       1,895            34
  Bldg. 02                       (5)          461      1,842            1         461      1,843       2,304            40
  Bldg. 03                       (5)          321      1,283           41         321      1,324       1,645            33
  Bldg. A                        (5)          541      2,913           60         541      2,973       3,514            66
  Bldg. B                        (5)          779      3,200           43         779      3,243       4,022            73
  Bldg. C                        (5)        2,384      9,535           35       2,384      9,570      11,954           214
  Sears Cenfact                4,561          861      3,446            6         861      3,452       4,313            75
  Warehouse 1                    (5)          384      1,535           --         384      1,535       1,919            34
  Warehouse 2                    (5)          372      1,488           --         372      1,488       1,860            33
  Warehouse 3                    (5)          370      1,480            2         370      1,482       1,852            32
  Warehouse 4                    (5)          657      2,628            1         657      2,629       3,286            57
Airpark North
  DC-1                           (5)          723      2,891           15         723      2,906       3,629            64
  DC-2                           (5)        1,094      4,375           42       1,094      4,417       5,511            97
  DC-3                           (5)          378      1,511           --         378      1,511       1,889            33
  DC-4                           (5)          377      1,508            1         377      1,509       1,886            33
Airpark West
  Airpark I                      (3)          954      3,817            5         954      3,822       4,776            84
  Airpark II                     (3)          887      3,536            7         887      3,543       4,430            79
  Airpark IV                     (3)          226        903           37         226        940       1,166            22
  Airpark V                      (3)          242        966            6         242        972       1,214            22
  Airpark VI                     (3)          326      1,308           61         326      1,369       1,695            34
West Point Business Park
  BMF Warehouse                  (6)          795      3,181           --         795      3,181       3,976            70
  WP-11                          (6)          393      1,570           22         393      1,592       1,985            35
  WP-12                          (6)          382      1,531           22         382      1,553       1,935            34
  WP-13                          (6)          297      1,192           22         297      1,214       1,511            27
  WP-3 & 4                       (6)          120        480           --         120        480         600            11
  WP-5                            --          178        590          136         178        726         904             5
  Fairchild Bldg.                (6)          640      2,577           --         640      2,577       3,217            56
  LUWA Bahnson Bldg.             (6)          346      1,384            1         346      1,385       1,731            30

                              Date of       Date
       Description          Construction  Acquired
  Fairfield II                   1989        1995
  Qualex                         1985        1995
  4101 Roxboro                   1984        1995
  4020 Roxboro                   1989        1995
Other Research Triangle
  Properties
  Colony Corporate Center        1985        1994
  Concourse                      1986        1994
  Cotton Building                1972        1995
  Expressway One Warehouse       1990        1994
  Holiday Inn                    1984        1994
  Lake Plaza East                1984        1994
  Phoenix                        1990        1994
  Six Forks Center I             1982        1995
  Six Forks Center II            1983        1995
  Six Forks Center III           1987        1994
  South Square I                 1988        1994
  South Square II                1989        1994
Airpark East
  Highland Industries            1990        1995
  Service Center 1               1985        1995
  Service Center 2               1985        1995
  Service Center 3               1985        1995
  Service Center 4               1985        1995
  Copier Consultants             1990        1995
  Service Court                  1990        1995
  Bldg. 01                       1990        1995
  Bldg. 02                       1986        1995
  Bldg. 03                       1986        1995
  Bldg. A                        1986        1995
  Bldg. B                        1988        1995
  Bldg. C                        1990        1995
  Sears Cenfact                  1989        1995
  Warehouse 1                    1985        1995
  Warehouse 2                    1985        1995
  Warehouse 3                    1986        1995
  Warehouse 4                    1988        1995
Airpark North
  DC-1                           1986        1995
  DC-2                           1987        1995
  DC-3                           1988        1995
  DC-4                           1988        1995
Airpark West
  Airpark I                      1984        1995
  Airpark II                     1985        1995
  Airpark IV                     1985        1995
  Airpark V                      1985        1995
  Airpark VI                     1985        1995
West Point Business Park
  BMF Warehouse                  1986        1995
  WP-11                          1988        1995
  WP-12                          1988        1995
  WP-13                          1988        1995
  WP-3 & 4                       1988        1995
  WP-5                           1995        1995
  Fairchild Bldg.                1990        1995
  LUWA Bahnson Bldg.             1990        1995

                                                                   Cost     Gross Amount at Which
                                                                Capitalized
                                             Initial Cost       Subsequent   Carried at Close of
                                                   Building &       to              Period  Building &           Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
University Commercial
  Center
  W-1                        $    --    $     203   $    812     $     --   $     203   $    812    $  1,015       $    18
  W-2                             --          196        786           --         196        786         982            17
  SR-1                            --          276      1,155            6         276      1,161       1,437            26
  SR-2 01/02                      --          215        859           90         215        949       1,164            26
  SR-3                            --          167        668           --         167        668         835            15
  Bldg. 01/02                     --           26        102           13          26        115         141             3
  Bldg. 03                        --          429      1,771            3         429      1,774       2,203            39
  Bldg. 04                        --          514      2,058            6         514      2,064       2,578            46
Ivy Distribution Center           --          452      1,812           67         452      1,879       2,331            42
Knollwood Office Center
  370 Knollwood                  (5)        1,819      7,451          444       1,819      7,895       9,714           192
  380 Knollwood                  (5)        2,977     11,912          163       2,977     12,075      15,052           272
Stoneleigh Business Park
  7327 W. Friendly Ave.           --           60        441            6          60        447         507             5
  7339 W. Friendly Ave.           --           63        465            8          63        473         536             6
  7341 W. Friendly Ave.          (7)          113        831           11         113        842         955            10
  7343 W. Friendly Ave.          (7)           72        531            7          72        538         610             6
  7345 W. Friendly Ave.          (7)           66        485            6          66        491         557             6
  7347 W. Friendly Ave.          (7)           97        709            9          97        718         815             8
  7349 W. Friendly Ave.          (7)           53        388            5          53        393         446             4
  7351 W. Friendly Ave.          (7)          106        778           11         106        789         895             9
  7353 W. Friendly Ave.          (7)          123        901           12         123        913       1,036            10
  7355 W. Friendly Ave.          (7)           72        525            7          72        532         604             6
Spring Garden Plaza
  4000 Spring Garden St.          --          127        933            7         127        940       1,067            11
  4002 Spring Garden St.          --           39        290            2          39        292         331             3
  4004 Spring Garden St.          --          139      1,019            8         139      1,027       1,166            12
Pomona Center-Phase I
  7 Dundas Circle                (7)           75        552           --          75        552         627             6
  8 Dundas Circle                (7)           84        617           --          84        617         701             7
  9 Dundas Circle                (7)           51        373           --          51        373         424             4
Pomona Center-Phase II
  302 Pomona Dr.                 (7)           84        617           --          84        617         701             7
  304 Pomona Dr.                 (7)           22        163           --          22        163         185             2
  306 Pomona Dr.                 (7)           50        368           --          50        368         418             4
  308 Pomona Dr.                 (7)           72        531           --          72        531         603             6
  5 Dundas Circle                (7)           72        531           --          72        531         603             6
Westgate on Wendover-Phase
  I
  305 South Westgate Dr.         (8)           30        220            1          30        221         251             3
  307 South Westgate Dr.         (8)           66        485            4          66        489         555             6
  309 South Westgate Dr.         (8)           68        496            3          68        499         567             6
  311 South Westgate Dr.         (8)           75        551            4          75        555         630             6
  315 South Westgate Dr.         (8)           54        396            2          54        398         452             5
  317 South Westgate Dr.         (8)           81        597            3          81        600         681             7
  319 South Westgate Dr.         (8)           54        396            2          54        398         452             5
Westgate on Wendover-Phase
  II
  206 South Westgate Dr.         (7)           91        664            4          91        668         759             8
  207 South Westgate Dr.         (7)          138      1,012            6         138      1,018       1,156            12
  300 South Westgate Dr.         (7)           68        496            3          68        499         567             6
  4600 Dundas Circle             (7)           62        456           19          62        475         537             5
  4602 Dundas Circle             (7)           68        498           --          68        498         566             6
Radar Road
  500 Radar Rd.                  (7)          202      1,484           --         202      1,484       1,686            17
  502 Radar Rd.                  (7)           39        285           --          39        285         324             3

                              Date of       Date
       Description          Construction  Acquired
University Commercial
  Center
  W-1                            1983        1995
  W-2                            1983        1995
  SR-1                           1983        1995
  SR-2 01/02                     1983        1995
  SR-3                           1984        1995
  Bldg. 01/02                    1983        1995
  Bldg. 03                       1985        1995
  Bldg. 04                       1986        1995
                                1930-
Ivy Distribution Center          1980        1995
Knollwood Office Center
  370 Knollwood                  1994        1995
  380 Knollwood                  1990        1995
Stoneleigh Business Park
  7327 W. Friendly Ave.          1987        1995
  7339 W. Friendly Ave.          1989        1995
  7341 W. Friendly Ave.          1988        1995
  7343 W. Friendly Ave.          1988        1995
  7345 W. Friendly Ave.          1988        1995
  7347 W. Friendly Ave.          1988        1995
  7349 W. Friendly Ave.          1988        1995
  7351 W. Friendly Ave.          1988        1995
  7353 W. Friendly Ave.          1988        1995
  7355 W. Friendly Ave.          1988        1995
Spring Garden Plaza
  4000 Spring Garden St.         1983        1995
  4002 Spring Garden St.         1983        1995
  4004 Spring Garden St.         1983        1995
Pomona Center-Phase I
  7 Dundas Circle                1986        1995
  8 Dundas Circle                1986        1995
  9 Dundas Circle                1986        1995
Pomona Center-Phase II
  302 Pomona Dr.                 1987        1995
  304 Pomona Dr.                 1987        1995
  306 Pomona Dr.                 1987        1995
  308 Pomona Dr.                 1987        1995
  5 Dundas Circle                1987        1995
Westgate on Wendover-Phase
  I
  305 South Westgate Dr.         1985        1995
  307 South Westgate Dr.         1985        1995
  309 South Westgate Dr.         1985        1995
  311 South Westgate Dr.         1985        1995
  315 South Westgate Dr.         1985        1995
  317 South Westgate Dr.         1985        1995
  319 South Westgate Dr.         1985        1995
Westgate on Wendover-Phase
  II
  206 South Westgate Dr.         1986        1995
  207 South Westgate Dr.         1986        1995
  300 South Westgate Dr.         1986        1995
  4600 Dundas Circle             1985        1995
  4602 Dundas Circle             1985        1995
Radar Road
  500 Radar Rd.                  1981        1995
  502 Radar Rd.                  1986        1995

                                                                   Cost     Gross Amount at Which
                                                                Capitalized
                                             Initial Cost       Subsequent   Carried at Close of
                                                   Building &       to              Period  Building &           Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
  504 Radar Rd.                  (7)    $      39   $    285     $     --   $      39   $    285    $    324       $     3
  506 Radar Rd.                  (7)           39        285           --          39        285         324             3
Holden/85 Business Park
  2616 Phoenix Dr.               (7)          135        990           --         135        990       1,125            11
  2606 Phoenix Dr. -- 100        (7)           63        466           --          63        466         529             5
  2606 Phoenix Dr. -- 200        (7)           63        466           --          63        466         529             5
  2606 Phoenix Dr. -- 300        (7)           31        229           --          31        229         260             3
  2606 Phoenix Dr. -- 400        (7)           52        382            2          52        384         436             5
  2606 Phoenix Dr. -- 500        (7)           64        471            5          64        476         540             6
  2606 Phoenix Dr. -- 600        (7)           78        575           --          78        575         653             7
Industrial Village
  7906 Industrial Village
    Rd.                          (7)           62        455            5          62        460         522             5
  7908 Industrial Village        (7)           62        455            5          62        460         522             5
  7910 Industrial Village
    Rd.                          (7)           62        455            5          62        460         522             5
Other Piedmont Triad
  Properties
  6348 Burnt Poplar          $    --          721      2,883            7         721      2,890       3,611            63
  6350 Burnt Poplar               --          339      1,365            5         339      1,370       1,709            30
  Stratford                      (2)        2,777     11,459           --       2,777     11,459      14,236           252
  Chesapeake                     (3)        1,236      4,944           --       1,236      4,944       6,180           108
  3288 Robinhood               1,172          290      1,159           24         290      1,183       1,473            28
Steele Creek Park
  Bldg. A                        (3)          499      1,998            7         499      2,005       2,504            44
  Bldg. B                        (3)          110        441           --         110        441         551            10
  Bldg. E                        (3)          188        824           85         188        909       1,097            16
  Bldg. G-1                      (3)          196        783           20         196        803         999            18
  Bldg. H                        (3)          169        677           72         169        749         918            30
  Bldg. K                        (3)          148        592           --         148        592         740            13
  Bldg. N                        (3)          199        722           --         199        722         921            17
Highwoods/Forsyth Business
  Park
  4101 Stuart Andrew Blvd.       (7)           70        510            2          70        512         582             6
  4105 Stuart Andrew Blvd.       (7)           26        189            1          26        190         216             2
  4109 Stuart Andrew Blvd.       (7)           87        636            4          87        640         727             7
  4201 Stuart Andrew Blvd.       (7)          110        809            4         110        813         923             9
  4205 Stuart Andrew Blvd.       (7)          134        979            8         134        987       1,121            11
  4209 Stuart Andrew Blvd.       (7)           91        665            3          91        668         759             8
  4215 Stuart Andrew Blvd.       (7)          133        978            9         133        987       1,120            11
  4301 Stuart Andrew Blvd.       (7)          232      1,702           11         232      1,713       1,945            20
  4321 Stuart Andrew Blvd.       (7)           73        534            3          73        537         610             6
Parkway Plaza
  Building 1                      --        1,110      4,741           --       1,110      4,741       5,851             4
  Building 2                      --        1,694      6,777           --       1,694      6,777       8,471             5
  Building 3                      --        1,570      6,282           --       1,570      6,282       7,852             5
  Building 7                      --           --      4,648           --          --      4,648       4,648             4
  Building 8                      --           --      4,698           --          --      4,698       4,698             4
  Building 9                   4,865           --      6,008           --          --      6,008       6,008             5
Other Charlotte Properties
  First Citizens                 (2)          647      5,528           30         647      5,558       6,205           218

                              Date of       Date
       Description          Construction  Acquired
  504 Radar Rd.                  1986        1995
  506 Radar Rd.                  1986        1995
Holden/85 Business Park
  2616 Phoenix Dr.               1985        1995
  2606 Phoenix Dr. -- 100        1989        1995
  2606 Phoenix Dr. -- 200        1989        1995
  2606 Phoenix Dr. -- 300        1989        1995
  2606 Phoenix Dr. -- 400        1989        1995
  2606 Phoenix Dr. -- 500        1989        1995
  2606 Phoenix Dr. -- 600        1989        1995
Industrial Village
  7906 Industrial Village
    Rd.                          1985        1995
  7908 Industrial Village        1985        1995
  7910 Industrial Village
    Rd.                          1985        1995
Other Piedmont Triad
  Properties
  6348 Burnt Poplar              1990        1995
  6350 Burnt Poplar              1992        1995
  Stratford                      1991        1995
  Chesapeake                     1993        1995
  3288 Robinhood                 1989        1995
Steele Creek Park
  Bldg. A                        1989        1995
  Bldg. B                        1985        1995
  Bldg. E                        1985        1995
  Bldg. G-1                      1989        1995
  Bldg. H                        1987        1995
  Bldg. K                        1985        1995
  Bldg. N                        1989        1995
Highwoods/Forsyth Business
  Park
  4101 Stuart Andrew Blvd.       1984        1995
  4105 Stuart Andrew Blvd.       1984        1995
  4109 Stuart Andrew Blvd.       1984        1995
  4201 Stuart Andrew Blvd.       1982        1995
  4205 Stuart Andrew Blvd.       1982        1995
  4209 Stuart Andrew Blvd.       1982        1995
  4215 Stuart Andrew Blvd.       1982        1995
  4301 Stuart Andrew Blvd.       1982        1995
  4321 Stuart Andrew Blvd.       1982        1995
Parkway Plaza
  Building 1                     1982        1995
  Building 2                     1983        1995
  Building 3                     1984        1995
  Building 7                     1985        1995
  Building 8                     1986        1995
  Building 9                     1984        1995
Other Charlotte Properties
  First Citizens                 1989        1994

                                                                   Cost     Gross Amount at Which
                                                                Capitalized
                                             Initial Cost       Subsequent   Carried at Close of
                                                   Building &       to              Period  Building &           Accumulated
       Description         Encumbrance    Land    Improvements  Acquisition   Land    Improvements   Total    Depreciation (1)
Innsbrook Office Center
  Markel American                (9)    $     585   $  2,347     $     81   $     585   $  2,428    $  3,013       $    34
  Proctor-Silex                  (9)        1,086      4,344           --       1,086      4,344       5,430            50
  Vantage Place I            $    --          235        940            1         235        941       1,176             7
  Vantage Place II                --          203        811            2         203        813       1,016             6
  Vantage Place III               --          218        873            2         218        875       1,093             6
  Vantage Place IV                --          233        931            2         233        933       1,166             7
  Vantage Point                4,493        1,089      4,354           51       1,089      4,405       5,494            32
  Innsbrook Tech I             1,181          264      1,058           --         264      1,058       1,322             8
  DEQ Technology Center           --          541      2,166           --         541      2,166       2,707            11
  DEQ Office                      --        1,324      5,305           --       1,324      5,305       6,629            28
Technology Park
  Virginia Center                 --        1,438      5,858           --       1,438      5,858       7,296           157
Development Projects
  Global Software                 --          465         --           58         465         58         523            --
  MSA                             --          717         --            9         717          9         726            --
  Healthsource                    --        1,294         --            1       1,294          1       1,295            --
  Highwoods Health Club           --          142        555           --         142        555         697            --
  Regency One                     --          554         --           --         554         --         554            --
Development Land
  Capital Center                  --          851         --           --         851         --         851            --
  Creekstone Park                 --        1,255         --         (453) 10)       802         --      802            --
  Highwoods Office Center
    North                         --        1,555         49         (450) 11)     1,105         49    1,154            10
  Highwoods Office Center
    South                         --        2,518         --           --       2,518         --       2,518            --
  Research Commons                --        1,349         --           --       1,349         --       1,349            --
  Airpark East                    --        1,932         --           --       1.932         --       1,932            --
  Airpark North                   --          804         --           --         804         --         804            --
  NationsFord Business
    Park                          --        1,206         --           --       1,206         --       1,206            --
  West Point Business Park        --        1,759         --           --       1,759         --       1,759            --
  Airport Center Drive         1,600        1,600         --           --       1,600         --       1,600            --
                             $41,798    $ 107,642   $449,766     $ 41,128   $ 106,955   $491,581    $598,536 12)      $21,452
                              Date of       Date
       Description          Construction  Acquired
Innsbrook Office Center
  Markel American                1988        1995
  Proctor-Silex                  1986        1995
  Vantage Place I                1987        1995
  Vantage Place II               1987        1995
  Vantage Place III              1988        1995
  Vantage Place IV               1988        1995
  Vantage Point                  1990        1995
  Innsbrook Tech I               1991        1995
  DEQ Technology Center          1991        1995
  DEQ Office                     1991        1995
Technology Park
  Virginia Center                1985        1994
Development Projects
  Global Software                 N/A
  MSA                             N/A         N/A
  Healthsource                    N/A         N/A
  Highwoods Health Club           N/A         N/A
  Regency One                     N/A         N/A
Development Land
  Capital Center                  N/A        1995
  Creekstone Park                 N/A        1994
  Highwoods Office Center
    North                         N/A        1994
  Highwoods Office Center
    South                         N/A        1994
  Research Commons                N/A        1995
  Airpark East                    N/A        1995
  Airpark North                   N/A        1995
  NationsFord Business
    Park                          N/A        1995
  West Point Business Park        N/A        1995
  Airport Center Drive            N/A        1995
                                  N/A         N/A


(1) Depreciation is computed using economic lives ranging from 5 to 40 years.
(2) These assets are pledged as collateral for an $80,000,000 credit facility.
(3) These assets are pledged as collateral for a $31,834,000 first mortgage loan.
(4) These assets are pledged as collateral for a $24,481,000 first mortgage loan.
(5) These assets are pledged as collateral for a $40,659,000 first mortgage loan.
(6) These assets are pledged as collateral for an $8,733,000 first mortgage loan.
(7) These assets are pledged as collateral for a $12,067,000 first mortgage loan.
(8) These assets are pledged as collateral for a $6,669,000 first mortgage loan.
(9) These assets are pledged as collateral for a $4,995,000 first mortgage loan.
(10) Reflects land transferred to the Willow Oak Property.
(11) Reflects land transferred to the Global Property.
(12) The aggregate cost for federal income tax purposes was approximately $509,000,000.
                                      F-22

                     HIGHWOODS/FORSYTH LIMITED PARTNERSHIP
                              NOTE TO SCHEDULE III
                                 (in thousands)
                        As of December 31, 1995 and 1994
     A summary of activity for real estate and accumulated depreciation is as follows:

                                                                                                December 31,
                                                                                              1995            1994
Real Estate:
  Balance at beginning of year........................................................   $       218,699    $ 61,656
  Additions:
     Acquisitions and development.....................................................           365,130     154,946
     Improvements.....................................................................            16,806       2,097
  Cost of real estate sold............................................................            (2,099)         --
Balance at close of year (a)..........................................................   $       598,536    $218,699
Accumulated Depreciation:
  Balance at beginning of year........................................................   $        11,003    $  8,679
  Depreciation expense................................................................            10,483       2,324
  Real estate sold....................................................................               (34)         --
  Balance at close of year (b)........................................................   $        21,452    $ 11,003

(a) Reconciliation of total cost to balance sheet caption at December 31, 1995 and 1994 (in thousands):

                                                                                                  1995        1994
Total per schedule III                                                                          $598,536    $218,699
Construction in progress exclusive
of land of $3,172 included in
Schedule III                                                                                      15,508          --
Furniture, fixtures and equipment                                                                  1,288         967
Total real estate assets at cost                                                                $615,332    $219,666

(b) Reconciliation of total accumulated depreciation to balance sheet caption at December 31, 1995 and 1994 (in thousands):

                                                                                                   1995       1994
Total per schedule III                                                                            $21,452    $11,003
Accumulated depreciation -- furniture, fixtures and equipment                                         814        687
Total accumulated depreciation                                                                    $22,266    $11,690

                         REPORT OF INDEPENDENT AUDITORS
BOARD OF DIRECTORS AND STOCKHOLDERS
HIGHWOODS PROPERTIES, INC.
     We have audited the accompanying combined balance sheet of the Highwoods Group as of December 31, 1993, and the related combined statements of operations, owners' deficit, and cash flows for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Highwoods Group's management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Highwoods Group at December 31, 1993, and the combined results of operations and cash flows for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
                                          ERNST & YOUNG LLP
Raleigh, North Carolina
January 10, 1995
                                      F-24

                                HIGHWOODS GROUP
                             COMBINED BALANCE SHEET

                                                                                                 December 31, 1993
Assets
Rental properties, at cost:
  Land........................................................................................      $ 9,488,616
  Buildings and improvements..................................................................       50,141,219
  Equipment...................................................................................          924,782
                                                                                                     60,554,617
  Less accumulated depreciation...............................................................       (8,649,712)
     Rental property, net.....................................................................       51,904,905
Cash and cash equivalents.....................................................................          865,647
Restricted cash...............................................................................          928,773
Rents and other receivables from tenants (net of allowance of $20,000 in
  December 1993)..............................................................................        1,314,983
Accounts receivable from related parties......................................................          156,942
Accrued straight line rents receivable........................................................        1,624,535
Deferred offering costs and prepaids..........................................................          180,604
Other assets:
  Deferred lease fees and loan costs..........................................................        2,838,182
  Less accumulated amortization...............................................................       (1,136,059)
                                                                                                      1,702,123
Total assets..................................................................................      $58,678,512
Liabilities and owners' deficit
Mortgages and notes payable including $159,362 to related parties at
  December 31, 1993...........................................................................      $64,346,580
Accrued expenses and accounts payable.........................................................        2,226,879
Accounts payable to related parties...........................................................           81,833
Total liabilities.............................................................................       66,655,292
Owners' deficit...............................................................................       (7,976,780)
Commitments (Notes 3 and 6)...................................................................
Total liabilities and owners' deficit.........................................................      $58,678,512

                            See accompanying notes.
                                      F-25

                                HIGHWOODS GROUP
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                 January 1, 1994
                                                                                       to             Year ended
                                                                                  June 13, 1994    December 31, 1993
Revenue:
  Rental income................................................................    $ 4,953,444        $ 8,983,623
  Leasing, development and construction income.................................      1,267,725          3,721,407
  Other income.................................................................        427,300            745,173
Total revenue..................................................................      6,648,469         13,450,203
Expenses:
  Property operating expenses..................................................      2,246,830          4,398,186
  Leasing, development and construction expenses...............................        349,677          1,849,778
  Interest.....................................................................      2,472,609          5,184,781
  Depreciation and amortization................................................        834,622          1,583,314
  Marketing, general and administrative........................................        280,777            589,257
Total expenses.................................................................      6,184,515         13,605,316
Net income (loss)..............................................................    $   463,954        $  (155,113)

                            See accompanying notes.
                                      F-26

                                HIGHWOODS GROUP
                     COMBINED STATEMENTS OF OWNERS' DEFICIT

                                                                                                        Owners'
                                                                                                        Deficit
Balance at December 31, 1992.......................................................................    (7,823,410)
  Owners' distributions............................................................................    (1,043,944)
  Owners' contributions............................................................................     1,045,687
  Net loss for the year ended December 31, 1993....................................................      (155,113)
Balance at December 31, 1993.......................................................................    (7,976,780)
  Owners' distributions............................................................................    (1,759,220)
  Net income for the period from January 1, 1994 to June 13, 1994..................................       463,954
Balance at June 13, 1994...........................................................................   $(9,272,046)

                            See accompanying notes.
                                      F-27

                                HIGHWOODS GROUP
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 January 1, 1994
                                                                                       to             Year ended
                                                                                  June 13, 1994    December 31, 1993
Operating activities
Net income (loss)..............................................................    $   463,954        $  (155,113)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization................................................        834,622          1,583,314
  Changes in operating assets and liabilities:
    Rents and other receivables from tenants...................................      1,100,324           (608,301)
    Deferred lease fees and loan costs.........................................         26,150           (332,458)
    Accounts receivable from related parties...................................             --             42,620
    Deferred offering costs and prepaids.......................................        181,303           (155,055)
    Tenant security deposits...................................................          7,682             (5,660)
    Accrued straight line rents receivable.....................................        238,707           (267,102)
    Accrued expenses and accounts payable......................................        (53,828)         1,198,327
    Accounts payable to related parties........................................             --           (115,914)
Net cash provided by operating activities......................................      2,798,914          1,184,658
Investing activities
Changes in restricted cash.....................................................        834,717           (466,228)
Purchases of, and improvements to, rental properties...........................       (346,978)        (6,284,966)
Net cash provided by (used in) investing activities............................        487,739         (6,751,194)
Financing activities
Proceeds from borrowings.......................................................             --          4,918,424
Principal payments on notes payable............................................       (398,724)          (851,188)
Distributions to partners......................................................     (1,759,220)        (1,043,944)
Capital contributions from partners............................................             --          1,045,687
Net cash (used in) provided by financing activities............................     (2,157,944)         4,068,979
Net increase (decrease) in cash and cash equivalents...........................      1,128,709         (1,497,557)
Cash and cash equivalents at beginning of year.................................        865,647          2,363,204
Cash and cash equivalents at end of year.......................................    $ 1,994,356        $   865,647
Supplemental disclosures of cash flow information
Cash paid during the year for interest (net of interest capitalized of $-0- and
  $15,772, for the period from January 1, 1994 to June 13, 1994 and for the
  year ended December 31, 1993, respectively)..................................    $ 2,410,237        $ 5,098,233

                            See accompanying notes.
                                      F-28

                                HIGHWOODS GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
  Description of Business
     The predecessor to Highwoods Properties, Inc. ("the Company") and Highwoods/Forsyth Limited Partnership (the "Operating Partnership") (the "Highwoods Group") was engaged in the ownership, management, operation, leasing and development of commercial real estate properties. The Highwoods Group owned and operated 14 buildings located in the Research Triangle Park region of North Carolina.
  Principles of Combination
     The Highwoods Group was not a legal entity but rather a combination of commercial real estate properties that were organized as general partnerships and were under common control, and an affiliated real estate management company, the Highwoods Properties Company ("HPC"). HPC provided property management services to the properties. All significant intercompany transactions and balances were eliminated in the combination.
     As discussed in Note 6, on June 14, 1994, the Highwoods Group transferred its properties and property management operation to the Operating Partnership.
  Rental Property
     Rental properties were recorded at cost less accumulated depreciation. All capitalizable costs related to the improvement or replacement of commercial real estate properties were capitalized. Depreciation was computed by the straight-line method over the estimated useful life of 40 years for buildings and improvements and five to seven years for furniture and equipment. Tenant improvements were amortized over the life of the respective leases, using the straight-line method.
  Cash Equivalents
     The Highwoods Group considered highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
  Revenue Recognition
     Minimum rental income was recognized on a straight-line basis over the term of the lease, and due and unpaid rents were included in rents and other receivables from tenants in the accompanying balance sheet. Certain lease agreements contained provisions which provide reimbursement of real estate taxes, insurance and certain common area maintenance (CAM) costs. These additional rents were recorded on the accrual basis. All rent and other receivables from tenants were due from commercial building tenants located in the properties. Lease fee income was recognized 50% when the lease was signed and 50% when the tenant commenced occupancy.
  Deferred Lease Fees and Loan Costs
     Lease fees and concessions and loan costs were capitalized at cost and amortized over the life of the related lease or loan.
  Other Income
     Other income consisted primarily of management fees generated by HPC from providing property management services to third parties and interest income.
  Income Taxes
     No provision was made for income taxes because the commercial real estate properties were owned by partnerships whose partners were required to include their respective share of profits or losses in their individual tax returns.
                                      F-29

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued
     HPC elected to be taxed for Federal and state income tax purposes as an S-Corporation under provisions of the Internal Revenue Code. Consequently income, losses and credits were passed through directly to the shareholders, rather than taxed at the corporate level. This election was effective as of January 1, 1993.
2. MORTGAGES AND NOTES PAYABLE
  Mortgages Payable
     Conventional mortgages payable were comprised of 20 loans at December 31, 1993, each of which was collateralized by a building and related land included in real estate assets. The mortgages payable were generally due in monthly installments of interest and principal and matured at various dates through 2011. Interest rates on fixed rate mortgages payable aggregating $41,138,812 at December 31, 1993 ranged from 7% to 9.875% (averaging 8.77% at December 31,
1993). Interest rates on variable rate mortgages payable aggregating $22,720,011 at December 31, 1993 ranged from the prime rate (6.0% at December 31, 1993) to 1.5% above the prime rate.
  Unsecured Notes Payable
     Unsecured notes payable were comprised of four loans at December 31, 1993. The notes payable were generally due in monthly installments of interest and principal and mature at various dates through 2000. Interest rates on fixed rate notes payable aggregating $328,395 at December 31, 1993 ranged from 6% to 11% (averaging 8.31% at December 31, 1993). Interest rates on variable rate notes payable aggregating $159,362 (of which all is due to related parties) at December 31, 1993 ranged from the prime rate (6.0% at December 31, 1993) to 1.5% above the prime rate.
     Combined aggregate principal maturities of mortgages and notes payable at December 31, 1993 were as follows:

1994......................................................................   $18,435,354
1995......................................................................     1,132,936
1996......................................................................       782,363
1997......................................................................       846,760
1998......................................................................     8,350,738
Thereafter................................................................    34,798,429
                                                                             $64,346,580

     All of the properties were pledged as collateral for the mortgages payable. In connection with the procurement of mortgages on completed buildings, the lenders required a holdback of a portion of the loan proceeds to provide for tenant fit-ups in the buildings. These proceeds were then drawn as fit-up expenses are incurred. Such hold back amounts are included in restricted cash in the consolidated balance sheet. (1993 -- $928,773).
                                      F-30

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
3. LEASES
     The Highwoods Group leased automobiles, and office space under various operating leases. Total rent expense for these leases was $69,900 and $148,000 for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993, respectively.
4. MANAGEMENT COMPENSATION PROGRAM
     In 1989, HPC adopted two bonus plans for four members of management. The first plan provided for approximately 15.5% of the net income of HPC for each fiscal year to be divided among the managers, based on performance, and paid in the first quarter following the end of the fiscal year. The second plan provided that 25% of all profits of HPC in excess of $700,000 for each fiscal year be contributed to a pool for the same four members of management, based on established percentages. Amounts contributed under the plan were paid to the employees ratably over a three-year period. These bonuses were discretionary and approved by the partners annually. Compensation expense related to the bonus plan was $212,060 for the year ended December 31, 1993. There was no expense incurred for the period from January 1, through June 13, 1994.
5. RENTAL INCOME
     The Highwoods Group's developed property is being leased to tenants under operating leases that expire over the next ten years. The minimum rental amounts under the leases are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases also require that the tenants reimburse the Highwoods Group for increases in certain costs above their base year costs.
     Expected future minimum rents to be received over the next five years and thereafter from related party and other tenants for leases in effect at December 31, 1993 are as follows:

                                                                        Related        Other
                                                                         Party        Tenants         Total
1994.................................................................   $ 78,589    $ 9,371,140    $ 9,449,729
1995.................................................................     78,589      8,943,983      9,022,572
1996.................................................................     78,589      7,684,132      7,762,721
1997.................................................................      6,549      6,223,503      6,230,052
1998.................................................................         --      5,149,191      5,149,191
Thereafter...........................................................         --     10,335,729     10,335,729
                                                                        $242,316    $47,707,678    $47,949,994

     Two major tenants represented 11% and 10% of the Highwoods Group's total rental income for the year ended December 31, 1993.
6. RELATED PARTY TRANSACTIONS
     There were several business relationships with related parties which involved management, leasing and maintenance fees for buildings, as well as advancing money in the ordinary course of business to other entities whose principal owners were partners in HPC. Total fees received from related parties for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 were $10,989 and $494,000, respectively.
     Other related party transactions included (i) leasing fees paid to an affiliated business of $2,267 and $12,100, for the period from January 1, 1994 to June 13, 1994 and during 1993, respectively, (ii) partners' management fees of $-0- for the period from January 1, 1994 to June 13, 1994 and $30,000 in 1993 and (iii) rent paid to an affiliated business of $9,900 and $34,000 for the period from January 1, 1994 to June 13, 1994 and in 1993, respectively.
                                      F-31

                                HIGHWOODS GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)
6. RELATED PARTY TRANSACTIONS -- Continued
     The amount of land purchased from related parties for the year ended December 31, 1993 was $142,284.
7. SUBSEQUENT EVENT
     On June 14, 1994, the Highwoods Group transferred all of its assets and liabilities to the Operating Partnership in connection with the Company's initial public offering of common stock.
                                      F-32

                                HIGHWOODS GROUP
            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1993

                                                            Cost Capitalized         Gross Amount at Which
                                  Initial Cost               Subsequent to            Carried at Close of
                                         Buildings &          Acquisition Buildings &          Period Buildings &
Description   Encumbrance      Land      Improvements     Land      Improvements      Land      Improvements    Total (A)
Blue Ridge
  II          $ 1,686,036   $   433,556           --           --   $ 1,323,291    $   433,556  $ 1,323,291    $  1,756,847
Cape
Fear/Catawba    3,010,488       256,322           --           --     3,258,258        256,322    3,258,258       3,514,580
CompuChem       7,220,423       268,866           --           --     6,097,552        268,866    6,097,552       6,366,418
Expressway
  One           1,794,970       241,583           --           --     1,724,973        241,583    1,724,973       1,966,556
Hawthorn        5,035,976       904,437           --           --     3,767,097        904,437    3,767,097       4,671,534
Highwoods
  North         1,851,720     1,554,732           --           --        48,892      1,554,732       48,892       1,603,624
Highwoods
  South         4,057,240     2,746,136           --    $(249,225)           --      2,496,911           --       2,496,911
Highwoods
  Tower        17,000,000       203,419           --           --    16,574,375        203,419   16,574,375      16,777,794
Ironwood/
 Leatherwood    2,802,433       531,609   $2,126,435           --        68,611        531,609    2,195,046       2,726,655
Kaiser          5,035,976       133,126           --           --     3,564,301        133,126    3,564,301       3,697,427
Rexwoods II     1,599,416       354,735           --           --     1,773,567        354,735    1,773,567       2,128,302
Rexwoods III    3,572,377       885,598           --           --     2,709,598        885,598    2,709,598       3,595,196
Rexwoods
  Center        4,452,026       775,408           --           --     3,243,234        775,408    3,243,234       4,018,642
Riverbirch      4,739,742       448,314           --           --     3,861,035        448,314    3,861,035       4,309,349
              $63,858,823   $ 9,737,841   $2,126,435    $(249,225)  $48,014,784    $ 9,488,616  $50,141,219    $ 59,629,835
                                             Life on
                                              Which
              Accumulated     Date of      Depreciation
Description   Depreciation  Construction   is Computed
Blue Ridge
  II          $  262,871        1988        5-40 yrs.
Cape
Fear/Catawba   1,660,012        1980        5-40 yrs.
CompuChem      1,402,874        1980        5-40 yrs.
Expressway
  One            156,031        1990        5-40 yrs.
Hawthorn       1,298,151        1987        5-40 yrs.
Highwoods
  North            7,566        1983        5-40 yrs.
Highwoods
  South               --        1983              N/A
Highwoods
  Tower        1,181,907        1991        5-40 yrs.
Ironwood/
 Leatherwood       8,355          (B)       5-40 yrs.
Kaiser           798,539        1988        5-40 yrs.
Rexwoods II        9,615        1993        5-40 yrs.
Rexwoods III     188,277        1992        5-40 yrs.
Rexwoods
  Center         468,538        1990        5-40 yrs.
Riverbirch       597,156        1987        5-40 yrs.
              $8,039,892

      (A) The aggregate cost for Federal Income Tax purposes was approximately $59,629,835.
      (B) The property was acquired in 1993.
                                      F-33

                                HIGHWOODS GROUP
      SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                                 June 13, 1994
     The changes in the Highwoods Group for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 are as follows:

                                                                                    Period from
                                                                                 January 1, 1994 to
                                                                                   June 13, 1994           1993
Real estate balance at beginning of period....................................      $ 59,629,835       $ 53,478,294
Properties developed (1)......................................................                --          2,128,302
Properties acquired...........................................................                --          2,658,044
Improvements..................................................................         2,025,410          1,365,195
Disposals.....................................................................                --                 --
Balance at end of period......................................................      $ 61,655,245       $ 59,629,835

(1) Land was acquired from related parties for $142,284 in 1993.
     The changes in accumulated depreciation for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993 are as follows:

                                                                                     Period from
                                                                                  January 1, 1994 to
                                                                                    June 13, 1994          1993
Balance at beginning of period.................................................       $8,039,892        $ 6,852,176
  Depreciation for period......................................................          639,541          1,187,716
  Disposals....................................................................               --                 --
Balance at end of period.......................................................       $8,679,433        $ 8,039,892

                            SELECTED FINANCIAL DATA
     The following table sets forth selected financial and operating information for the Operating Partnership as of December 31, 1995 and 1994, for the year ended December 31, 1995, and for the period from June 14, 1994 (commencement of operations) to December 31, 1994. The following table also sets forth selected financial and operating information on a historical basis for the Highwoods Group (the predecessor to the Operating Partnership) as of and for each of the years in the three-year period ended December 31, 1993, and for the period from January 1, 1994 to June 13, 1994.

     Due to the impact of the initial formation of the Operating Partnership and the initial public offering in 1994, the second and third offerings in 1995 and the transactions more fully described in "Management's Discussion and Analysis -- Overview and Background," the historical results of operations for the years ended December 31, 1991, 1992, 1993 and 1994 will not be comparable to the current results of operations.


               The Operating Partnership and the Highwoods Group


                                     Operating Partnership
                                                                                             Highwoods Group
                         Three Months         Year Ended     June 14, 1994      January 1,
                        Ended March 31,      December 31,   to December 31,   1994 to June 13     Year Ended December 31,
                       1996        1995          1995            1994              1994          1993      1992      1991
                                                (dollars in thousands, except per unit amounts)
Operating Data:
Total revenues.....  $  23,757      12,846    $   73,522       $  19,442          $ 6,648       $13,450   $12,532   $ 9,774
Rental property
  operating
  expenses.........      6,154(1)     3,053(1)      17,049(1)        5,110(1)       2,596(2)      6,248(2)   5,587(2)   4,467(2)
General and
  administrative...        934         523         2,737             810              280           589       694       690
Interest expense...      3,951       2,470        13,720           3,220            2,473         5,185     5,059     3,908
Depreciation and
  amortization.....      3,716       1,921        11,082           2,607              835         1,583     1,431     1,135
Income (loss)
  before
  extraordinary
  item.............      9,002       4,879        28,934           7,695              464          (155)     (239)     (426)
Extraordinary item-
  loss on
  retirement of
  debt.............         --       1,068         1,068           1,422               --            --        --        --
Net income
  (loss)...........      9,002       3,811        27,866           6,273              464          (155)     (239)     (426)
Net income per
  unit:
  General
    partner........       0.39        0.28          1.49            0.63               --            --        --        --
  Limited
    partners.......       0.39        0.28          1.49            0.63               --            --        --        --
Weighted average
  units
  outstanding:
  General
    partner........        231         134           187             100               --            --        --        --
  Limited
    partners.......     22,908      13,284        18,510           9,891               --            --        --        --
Total..............     23,139      13,418        18,697           9,991               --            --        --        --
Balance Sheet Data:
  Rental properties
    net of
    accumulated
    depreciation...    602,276     429,556       593,066         207,976               --        51,590    46,626    44,554
  Total assets.....    632,644     455,909       621,134         224,777               --        58,679    53,688    48,647
  Mortgages and
    notes
    payable........    196,718     140,698       182,736          66,864               --        64,347    60,279    56,455
  Distribution
    declared per
    unit...........       0.45       0.425          1.75             .50              N/A           N/A       N/A       N/A
Other Data:
Number of
  in-service
  properties.......        191         108           191              44               14            14        13        13
Total rentable
  square feet......  9,211,171   6,914,000     9,215,171       2,746,219          816,690       816,690   794,174   794,174


(1) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security and utilities.
(2) Rental property operating expenses include salaries, real estate taxes, insurance, repairs and maintenance, property management, security, utilities, leasing, development, and construction expenses.
                                      F-35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview and Background
     The Highwoods Group (the predecessor to the Company and Operating Partnership) was comprised of 13 office properties and one warehouse facility (the "Highwoods-Owned Properties"), 94 acres of development land and the management, development and leasing business of Highwoods Properties Company ("HPC"). On June 14, 1994, following completion of the Company's initial public offering of 8,510,000 shares of Common Stock at a price of $21.00 per share, the Operating Partnership, through a business combination involving entities under varying common ownership, succeeded to the Highwoods-Owned Properties, HPC's real estate business and 27 additional office properties owned by unaffiliated parties (such combination being referred to as the "Formation Transaction"). The Operating Partnership acquired three additional Properties in 1994 after the Formation Transaction.
     During the year ended December 31, 1995, the Operating Partnership acquired 144 Properties encompassing 6,357,000 square feet at a initial cost of $369,900,000. The following table summarizes the mergers and acquisitions completed during the year ended December 31, 1995 (dollars in thousands):

                                                    Number of       Rentable       Initial
Property                       Location             Properties     Square Feet       Cost
Forsyth Transaction    Piedmont Triad/Charlotte          57         3,630,565      $169,900
Richmond Expansion     Richmond                          10           362,844        28,700
Research Commons       Research Triangle                  6           539,310        60,000
Creekstone Crossing    Research Triangle                  1            59,299         4,500
Bissell Portfolio      Piedmont Triad/Charlotte          56           920,283        36,900
Hock Portfolio         Research Triangle                  5           274,604        21,200
Six Forks I & II       Research Triangle                  2            89,470         8,800
Cotton                 Research Triangle                  1            40,035         2,400
Parkway Plaza          Charlotte                          6           440,134        37,500
              Total                                     144         6,356,544      $369,900

     The combined financial statements of the Highwoods Group for the period from January 1, 1994 to June 13, 1994 and for the year ended December 31, 1993, include the accounts of the management, leasing and development operations of HPC and the partnerships that owned 14 buildings and two parcels of development land. The Highwoods Group's financial statements have been presented on a combined basis because of the affiliated general partners and common management of the Highwoods-Owned Properties. Given the effect of the acquisitions discussed above, the results of the Highwoods Group for the period from January 1, 1994 to June 13, 1994, and for the year ended December 31, 1993, are not comparable to the current operations of the Operating Partnership.
     This information should be read in conjunction with the accompanying financial statements and the related notes thereto.

     The pro forma operating data for the year ended December 31, 1994 assumes completion of the Initial Public Offering and the Formation Transaction as of January 1, 1994. See Note 1 "Organization and Formation of the Company."

Results of Operations

Three Months Ended March 31, 1996


     Revenue from rental operations increased $10,692,000, or 84%, from $12,693,000 in 1995 to $23,385,000 in 1996. The increase is a result of the properties acquired during February 1995, which only contributed partially to revenue in 1995 as well as the acquisitions made in subsequent periods in 1995. In total, 147 properties encompassing 6.5 million square feet were added to the portfolio in 1995. Same property (the 44 properties owned on January 1, 1995) revenues remained constant for the three months ended

March 31, 1996 compared to the same three months of 1995, as expected vacancies in two of the Operating Partnership properties offset a two percent increase in the revenues of the other 42 properties.


     During the three months ended March 31, 1996, 127 leases representing 703,329 square feet of office and industrial space commenced at an average rate per square foot 4.3% higher than the average rate per square foot on the expired leases. Interest and other income increased $219,000 from $153,000 in 1995 to $372,000 for the quarter in 1996. The increase is related to an increase in cash available for investment for the quarter ended March 31, 1996.


     Rental operating expenses increased $3,101,000 or 102%, from $3,053,000 in 1995 to $6,154,000 in 1996. The increase is a result of the additional properties acquired in 1995. Rental operating expenses as a percent of related rental revenues increased from 24.1% in 1995 to 26.3% in 1996. Additional expenses relating to snow removal and the severe winter weather in 1996 contributed to the higher operating expenses.


     Depreciation and amortization for the three months ended March 31, 1996 and 1995 was $3,716,000 and $1,921,000, respectively. The increase of $1,795,002, or
93%, is due to an increase in depreciable assets. Interest expense increased $1,481,000, or 60%, from $2,470,000 in 1995 to $3,951,000 in 1996. The increase is attributable to the increase in outstanding debt related to the Operating Partnership's acquisition activities. Interest expense for the three months ended March 31, 1996 and 1995 included $409,000 and $404,000, respectively, of amortization of non-cash deferred financing costs and of the costs related to the Company's interest rate protection agreement. General and administrative expenses decreased from 4.1% of rental revenue in 1995 to 4.0% in 1996. This decrease is attributable to economies of scale associated with the growth in the size of the portfolio.


     Net income before extraordinary item equaled $9,002,000 and $4,899,000 for the three-month periods ended March 31, 1996 and 1995, respectively.

Comparison of the Operating Partnership 1995 to the Operating Partnership Pro Forma 1994
     For the year ended December 31, 1995 total revenues were comprised of $71,217,000 of rental revenues and $2,305,000 of interest and other income. For the year ended December 31, 1994 pro forma total revenues included $33,626,000 of rental revenues, $200,000 in distributions from Highwoods Services, Inc. and $456,000 of interest income.
     The $37,591,000 increase in rental income from pro forma 1994 to 1995 was primarily attributable to the rental revenue derived from properties acquired during 1995. Revenues from the Operating Partnership's initial portfolio of 41 properties increased by 2.1% over the comparable 1994 period. Vacancies in Smoketree Tower and Cape Fear partially offset rental rate increases and occupancy gains in other properties.
     The increase in interest income from $465,000 in pro forma 1994 to $2,305,000 in 1995 was due primarily to the increase in short-term investments during the three-month period following the Company's public offering of common stock in August 1995.
     Rental property expenses represented 23.9% of rental revenues in 1995 compared to 28.8% for pro forma 1994. The decline in this ratio was a result of increased operating efficiencies and the addition of revenues from industrial properties in 1995. Industrial properties are generally leased on a "triple net" basis with the tenant paying all operating costs.
     General and administrative expenses increased from $1,134,000 or 3.3% of total revenues for pro forma 1994 to $2,737,000 or 3.7% of total revenues for 1995. The increase in general and administrative expenses was a result of the growth of the Operating Partnership's operations into the Piedmont Triad and Richmond.
     Interest expense increased from $5,604,000 for pro forma 1994 to $13,720,000 for 1995. The increase in interest expense was a result of an increased debt level during 1995 compared to 1994 as the Operating Partnership financed a portion of its 1995 acquisition activity through the use of debt financing.
                                      F-37

     Depreciation and amortization expense increased from $4,638,000 for pro forma 1994 to $11,082,000 for 1995. The increase in depreciation and amortization expense reflects the increase in real estate assets during 1995.
     Net income before extraordinary item equaled $28,934,000 or $1.55 per Unit for 1995 compared to $13,229,000 or $1.47 per Unit for pro forma 1994.
     In connection with the repayment of indebtedness and the write-off of loan origination fees, the Operating Partnership recorded extraordinary items of ($1,068,000) and ($1,422,000) in 1995 and 1994, respectively. The amount recorded in 1994 resulted primarily from the repayment of indebtedness related to the Forsyth Transaction.
Comparison of the Operating Partnership Pro Forma 1994 to the Highwoods Group for the Year Ended December 31, 1993
     For 1994, total revenue on a pro forma basis was $34,282,000 compared to historical revenues of $13,450,000 for the Highwoods Group for the same period of 1993. The net increase is primarily attributed to the addition of 27 additional office properties in connection with the initial public offering and increased occupancy of the Highwoods Group offset by the decrease in non-rental revenue (leasing, development and construction) due to the Operating Partnership accounting for its interest in Highwoods Realty Services, Inc. and Highwoods Leasing Company (the predecessors to Highwoods Services, Inc.) under the cost method of accounting. Accordingly, on a pro forma basis, total revenues will include only the distributions from such subsidiaries.
     For 1994, rental property operating expenses total $9,677,000 and equaled 28.8% of rental revenues on a pro forma basis compared to $4,398,186 and 48.9% of rental revenues for the Highwoods Group on a historical basis for the same period of 1993. This decrease from historical to pro forma, as a percentage of rental revenues, is due primarily to the operations of the properties of the Operating Partnership on a combined, self-managed basis as compared to separate entities historically. Major components of the decrease in rental operating expenses as a percentage of rental revenues can be attributed to the provision of management and leasing services by employees of the Operating Partnership for which fees were paid historically.
     For 1994 general and administrative expenses equaled $1,134,000 or 3.3% of total revenues on a pro forma basis compared to $589,000 or 4.4% of total revenues for 1993. Increased operating efficiencies in 1994 generated the decrease in general and administrative expenses as a percentage of revenues.
     For 1994, interest expense totaled $5,604,000 and equaled 16.3% of total revenues on a pro forma basis compared to $5,185,000 and 38.6% of total revenues on a historical basis for the Highwoods Group for the same period of 1993. This decrease from historical to pro forma, as a percentage of total revenues, is due primarily to the Operating Partnership's reduced leverage as a result of the reduction of debt using proceeds from the initial public offering.

     The increase in depreciation expense from $1,583,000 for the Highwoods Group for 1993 to $4,638,000 for pro forma 1994 was due to the increase in real estate assets during 1994 as the Operating Partnership increased its portfolio from 14 properties to 44 properties.

     For 1994, net income before minority interest would have been $13,229,000 on a pro forma basis compared to a loss of ($155,000) on a historical basis for the Highwoods Group for the same period of 1993. Lower interest expense combined with the operating efficiencies gained from operating the properties on a combined basis and the increased revenues of the Operating Partnership were the primary reasons for the increase in net income before minority interest from the historical periods to the same periods on a pro forma basis.
Liquidity and Capital Resources
Statement of Cash Flows

     The Operating Partnership generated $11,445,000 in cash flow from operating activities and $3,434,000 in cash flow from financing activities for the quarter ended March 31, 1996. The Operating

Partnership utilized $13.6 million of this cash flow to invest in real property assets, primarily developments in process.


Capitalization


     The Operating Partnership's total indebtedness at March 31, 1996 totaled $196,718,000 and was comprised of $21,500,000 outstanding under the Company's current $140,000,000 unsecured credit facility (the "Credit Facility"), $134,300,000 of conventional fixed rate mortgage indebtedness with an average rate of 9.0%, $35,900,000 outstanding under variable rate mortgages (see below for a discussion of interest rate protection agreements) and a 9% $5,000,000 unsecured note.


     Based on the Company's total market capitalization of $841.7 million at March 31, 1996 (at the March 31, 1996 stock price of $27.88 and including the conversion of the 3,732,000 units of minority interest in the Operating Partnership), the Company's debt represented approximately 23% of its total market capitalization.


     In March 1996, the Operating Partnership closed on the $140 million Credit Facility, which replaced the Operating Partnership's previous $80 million line. The new facility is with NationsBank, First Union National Bank of North Carolina, and Wachovia Bank of North Carolina. The Credit Facility requires monthly payments of interest only, with the balance of all principal and accrued but unpaid interest due on September 30, 1999. The initial interest rate on the facility is LIBOR +1.5% and will adjust based on the Operating Partnership's senior unsecured credit rating to a range of LIBOR +1.0% to LIBOR +1.50%, subject to the interest rate protection agreement described below. At March 31, 1996, one-month LIBOR was 5.4%. (See "Pending Acquisition of Crocker Realty Trust, Inc." below for proposed credit facility modifications.)


     To protect the Operating Partnership from increases in interest expense due to changes in the variable rate the Operating Partnership: (i) purchased an interest rate cap limiting its exposure to an increase in interest rates (one-month LIBOR plus 150 basis points) to 7.0% with respect to $80,000,000 of the $140,000,000 credit facility and (ii) in connection with the $35,900,000 variable rate mortgages, entered into interest rate swaps, which limit its exposure to an increase in the interest rates to 7.24%. The interest rate on all such variable rate debt is adjusted at monthly intervals, subject to the Operating Partnership's interest rate protection program. Payments received from the counterparties under the interest rate protection agreements were $0 and $109,000 for the quarter ended March 31, 1996 and 1995 and $385,000 and $25,000 for the year ended 1995 and the period ended 1994, respectively. The Operating Partnership is exposed to certain losses in the event of non-performance by the counterparties under the cap and swap arrangements. The counterparties are major financial institutions and are expected to fully perform under the agreements. However, if they were to default on their obligations under the arrangements, the Operating Partnership could be required to pay the full rate under its Credit Facility and the variable rate mortgages, even if such rate were in excess of the rate in the cap and swap agreements. In addition, the Operating Partnership may incur other variable rate indebtedness in the future. Increases in interest rates on its indebtedness could increase the Operating Partnership's interest expense and could adversely affect the Operating Partnership's cash flow and its ability to pay expected distributions to stockholders.


     Historically, rental revenue has been the principal source of funds to pay operating expenses, debt service and capital expenditures, excluding non-recurring capital expenditures. In addition, construction management, maintenance, leasing and management fees have provided sources of cash flow. Management believes that the Operating Partnership will have access to the capital resources necessary to expand and develop its business. To the extent that the Operating Partnership's cash flow from operating activities is insufficient to finance its acquisition costs and other capital expenditures, including development costs, the Operating Partnership expects to finance such activities through the Credit Facility and other debt and equity financing.

     The Operating Partnership presently has no plans for major capital improvements to the existing properties, other than normal recurring non-revenue enhancing expenditures. The Operating Partnership expects to meet its short-term liquidity requirements generally through its working capital and net cash
                                      F-39
provided by operating activities along with the previously discussed Credit Facility. The Operating Partnership expects to meet certain of its financing requirements through long-term secured and unsecured borrowings and the issuance of debt securities or additional equity securities of the Operating Partnership. In addition, the Operating Partnership anticipates utilizing the Credit Facility primarily to fund construction and development activities. The Operating Partnership does not intend to reserve funds to retire existing mortgage indebtedness or indebtedness under the Credit Facility upon maturity. Instead, the Operating Partnership will seek to refinance such debt at maturity or retire such debt through the issuance of additional equity or debt securities. The Operating Partnership anticipates that its available cash and cash equivalents and cash flows from operating activities, together with cash available from borrowings and other sources, will be adequate to meet the capital and liquidity needs of the Operating Partnership in both the short and long-term. However, if these sources of funds are insufficient or unavailable, the Operating Partnership's ability to make the expected distributions discussed below may be adversely affected.

Nashville Acquisition

     On April 1, 1996, the Company and the Operating Partnership completed a transaction with Eakin & Smith and its affiliates ("Eakin & Smith") combining their property portfolios, management teams and certain business operations. Through the combination, the Operating Partnership succeeded to the ownership of seven suburban office buildings totaling 848,000 square feet, a 103,000-square-foot suburban office development project and 18 acres of development land, Eakin & Smith's brokerage and property management operations were acquired at the Company level and are not part of the Operating Partnership's operations. All the properties and development land are located in Nashville, Tennessee. At March 31, 1996, the properties acquired in the transaction were 97% leased.


     The aggregate purchase price, assuming the completion of the in-process development project, was approximately $98.5 million payable through the issuance of 537,138 limited partnership units of the Operating Partnership and 489,421 shares of Common Stock, the assumption of $37 million of indebtedness (with a weighted average fixed rate of 8.0%), and cash payments of approximately $33 million. The Operating Partnership funded the cash payments with available capacity under its New Credit Facility.


Pending Acquisition of Crocker Realty Trust, Inc.


     On April 29, 1996, the Company and the Operating Partnership entered into an Agreement and Plan of Merger (the "Merger Agreement") with Crocker Realty Trust, Inc. ("Crocker"). Under the terms of the Merger Agreement, Cedar Acquisition Corporation ("Cedar"), a newly formed subsidiary of the Company, will merge into Crocker with the Company becoming the sole shareholder of Crocker. The Company intends to contribute the shares of common stock of Crocker to the Operating Partnership in exchange for limited partnership interests therein. As a result, Crocker would become a subsidiary of the Operating Partnership. As a result of the Merger, the Operating Partnership will acquire 58 suburban office properties and 12 service center properties (the "Crocker Properties") located in 15 Southeastern markets in Florida, North Carolina, South Carolina, Tennessee, Georgia, Virginia and Alabama. The Crocker Properties encompass 5.7 million rentable square feet and, at March 31, 1996, were 95% leased.


     Under the terms of the Merger Agreement, the Company will acquire all of the outstanding capital stock of Crocker in exchange for a cash payment of $11.02 per share, subject to certain adjustments. Based on Crocker's 26,981,087 shares of outstanding capital stock at May 31, 1996, the purchase price will total approximately $297 million. In addition, the Company will cash out certain existing options and warrants to purchase Crocker common stock for an estimated $4.2 million and assume approximately $240 million of Crocker's currently outstanding indebtedness, having a weighted average interest rate of 8.6%. In connection with the Merger, the Company has also entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with AP CRTI Holdings, L. P. (an affiliate of Apollo Real Estate Advisors), AEW Partners, L.P. (an investment partnership advised by Aldrich Eastman Waltch), and Crocker's three senior executives (Thomas J. Crocker, Richard S. Ackerman and Robert E. Onisko), who together own approximately 83% of Crocker's outstanding common stock (collectively, the "Crocker Selling Shareholders"), which obligates such shareholders to sell their shares to the Company at a cash price of $11.02, subject to the same adjustments as required under the Merger Agreement. The approximately $247 million purchase price of such shares is part of the total approximately $297 million purchase price for all of Crocker's outstanding shares.

The Merger Agreement and the Stock Purchase Agreement may be terminated by the respective parties only in certain limited circumstances. In addition, under the terms of the Merger Agreement, certain specified assets and liabilities of Crocker will not be acquired by the Company.


     In connection with the Merger, the Company obtained a commitment from NationsBank and First Union National Bank of North Carolina for a $250 million revolving line of credit (the "Revolving Loan"). The Revolving Loan will replace the Credit Facility and will be used together with the proceeds from the Offering to fund the Merger.


     The Revolving Loan will be unsecured for the first nine months and will bear interest at a rate of LIBOR plus 150 basis points. After the initial nine-month period, the Revolving Loan will either convert to a secured loan with a maturity date two years from its closing date or to an unsecured loan maturing on July 31, 1999. The Revolving Loan will remain unsecured if the Company generates at least $300 million of net proceeds from equity offerings (including the proceeds from this Offering) during the initial nine-month period and meets certain covenants, including covenants relating to debt ratios, tangible net worth and interest coverage.


     If the Revolving Loan remains unsecured after the initial nine-month period, it would have an interest rate that ranged from LIBOR plus 100 basis points to LIBOR plus 175 basis points based on the Company's senior unsecured credit rating. If the loan converts to a secured facility, the Company will be required to pledge assets at least equal in value to 60% of the outstanding amount of the Revolving Loan and the interest rate will equal LIBOR plus 175 basis points.


Funds From Operations and Cash Available for Distributions


     The Operating Partnership considers Funds from Operations ("FFO") to be a useful financial performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Funds from Operations does not represent net income or cash flows from operations as defined by GAAP and FFO should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance or as an alternative to cash flows as a measure of liquidity. Funds from Operations does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital improvements and distributions to shareholders. Funds from Operations does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs may not be comparable to the Operating Partnership's calculation of FFO, as described below.


     Funds From Operations means net income (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a clarification of the definition of FFO. The clarification provides that amortization of deferred financing costs and depreciation of non-real estate assets are no longer to be added back to net income in arriving at FFO. Cash available for distribution is defined as funds from operations reduced by non-revenue enhancing capital expenditures for building improvements and tenant improvements and lease commissions related to second generation space.

     Funds from operations and cash available for distributions should not be considered as alternatives to net income as an indication of the Operating Partnership's performance or to cash flows as a measure of liquidity.
                                      F-41

     Funds from operations and cash available for distribution for the quarters ended March 31, 1996 and 1995 and for the year ended December 31, 1995 and for the period from June 14, 1994 to December 31, 1994 are summarized in the following table (in thousands):


                                                                                                     Period From
                                                                 Quarter Ended        Year Ended      June 14 to
                                                                   March 31,         December 31,    December 31,
                                                                1996       1995          1995            1994
Income before extraordinary item............................   $ 9,002    $ 4,879      $ 28,934        $  7,695
Add (deduct):
  Depreciation and amortization.............................     3,716      1,921        11,082           2,607
  Third-party service company cash flow.....................       150         --            --              --
     Funds from operations before minority interest.........    12,868      6,800        40,016          10,302
Cash Available for Distribution:
Add (deduct):
  Rental income from straight-line rents....................      (400)      (267)       (1,519)           (503)
  Amortization of deferred financing costs..................       409        404         1,619             738
  Non-incremental revenue generating capital expenditures:
     Building improvements paid.............................      (474)      (128)       (1,337)           (150)
     Second generation tenant improvements paid.............      (750)      (198)       (1,884)           (347)
     Second generation lease commissions paid...............      (112)      (158)       (1,228)           (180)
       Cash available for distribution......................   $11,541    $ 6,453      $ 35,667        $  9,860
Weighted average units outstanding..........................    23,139     13,418        18,697           9,991
Dividend payout ratio:
  Funds from operations.....................................      80.9%      83.9%         81.8%           89.7%
  Cash available from distribution..........................      90.3%      88.4%         91.7%           93.7%


Inflation
     In the last five years, inflation has not had a significant impact on the Operating Partnership because of the relatively low inflation rate in the Operating Partnership's geographic areas of operation. Most of the leases require the tenants to pay their pro rata share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in operating expenses resulting from inflation. In addition, many of the leases are for terms of less than seven years, which may enable the Operating Partnership to replace existing leases with new leases at a higher base if rents on the existing leases are below the then-existing market rate.
                                      F-42

                                    PART II
                            SUPPLEMENTAL INFORMATION

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.


Securities Act registration fee...........................................   $   344,828
Legal fees and expenses...................................................       200,000
Printing fees.............................................................       100,000
Accounting fees and expenses..............................................       100,000
Blue sky fees and expenses................................................        15,000
New York Stock Exchange listing fees......................................        80,000
NASD fees.................................................................        30,500
Trustee expenses and fees.................................................        15,000
Fees of rating agencies...................................................       100,000
Miscellaneous.............................................................        14,672
TOTAL.....................................................................   $ 1,000,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's officers and directors are and will be indemnified against certain liabilities in accordance with the MGCL, the Articles of Incorporation and bylaws of the Company and the Operating Partnership Agreement. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The Operating Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.


EXHIBIT NO.                                            DESCRIPTION
     1.1(1)   Form of Underwriting Agreement for Debt Securities
     1.2(1)   Form of Underwriting Agreement for Common Stock, Preferred Stock and Depositary Shares
     4.1(1)   Form of Indenture
     4.2(2)   Form of Designating Amendment relating to Preferred Stock
     4.3(2)   Form of Preferred Stock Certificate
     4.4(2)   Form of Deposit Agreement
     5.1      Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding the legality of the Securities being registered
     5.2      Opinion of Piper & Marbury L.L.P.

EXHIBIT NO.                                            DESCRIPTION
     8        Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding certain Federal tax matters
    12        Statement of computation of ratio of earnings to fixed charges
    23.1      Consent of Smith Helms Mulliss & Moore, L.L.P. (included as part of Exhibits 5.1 and 8)
    23.2      Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)
    23.3      Consent of Ernst & Young LLP
    23.4      Consent of Deloitte & Touche LLP
    23.5(3)   Consent of KPMG Peat Marwick LLP
    23.6(3)   Consent of Deloitte & Touche LLP
    23.7(3)   Consent of Price Waterhouse LLP
    23.8(3)   Consent of Coopers & Lybrand LLP
    24  (1)   Power of Attorney
    25  (2)   Statement of Eligibility of Trustee on Form T-1



(1) Previously filed.



(2) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Securities.



(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated April 29, 1996 (as amended on Form 8-K/A filed June 3, 1996).


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that the undertakings set forth in paragraphs 1(i) and 1(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby further undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby further undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement File No. 333-3890 and 333-3890-01 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on June 3, 1996.


                                             HIGHWOODS PROPERTIES, INC.

                                             By: /s/     RONALD P. GIBSON*
                                                        RONALD P. GIBSON
                                                           PRESIDENT

                                             HIGHWOODS/FORSYTH LIMITED
                                             PARTNERSHIP

                                             By: /s/     RONALD P. GIBSON*
                                                        RONALD P. GIBSON
                                                           PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement File No. 333-3890 and 333-3890-01 has been signed by the following persons in the capacities and on the dates indicated:



                         NAME                                           TITLE                        DATE

         /s/            O. TEMPLE SLOAN, JR.*           Chairman of the Board of Directors       June 3, 1996
                 O. TEMPLE SLOAN, JR.

          /s/             RONALD P. GIBSON*             President, Chief Executive Officer and   June 3, 1996
                   RONALD P. GIBSON                       Director

        /s/           WILLIAM T. WILSON, III*           Executive Vice President, Chief          June 3, 1996
                WILLIAM T. WILSON, III                    Operating Officer and Director

          /s/               JOHN L. TURNER*             Chief Investment Officer and Vice        June 3, 1996
                    JOHN L. TURNER                        Chairman of the Board of Directors

           /s/               JOHN W. EAKIN*             Vice President and Director              June 3, 1996
                    JOHN W. EAKIN

          /s/              THOMAS S. SMITH*             Vice President and Director              June 3, 1996
                   THOMAS S. SMITH

           /s/             THOMAS W. ADLER*             Director                                 June 3, 1996
                   THOMAS W. ADLER

         /s/          WILLIAM E. GRAHAM, JR.*           Director                                 June 3, 1996
                WILLIAM E. GRAHAM, JR.

          /s/              ROBERT L. KIRBY*             Director                                 June 3, 1996
                   ROBERT L. KIRBY

         /s/              L. GLENN ORR, JR.*            Director                                 June 3, 1996
                  L. GLENN ORR, JR.

                                                        Director
                WILLARD H. SMITH, JR.

           /s/               STEPHEN TIMKO*             Director                                 June 3, 1996
                    STEPHEN TIMKO

          /s/              CARMAN J. LIUZZO             Vice President, Chief Financial
                   CARMAN J. LIUZZO                       Officer and Treasurer (Principal
                                                          Accounting Officer)

/s/               CARMAN J. LIUZZO
*BY CARMAN J. LIUZZO PURSUANT TO A POWER OF ATTORNEY

                                 EXHIBIT INDEX


EXHIBIT NO.                                             DESCRIPTION
     1.1(1)   Form of Underwriting Agreement for Debt Securities
     1.2(1)   Form of Underwriting Agreement for Common Stock, Preferred Stock and Depositary Shares
     4.1(1)   Form of Indenture
     4.2(2)   Form of Designating Amendment relating to Preferred Stock
     4.3(2)   Form of Preferred Stock Certificate
     4.4(2)   Form of Deposit Agreement
     5.1      Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding the legality of the Securities being registered
     5.2      Opinion of Piper & Marbury L.L.P.
     8        Opinion of Smith Helms Mulliss & Moore, L.L.P., regarding certain Federal tax matters
    12        Statement of computation of ratio of earnings to fixed charges
    23.1      Consent of Smith Helms Mulliss & Moore, L.L.P. (included as part of Exhibits 5.1 and 8)
    23.2      Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)
    23.3      Consent of Ernst & Young LLP
    23.4      Consent of Deloitte & Touche LLP
    23.5(3)   Consent of KPMG Peat Marwick LLP
    23.6(3)   Consent of Deloitte & Touche LLP
    23.7(3)   Consent of Price Waterhouse LLP
    23.8(3)   Consent of Coopers & Lybrand LLP
    24  (1)   Power of Attorney
    25  (2)   Statement of Eligibility of Trustee on Form T-1



(1) Previously filed.



(2) To be filed by amendment or incorporated by reference in connection with the offering of the applicable Securities.



(3) Incorporated by reference to the Registrant's Current Report on Form 8-K (dated April 29, 1996 (as amended on Form 8-K/A filed June 3, 1996).